UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
Filed by the Registrant ☑
Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Becton, Dickinson and Company
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
	☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

2022 Notice of Annual Meeting and Proxy Statement January 25, 2022 | 1:00 p.m. EST

Values–Our standards of behavior
• We do what is right
• We thrive on innovation and demand quality
• We are all accountable
• We learn and improve every day
• We help each other be great
Purpose
Advancing the world of health™
Leadership Commitments–How we lead ourselves and our work
• Be bold and strategic
• Remove obstacles and empower others
• Deliver results that matter
• Debate and decide, then commit and go
• Win as one BD
• Have the courage to iterate, try new things and embrace change
Mindset–The attitude we bring to our work
• Speaking up builds trust and gets to better outcomes faster
• Inclusion and diversity make us a stronger team
• Keeping it simple enables innovation and agility
• The best way to help customers and patients is truly to know them
• Challenges are opportunities to grow and improve

Letter to our shareholders

Becton, Dickinson and Company
1 Becton Drive
Franklin Lakes, New Jersey 07417-1880
www.bd.com
December 16, 2021
Dear fellow shareholders:
In 1897, BD was a small company just beginning its long journey of advancing the world of healthTM. The company’s first sale was a Luer all-glass syringe that sold for $2.50. Nearly 125 years later, BD is one of the largest global medical technology companies, producing over 45 billion products each year and with a presence in virtually every country.
When I became CEO in January 2020, I focused immediately on implementing our BD2025 strategy, which is grounded on three pillars, Grow, Simplify and Empower. Weeks after launching this new strategy, the world faced a global pandemic that ended up pressure testing this new framework right out of the box. We were able to prove the resilience of our strategy and our ability to deliver value in the most challenging of environments.
Thanks to BD’s more than 75,000 associates around the world, we had a strong fiscal 2021. We exceeded our revenue and EPS expectations, and further advanced our BD2025 strategy to drive growth into fiscal 2022 and beyond by strengthening our balance sheet and cash flows, purposefully shifting innovation towards higher-impact and higher-growth markets, and optimizing our portfolio with the planned spin-off of our Diabetes Care business, creating significant value opportunity for all stakeholders.
We recognize the importance of supporting the BD2025 strategy with a strong set of values, behaviors and commitments (what we call “the BD Way”) to drive our purpose. In this regard, environmental, social and governance (ESG) issues are not only central to our identity as a good corporate citizen, but also an integral part of our long-term strategy. This year, we launched an enhanced ESG strategy, Together We Advance, and set our 2030+ ESG Goals that focus on five key impact areas: climate change, product impact, responsible supply chain, healthy workforce and communities, and transparency. We are also continuing to invest in our human capital and advance our culture of inclusion, diversity and equity, and having a “growth mindset” as we empower BD associates globally to drive our long-term organizational success.
The BD2025 strategy is well underway, as evidenced by the excellent momentum in our businesses heading into fiscal 2022, and I have never been more excited about the future of BD.
Thank you for your continued support of BD.
Sincerely,
Tom Polen
Chairman, Chief Executive Officer and President

“The BD2025 strategy is well underway, as evidenced by the excellent momentum in our businesses heading into fiscal 2022, and I have never been more excited about the future of BD." Tom Polen

2022 Notice of Annual Meeting and Proxy Statement	1

Notice of annual meeting of shareholders
January 25, 2022
1:00 p.m. Eastern Standard Time
Location: The Biltmore Hotel Miami Coral Gables
1200 Anastasia Ave.
Coral Gables, Florida
Record Date: December 6, 2021
The Annual Meeting of Shareholders of Becton, Dickinson and Company, a New Jersey corporation (“BD”), will be held on Tuesday, January 25, 2022, at 1:00 p.m. Eastern Standard Time ("EST"), at The Biltmore Hotel Miami Coral Gables, 1200 Anastasia Ave, Coral Gables, Florida (the “2022 Annual Meeting”). Depending on concerns about and developments relating to the COVID-19 pandemic, we may need to change the date, time, location and or format of the meeting, including holding a virtual meeting, subject to local law requirements. BD would publicly announce any such changes and how to participate in the meeting by press release and a filing with the Securities and Exchange Commission (“SEC”) as soon as practicable prior to the meeting. Any such determinations and changes will be made and communicated in accordance with SEC rules and requirements. BD will be obliged to comply with any legal restrictions that are imposed under local laws as a consequence of COVID-19 and that affect the meeting.
At the 2022 Annual Meeting, shareholders will consider and act upon the following proposals:

1.	The election as directors of the twelve nominees named in the attached proxy statement for a one-year term
2.	The ratification of the selection of the independent registered public accounting firm
3.	An advisory vote to approve named executive officer compensation
4.	A shareholder proposal seeking to lower the ownership threshold required to call a special shareholders meeting, if properly presented at the meeting

We will also transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.
Shareholders of record as of the close of business on December 6, 2021 are entitled to notice of and to vote at the 2022 Annual Meeting (or any adjournment or postponement thereof).
By order of the Board of Directors,
Gary DeFazio
Senior Vice President and Corporate Secretary

How To Vote

By Mail	By Telephone	Online
Sign, complete and return the proxy card in the postage-paid envelope provided	1-800-652-8683	www.envisionreports.com/BDX

Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Meeting of Shareholders to be held on January 25, 2022. BD’s proxy statement and 2021 Annual Report of Shareholders, which includes BD’s consolidated financial statements, are available at www.edocumentview.com/BDX.

2

Proxy statement overview
Proposals to be considered at the 2022 Annual Meeting

Proposal		Board Recommendation

1.	The election as directors of the twelve nominees named in the attached proxy statement for a one-year term	FOR each of the nominees for director
2.	The ratification of the selection of the independent registered public accounting firm	FOR
3.	An advisory vote to approve named executive officer compensation	FOR
4.	A shareholder proposal seeking to lower the ownership threshold required to call a special shareholders meeting, if properly presented at the meeting	AGAINST

BD is an innovative medtech leader with global reach and scale addressing healthcare’s most pressing challenges

75,000+ BD associates	190+ countries served	45B+ devices made annually

$1B+ annual R&D spending		29,000+ active patents

FY21 Revenues by Segment	FY21 Revenues by Region

Note: Percentages in above tables are rounded.

2022 Notice of Annual Meeting and Proxy Statement	3

Proxy statement overview
The BD2025 strategy positions us to drive future value creation.
2021 performance highlights*

$20.2B Total Revenues	$6.85 Reported EPS $13.08 Adjusted EPS	$4.6B Operating Cash Flow

Our base business recovery and BD2025 strategy execution is driving performance
•Total 2021 revenues increased 18.3% reported and 15.6% currency-neutral.
•Momentum in our base business (which excludes COVID-19 only diagnostic testing) continued with base business revenues up 10.5% reported, 8.1% currency-neutral.
•Achieved 2021 reported earnings per share ("EPS") of $6.85.
◦2021 adjusted EPS was $13.08, an increase of 28.2%, or 28.6% currency-neutral.
•Full-year revenues and adjusted EPS exceeded our original expectations for the year.

We advanced our capital allocation strategy
Operating cash flows increased 31% to $4.6 billion on a year-over-year basis, allowing us to:
•Retire approximately $243 million of debt, reducing our leverage ratio at year-end pursuant to our commitment to reduce outstanding long-term debt.
•Complete 7 "tuck-in" acquisitions that we expect to strengthen our growth profile.
•Increase our R&D spending by nearly 22% to $1.2 billion and execute well on our innovation pipeline to deliver long-term growth.
•Return approximately $2.8 billion to shareholders during the year through $1.0 billion in dividends and $1.75 billion in share repurchases.

We continued our focus on shareholder value creation	•Announced intended spin-off of our Diabetes Care business** (the "Diabetes Care Spin-off") to our shareholders, which we anticipate will occur in the second quarter of calendar year 2022.
*    We refer to certain financial measures that do not conform to generally accepted accounting principles (“GAAP”). Appendix A to this proxy statement contains reconciliations of these non-GAAP measures to the comparable GAAP financial measures.
**    The intended Diabetes Care Spin-off is subject to final approval by the BD Board of Directors and the effectiveness of a Form 10 registration statement that will be filed with the Securities and Exchange Commission.

4

Proxy statement overview
ESG — Together We Advance
In October 2021, BD announced a new strategy to advance environmental, social and governance ("ESG") initiatives, as well as a suite of goals for 2030 and beyond that focus on enhancing stewardship of the company, the planet, communities and human health. BD's new ESG strategy, Together We Advance, serves as a framework through which BD addresses the most relevant ESG issues for BD and its stakeholders. For more information regarding BD's ESG strategy and 2030+ ESG Goals, see page 30.
As part of our continued commitment to transparency and progress on BD's inclusion, diversity and equity ("ID&E") commitments, we recently published our inaugural Global Inclusion, Diversity, and Equity Report which summarizes BD's ID&E accomplishments over the past year and our most recently filed U.S. Federal Employment Information Report (EEO-1), each of which is available at investors.bd.com/esg/inclusion-diversity-inclusion. For additional information regarding our ID&E efforts, including Pay Equity, see page 31.
Supporting the Global COVID-19 Response
As one of the largest global medical technology companies in the world, BD has deployed our capabilities, expertise and scale to address critical health needs related to the coronavirus – from our diagnostic offerings to detect SARS-CoV-2, to real-time informatics and electronic surveillance technology, to essential medical devices to support patient care. Specifically, BD:
•Collaborated with the U.S. government on the development of COVID-19 combination diagnostic tests for core labs, hospitals and point-of-care locations.
•Received Emergency Use Authorization for a new, rapid self-test to make COVID-19 testing faster and easier for people to complete in the privacy and safety of their own home.
•Increased manufacturing capacity in Nebraska to support U.S. vaccination agility and preparedness by providing the U.S. government with priority access to hundreds of millions of needles and syringes.
•Committed more than 2 billion needles and syringes to support global COVID-19 vaccination planning efforts in more than 40 countries and delivered shipments of more than 1 billion injection devices around the world.
•Announced, along with CerTest Biotec, the VIASURE SARS-CoV-2 (N1 + N2) real time PCR detection kit for the BD MAX™ Molecular Diagnostic System that can now be run on saliva specimens.
•Received Emergency Use Authorization for asymptomatic screening for SARS-CoV-2 through serial rapid antigen testing.
•Offers a new, rapid antigen test that can detect SARS-CoV-2, influenza A and influenza B in a single test.
In addition, BD and the BD Foundation have issued nearly $2.8 million in philanthropic grants and product donations to trusted non-profit partners that are working to protect the most vulnerable communities and individuals from the pandemic’s spread and negative impacts. Clinically trained associates in BD sites around the world have also volunteered their time to augment hospital staff in communities hard-hit by COVID-19 and associates from a broad range of disciplines have delivered virtual trainings to teach community and non-profit organizations how to contain its spread. For details regarding actions taken during the pandemic to support BD associates see page 60.

2022 Notice of Annual Meeting and Proxy Statement	5

Proxy statement overview
Proposals to be considered at the 2022 Annual Meeting

Proposal 1	Election of directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR.

A more detailed discussion of this proposal and related disclosures can be found beginning on page 12.

Director Nominee Name	Age	Director Since	Committee Membership
			AC	CHCC	QRC	CGNC	SMIT
Catherine M. Burzik Former President and Chief Executive Officer, Kinetic Concepts, Inc.	71	2013
Carrie L. Byington, M.D. Executive Vice President, University of California Health	58	2021
R. Andrew Eckert Former Chief Executive Officer, Zelis Inc.	60	2016
Claire M. Fraser, Ph.D. Director, Institute for Genome Sciences	66	2006
Jeffrey W. Henderson Retired Chief Financial Officer, Cardinal Health Inc.	57	2018
Christopher Jones Retired Chief Executive Officer, JWT Worldwide	66	2010
Marshall O. Larsen Retired Chairman, President and Chief Executive Officer, Goodrich Corporation	73	2007
David F. Melcher Retired President and Chief Executive Officer, Aerospace Industries Association	67	2017
Thomas E. Polen Chairman, Chief Executive Officer and President, BD	48	2020
Claire Pomeroy, M.D. President, The Albert and Mary Lasker Foundation	66	2014
Timothy M. Ring Former Chairman and Chief Executive Officer, C. R. Bard, Inc.	64	2017
Bertram L. Scott Retired Senior Vice President of Population Health, Novant Health	70	2002

AC – Audit Committee
CHCC – Compensation and Human Capital Committee
QRC – Quality and Regulatory Committee
CGNC – Corporate Governance and Nominating Committee
SMIT – Science, Marketing, Innovation and Technology Committee
Chair
Member
Independent

6

Proxy statement overview
Nominee snapshot

Age		Independence

<50	63.8 Years Average	Independent
50-60		Non-Independent
61-70
>70

Tenure		Diversity

<5	7.6 Years Average	Female
5-10		Ethnically Diverse
>10

Nominee diversity matrix
Total Number of Nominees: 12

	Female	Male
Director Nominees	4	8

Number of Director Nominees who identify in Any of the Categories
African American or Black	—	1
Alaska Native or Native American	—	—
Asian	—	—
Hispanic, Latino or Spanish Origin	1	—
Native Hawaiian or Other Pacific Islander	—	—
White	3	7
Other	—	—
Two or More Races or Ethnicities	—	—
Did not Disclose Demographic Background	—	—

2022 Notice of Annual Meeting and Proxy Statement	7

Proxy statement overview
Nominee skills and experience

Public Company CEO
CFO/Retired Audit Partner/Inv. Banker
MedTech Industry
R&D
Insurance/Reimbursement
Integrated Health Delivery System
Federal Healthcare Regulation or Public Policy
Corporate Board Governance
International Business
Institutional Investor Perspective
Governance best practices
BD’s commitment to good corporate governance is embodied in our Statement of Corporate Governance Principles ("Governance Principles"). The Governance Principles set forth the BD Board of Director’s views and practices regarding a number of governance topics, and the Corporate Governance and Nominating Committee (the "Governance Committee") assesses the Governance Principles on an ongoing basis in light of current practices.
The following is a summary of our significant corporate governance practices. A further discussion of our governance practices can be found beginning on page 33.

Corporate Governance Practices

•Annual election of directors
•Majority voting standard for election of directors
•11 out of 12 director nominees are independent
•Robust lead director structure
•Rigorous annual board self-evaluation and director re-nomination process
•Shareholder right to call special meetings
•Proxy access bylaw
•Shareholder right to act by written consent
•Restrictions on corporate political contributions
•Annual report of charitable contributions
•Director share ownership requirements
•Overboarding policy

8

Proxy statement overview

Proposal 2	Ratification of selection of independent registered public accounting firm

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

Ernst & Young LLP (“E&Y”) has been selected by the Audit Committee as the Company’s independent registered public accounting firm (referred to herein as the “independent auditors”) for fiscal year 2022. The Audit Committee is solely responsible for the appointment, compensation, retention and oversight of BD’s independent auditors. Shareholders are being asked to ratify the Audit Committee’s selection of E&Y. If ratification is withheld, the Audit Committee will reconsider its selection.
A representative of E&Y is expected to attend the 2022 Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement.

Proposal 3	Advisory vote to approve named executive officer compensation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

The Compensation and Human Capital Committee (the "Compensation Committee") believes the primary objective of the BD compensation program is to fully support the strategic business goal of delivering superior long-term shareholder returns through sustained revenue growth, earnings per share growth, and return on capital. As such, the program is intended to ensure a high degree of alignment between pay and the long-term value and financial soundness of BD.
CEO target direct compensation mix

2022 Notice of Annual Meeting and Proxy Statement	9

Proxy statement overview
Our compensation objectives and practices

	What We Do	What We Don’t Do
Competitive Compensation Program
 Use balanced mix of cash and equity compensation.
 Reinforce and reward behaviors that support our business objectives.
 Have an independent advisor engaged by our Compensation Committee to assist in designing our compensation program and making compensation decisions.
No employment agreements with our executive officers.

Pay for Performance
 Align executive compensation with the execution of our business strategy and the creation of long-term shareholder value.
 Use balanced set of performance metrics in our performance-based compensation so that undue weight is not given to any one metric.
 Incorporate product quality and inclusion and diversity metrics as a modifier of our annual incentive plan performance factor.
While we emphasize “at risk” pay tied to performance, our program does not encourage excessive risk-taking by management. No guaranteed incentive awards for executive officers.

Strong Compensation Policies
 Robust share retention and ownership guidelines.
 “Double-trigger” change in control agreements with our named executive officers. Our unvested equity compensation awards also have a double-trigger accelerated vesting provision.
 Clawback policy tied to financial restatements or breaches of restrictive covenants.
 Limited executive perquisites.

  No discounting, reloading or repricing of equity awards without shareholder approval.
  Prohibition on executives pledging BD shares or hedging against the economic risk of ownership.
  No excise tax "gross-ups" in our change in control agreements.

The Compensation Discussion and Analysis beginning on page 43 of this proxy statement describes BD’s executive compensation program and the compensation decisions made with respect to our Chief Executive Officer ("CEO") and the other executive officers named in the Summary Compensation Table on page 66.

Proposal 4	Shareholder proposal regarding special shareholder meetings

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 4.

10

2022 Notice of Annual Meeting and Proxy Statement	11

Proposal 1: Election of directors
Members of the BD Board of Directors (the "Board") are elected to serve a term of one year and until their successors have been elected and qualified. All of the nominees for director have consented to being named in this proxy statement and to serve if elected.
The Board currently has 13 members and 12 of our directors are standing for election at the 2022 Annual Meeting. Rebecca W. Rimel, a director since 2012, is not standing for re-election at the 2022 Annual Meeting. The size of the Board will be reduced to 12, effective upon the conclusion of the 2022 Annual Meeting.
In July 2021, BD announced that David F. Melcher and Dr. Claire Pomeroy agreed to join the board of directors of the company to be formed in connection with the Diabetes Care Spin-off. The Diabetes Care Spin-off is expected to occur in the second quarter of calendar year 2022. Mr. Melcher and Dr. Pomeroy will resign from BD’s Board upon joining the spin-off board. Following the closing of the Diabetes Care Spin-off, the size of the BD Board will be reduced to 10.
BD does not know of any reason why any nominee would be unable to serve as director. If any nominee is unable to serve, the shares represented by valid proxies will be voted for the election of such other person as the Board may nominate, or the size of the Board may be reduced.
BD directors have a variety of backgrounds, which reflects the Board’s continuing efforts to achieve a diversity of viewpoints, insights and perspectives on the Board. As more fully discussed below, director nominees are considered on the basis of a range of criteria, including their business knowledge and background, prominence and reputation in their fields, global business perspective and commitment to strong corporate governance and citizenship. They must also have experience and ability that is relevant to the Board’s oversight of BD’s business and affairs. Each nominee’s biography includes the particular experience and qualifications that led the Board to conclude that the nominee should serve on the Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR.

Nominees for director—skills and experience
The table below summarizes the key qualifications, skills, and attributes of the nominees for director that served as the basis for the Board's decision to nominate these individuals for election.

Public Company CEO
CFO/Retired Audit Partner/Inv. Banker
MedTech Industry
R&D
Insurance/Reimbursement
Integrated Health Delivery System
Federal Healthcare Regulation or Public Policy
Corporate Board Governance
International Business
Institutional Investor Perspective

12

Proposal 1: Election of directors
Nominees for director
Catherine M. Burzik | 71
Former President and Chief Executive Officer, Kinetic Concepts, Inc.

Director Since: 2013 Independent: Yes Committees: •Quality and Regulatory (Chair) •Corporate Governance and Nominating •Science, Marketing, Innovation and Technology
Public directorships
•Haemonetics Corporation
•Orthofix Medical Inc. (Chair of the Board)
Professional background
•Served as President and Chief Executive Officer of Kinetic Concepts, Inc., a medical device company specializing in the fields of wound care and regenerative medicine, from 2006 until the sale of the company in 2012.
•Previously served as President of Applied Biosystems and President of Ortho-Clinical Diagnostics, Inc., a Johnson & Johnson company.
Skills and experience
Ms. Burzik is a seasoned executive in the healthcare industry, having led major medical device, diagnostic, diagnostic imaging and life sciences businesses. She contributes strong strategic, product development and leadership expertise, and extensive knowledge of the global healthcare field.

Carrie L. Byington, M.D. | 58
Executive Vice President, University of California Health

Director Since: 2021 Independent: Yes Committees: •Audit •Quality and Regulatory
Professional background
•Executive Vice President of University of California Health, the largest public academic health care system in the United States, since 2019.
•Served as Dean of the College of Medicine, Senior Vice President for Health Sciences for Texas A&M University, and Vice Chancellor for Health Services for Texas A&M System from 2017 to 2019.
•From 1995 to 2016, served on the faculty of the University of Utah, serving in multiple leadership roles, including as Director and Principal Investigator, Center for Clinical and Translational Science at University of Utah Health from 2015 to 2016.
Skills and experience
Through her leadership positions at some of the nation’s largest health systems, Dr. Byington brings extensive knowledge and perspective regarding the integrated delivery of healthcare services. She also possesses strong executive management skills and strategic planning experience, as well as expertise in clinical practice and infectious diseases.

2022 Notice of Annual Meeting and Proxy Statement	13

Proposal 1: Election of directors
R. Andrew Eckert | 60
Former Chief Executive Officer, Zelis Inc.

Director Since: 2016 Independent: Yes Committees: •Audit •Science, Marketing, Innovation and Technology
Former public directorships (last 5 years)
•Varian Medical Systems, Inc. (Chairman)
Professional background
•Served as Chief Executive Officer of Zelis Inc., a provider of healthcare cost management and payments solutions, from 2020 to 2021.
•Served as President and Chief Executive Officer of Acelity L.P. Inc., a global wound care company, from 2017 until the sale of the company in October 2019.
•Served as the Chief Executive Officer of Valence Health, Inc., a healthcare information technology and services company, from 2015 until 2016.
•Also previously served as Chief Executive Officer of TriZetto Corporation, a healthcare information technology solutions firm, and Chief Executive Officer of CRC Health Group, a provider of specialized behavioral healthcare services.
•Serves as a director of Vyaire Medical.
Skills and experience
Mr. Eckert is a leader in the growing field of healthcare information technology, with extensive experience as an executive officer of several healthcare companies. He has a deep knowledge of operations, strategic planning, product development and marketing, and has valuable corporate governance insight gained from having served as a director of other public companies.

Claire M. Fraser, Ph.D. | 66
Director, Institute for Genome Sciences and Professor of Medicine and Microbiology and Immunology
University of Maryland School of Medicine

Director Since: 2006 Independent: Yes Committees: •Science, Marketing, Innovation and Technology (Chair) •Corporate Governance and Nominating •Quality and Regulatory
Professional background
•Director of the Institute for Genome Sciences and a Professor of Medicine and Microbiology and Immunology at the University of Maryland School of Medicine since 2007.
•Served as President and Director of The Institute for Genomic Research, a not-for-profit research organization engaged in human and microbial genomics studies from 1998 to 2007.
•Chair of the Board and a director of the American Association for the Advancement of Science.
•Served as a director of Ohana Biosciences Inc.
Skills and experience
Dr. Fraser is a prominent scientist with a strong background in infectious diseases and molecular diagnostics, including the development of novel diagnostics and vaccines. She also brings considerable managerial experience in her field.

14

Proposal 1: Election of directors
Jeffrey W. Henderson | 57
Retired Chief Financial Officer of Cardinal Health Inc.

Director Since: 2018 Independent: Yes Committees: •Audit •Compensation and Human Capital
Public directorships
•Qualcomm, Inc.
•FibroGen, Inc.
•Halozyme Therapeutics, Inc.
Professional background
•Served as Chief Financial Officer of Cardinal Health Inc., a global healthcare products and services company, from 2005 to 2014.
•Held multiple positions at Eli Lilly and General Motors, including international positions, prior to joining Cardinal Health.
•President of JWH Consulting LLC, a business and investment advisory firm, focused primarily on the healthcare industry.
•Served as an Advisory Director to Berkshire Partners LLC, a private equity firm, from September 2015 to December 2019.
Skills and experience
Mr. Henderson is an experienced healthcare executive who brings to the Board a deep knowledge of the industry, along with strong financial, strategic and operational expertise and significant international experience. Mr. Henderson also brings valuable corporate governance experience from his service as a director of other public companies.

Christopher Jones | 66
Retired Chief Executive Officer, JWT Worldwide

Director Since: 2010 Independent: Yes Committees: •Corporate Governance and Nominating (Chair) •Compensation and Human Capital •Quality and Regulatory
Professional background
•Retired as Chief Executive Officer of JWT Worldwide (previously known as J. Walter Thompson), an international marketing firm, in 2001.
•Member of the Board of Trustees of The Pew Charitable Trusts and of the Board of Directors of The Albert and Mary Lasker Foundation.
•Member of the Health Advisory Board of The Johns Hopkins University Bloomberg School of Public Health.
Skills and experience
Mr. Jones contributes an important international perspective based on his distinguished career as a marketing leader and head of a global marketing firm. He offers substantial marketing, strategic and managerial expertise derived from his broad range of activities in the field.

2022 Notice of Annual Meeting and Proxy Statement	15

Proposal 1: Election of directors
Marshall O. Larsen | 73
Retired Chairman, President and Chief Executive Officer, Goodrich Corporation

Director Since: 2007 Independent: Yes Committees: •Compensation and Human Capital (Chair) •Quality and Regulatory •Corporate Governance and Nominating
Public directorships
•Air Lease Corporation
•Raytheon Technologies Corporation
Former public directorships (last 5 years)
•Lowes Companies, Inc.
Professional Background
Retired as Chairman, President and Chief Executive Officer of Goodrich Corporation, a supplier of systems and services to the aerospace and defense industry, in 2012.
Skills and experience
As a veteran chief executive officer of a public company, Mr. Larsen offers the valuable perspective of an individual with highly-developed executive leadership and financial and strategic management skills in a global manufacturing company. These qualities reflect considerable domestic and international business and financial experience.

David F. Melcher | 67
Retired President and Chief Executive Officer, Aerospace Industries Association

Director Since: 2017 Independent: Yes Committees: •Audit •Compensation and Human Capital •Corporate Governance and Nominating
Former public directorships (last 5 years)
•C. R. Bard, Inc.
•Cubic Corporation (Lead Director)
Professional background
•Retired in 2017 as President and Chief Executive Officer of the Aerospace Industries Association, a trade association representing major aerospace and defense manufacturers and suppliers, a position he had held since 2015.
•Served as Chief Executive Officer, President and a director of Exelis Inc., a global aerospace defense, information and technology services company, from 2011 to 2015.
•Retired Lieutenant General; spent 32 years of distinguished service in the U.S. Army.
•Serves as a director of the United Services Automobile Association.
Skills and experience
Mr. Melcher brings strong executive experience as a result of his many years in leadership positions in the defense community and as a former chief executive officer of a public company. Mr. Melcher offers the perspective of a seasoned executive with extensive experience and expertise in the areas of domestic and international business, program management, strategy development, finance and information technology.

16

Proposal 1: Election of directors
Thomas E. Polen | 48
Chairman, Chief Executive Officer and President, BD

Director Since: 2020 Independent: No Committees: None
Professional background
•BD's Chief Executive Officer since 2020, and appointed Chairman in 2021.
•Has served as BD’s President since April 2017, and also served as BD's Chief Operating Officer from October 2018 to January 2020.
•Served as Executive Vice President and President of BD’s Medical segment prior to becoming President.
Skills and experience
Mr. Polen has spent over 20 years with BD in a number of capacities of increasing responsibility, including oversight responsibility for all three of BD's business segments, global research and development, innovation, operations and the commercial organization of BD's Americas region. Mr. Polen brings to the Board extensive industry experience and business expertise, particularly in the areas of strategy and innovation, and in-depth knowledge of BD’s businesses and served markets.

Claire Pomeroy, M.D. | 66
President, The Albert and Mary Lasker Foundation

Director Since: 2014 Independent: Yes Committees: •Quality and Regulatory •Corporate Governance and Nominating •Science, Marketing, Innovation and Technology
Public directorships
•Haemonetics Corporation
Professional background
•Since 2013, has served as President of The Albert and Mary Lasker Foundation, a private foundation that seeks to improve health by accelerating support for medical research through recognition of research excellence, public education and advocacy.
•Previously served as Dean of the University of California, Davis (“UC Davis”) School of Medicine, and as Vice Chancellor of the UC Davis Health System.
•Serves as a director of the Sierra Health Foundation, Science Communication Laboratory, Morehouse School of Medicine, Science Philanthropy Alliance and the Center for Women in Academic Medicine and Science.
Skills and experience
Dr. Pomeroy is an expert in infectious diseases, with broad experience in areas of healthcare delivery, health system administration, higher education, medical research and public health. She brings to the Board important perspectives on patient care services, global health and health policy.

2022 Notice of Annual Meeting and Proxy Statement	17

Proposal 1: Election of directors
Timothy M. Ring | 64
Former Chairman and Chief Executive Officer, C. R. Bard, Inc.

Director Since: 2017 Independent: Yes Committees: •Quality and Regulatory •Science, Marketing, Innovation and Technology
Public directorships
•Quest Diagnostics Incorporated (Lead Director)
Former public directorships (last 5 years)
•C. R. Bard, Inc.
Professional background
•Served as C. R. Bard’s Chairman and Chief Executive Officer from 2003 until 2017, when it was acquired by BD.
•Co-founder of TEAMFund, Inc., an impact fund focused on delivering medical technology to sub-Saharan Africa and India.
Skills and experience
With over 20 years of experience in various leadership positions at C. R. Bard, including as Chairman and Chief Executive Officer, Mr. Ring offers a unique perspective on the Bard business. As an experienced chief executive officer of a public company, Mr. Ring also contributes expertise in many facets of business, including strategy, product development and international operations, and has extensive experience in the healthcare industry.

Bertram L. Scott | 70
Retired Senior Vice President of Population Health, Novant Health

Director Since: 2002 Independent: Yes Committees: •Audit (Chair) •Compensation and Human Capital
Public directorships
•AllianceBernstein Holding L.P.
•Equitable Holdings, Inc.
•Lowe’s Companies, Inc.
Professional background
•Retired as Senior Vice President of Population Health of Novant Health in 2019.
•Previously served as President and Chief Executive Officer of Affinity Health Plan, and as President, U.S. Commercial of CIGNA Corporation.
•Also previously served as Executive Vice President of TIAA-CREF and as President and Chief Executive Officer of TIAA-CREF Life Insurance Company.
Skills and experience
Mr. Scott possesses strong strategic, operational and financial experience from the variety of executive roles in which he has served during his career. He brings experience in corporate governance and business expertise in the insurance and healthcare fields.

18

Proposal 1: Election of directors
Board refreshment and diversity
The Board regularly assesses its composition to ensure it has the right mix of skills and experiences in light of BD's strategy and the current and future needs of the Board. Each year, the Governance Committee undertakes a robust review before recommending the renomination of any sitting director, including a director’s effectiveness during the past year, his or her tenure on the Board, and the needs of the Board going forward in the context of BD’s strategy. Our Governance Principles state that Board members should not expect that, once elected, they will necessarily be renominated to the Board.
When reviewing its composition, the Board balances the benefits it receives from the knowledge and understanding of our complex businesses that directors gain from longer-term service with the need to bring fresh ideas and perspectives to the Board through the addition of new directors. Therefore, the Board seeks to have a mix of long-, mid- and short-tenured directors to ensure a balance of views and insights and has added five new independent directors in the last five years, the most recent being the addition of Dr. Carrie L. Byington in October 2021.
The Board also believes that having members with a diverse mix of viewpoints, insights and perspectives is critical to board effectiveness, and seeks to have the Board composed of directors that collectively possess a wide range of relevant business and financial expertise, industry knowledge, management experience and prominence in areas of importance to BD. The Board believes that gender and minority representation is an important element in achieving the broad range of perspectives that the Board seeks among its members, and is also important for promoting the culture of inclusion and diversity at BD. To that end, it is the policy of the Board that diverse candidates be included in any candidate pool from which new directors are selected.

Director Nominees
Tenure (in years)		Diversity

<5	7.6 Years Average	Female
5-10		Ethnically Diverse
>10

2022 Notice of Annual Meeting and Proxy Statement	19

Proposal 1: Election of directors
Director nomination process
Role of the Governance Committee

1 Review of the Composition of the Board	The Governance Committee reviews potential director candidates and recommends nominees for director to the full Board for its consideration based on the Governance Committee’s assessment of the overall composition of the Board.

2 Consideration of Referrals from Various Sources	It is the Governance Committee’s policy to consider referrals of prospective director nominees from other Board members and management, as well as shareholders and other external sources, such as retained executive search firms. The Governance Committee seeks to identify a diverse range of qualified candidates, and utilizes the same criteria for evaluating candidates, irrespective of their source.

3 Consideration of Director Qualifications
When considering potential director candidates, the Governance Committee will seek individuals with backgrounds and qualities that, when combined with those of BD’s other directors, provide a blend of skills and experience that will further enhance the Board’s effectiveness. The Governance Committee believes that any nominee for director that it recommends must meet the following minimum qualifications:
•Candidates should be persons of high integrity who possess independence, forthrightness, inquisitiveness, good judgment and strong analytical skills.
•Candidates should demonstrate a commitment to devote the time required for Board duties, including, but not limited to, attendance at meetings.
•Candidates should be team-oriented and committed to the interests of all shareholders as opposed to those of any particular constituency.

4 Assessment and Nomination of Candidates	The Governance Committee assesses the characteristics and performance of incumbent director nominees against the above criteria as well, and, to the extent applicable, considers the impact of any change in the principal occupations of such directors during the last year. Upon completion of its assessment, the Governance Committee reports its recommendations for nominations to the full Board.

In October 2021, the Board elected Dr. Carrie L. Byington to the Board. Dr. Byington was identified by a third-party search firm. The role of the search firm is to assist the Governance Committee by identifying a pool of potential director candidates based on the specifications provided by the Governance Committee, and evaluating candidates recommended by other members of the Board or management, if any. The firm reviews the potential candidates with the Governance Committee, performs outreach to candidates selected from the pool to assess interest and availability, conducts reference checks and arranges candidate interviews with members of the Governance Committee and our CEO. Prior to a candidate’s election, the candidate also meets with the other members of the Board. The search firm also provides a background check on the candidate before a final recommendation is made to the Board.

20

Proposal 1: Election of directors
Shareholder recommendations
To recommend a candidate for consideration by the Governance Committee, a shareholder should submit a written statement of the qualifications of the proposed nominee, including full name and address, to the Corporate Secretary, Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880.
Proxy access nominations
BD has a “proxy access” by-law, which permits eligible shareholders to nominate director candidates for inclusion in BD’s proxy statement and proxy card. Our proxy access by-law provides that a shareholder (or a group of up to 20 shareholders) owning 3% or more of BD’s outstanding common stock for at least three years can nominate up to two individuals or 20 percent of the Board, whichever is greater, for election at an annual meeting of shareholders, subject to the relevant requirements in our By-Laws.
Director retirement policy; term limits
It is BD’s policy that directors retire from the Board effective at the conclusion of the Annual Meeting of Shareholders following their 75th birthday. Under special circumstances, the Board may approve exceptions to this policy. The Board believes, however, that any exceptions should be rare. Prior to a director’s 72nd birthday, the Governance Committee will begin discussions with the director regarding the director’s tenure and skills, the director’s anticipated future contributions to the Board, and the Board’s composition and needs going forward to determine whether the director’s continued service to the mandatory retirement age of 75 is appropriate.
It is BD’s policy to avoid term limits for directors, which have the disadvantage of discontinuing the availability and contributions of directors who have developed valuable experience and insight into BD and its operations or provide a particular expertise.

2022 Notice of Annual Meeting and Proxy Statement	21

Corporate governance
The Board and committees of the Board
BD is governed by the Board. The Board has established five operating committees (the “Committees”) that meet regularly: the Audit Committee; the Compensation Committee; the Governance Committee; the Quality and Regulatory Committee (the “QRC”); and the Science, Marketing, Innovation and Technology Committee (the “SMIT Committee”). The Board has also established an Executive Committee that meets only as needed.

Governance Materials
The following materials related to corporate governance at BD are available at investors.bd.com/corporate-governance.
•Governance Principles
•Charters of the Audit, Compensation, Governance, QRC, SMIT and Executive Committees
Printed copies of these documents, BD’s 2021 Annual Report on Form 10-K, and BD’s reports and statements filed with or furnished to the Securities and Exchange Commission ("SEC") may be obtained, without charge, by contacting the Corporate Secretary, Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880; telephone 201-847-6800.

Committee membership and function
Set forth below are the members of each Committee and a summary description of each Committee’s areas of oversight.
Audit Committee

Members Bertram L. Scott (Chair) Carrie L. Byington R. Andrew Eckert Jeffrey W. Henderson David F. Melcher Rebecca W. Rimel Meetings in 2021: 12
Principal Responsibilities:
•Retains and reviews the qualifications, independence and performance of BD’s independent auditors.
•Reviews BD’s public financial disclosures and financial statements, and its accounting principles, policies and practices; the scope and results of the annual audit by the independent auditors; BD’s internal audit process; and the effectiveness of BD’s internal control over financial reporting.
•Reviews BD’s guidelines and policies relating to enterprise risk assessment and management, including financial risk and cybersecurity and data privacy risk exposures.
•Oversees BD’s ethics and enterprise compliance programs.
•Reviews financial strategies regarding currency, interest rates and use of derivatives, and reviews BD’s insurance program.

The Board has determined that each Audit Committee member meets the independence and financial literacy requirements of the New York Stock Exchange ("NYSE") for audit committee members. The Board also has determined that each of Messrs. Henderson, Melcher and Scott qualifies as an “audit committee financial expert” under the rules of the SEC.

22

Corporate governance
Compensation and Human Capital Committee

Members Marshall O. Larsen (Chair) Jeffrey W. Henderson Christopher Jones David F. Melcher Bertram L. Scott Meetings in 2021: 5
Principal Responsibilities:
•Reviews BD’s compensation and benefits programs, recommends the compensation of BD’s CEO to the independent members of the Board, and approves the compensation of BD’s other executive officers.
•Approves all employment, severance and change in control agreements with our executive officers.
•Serves as the granting and administrative committee for BD’s equity compensation plans, including grants to directors.
•Oversees BD's policies and strategies relating to human capital management including recruitment, development, promotion, performance management, senior management succession, pay equity and inclusion and diversity.
•Reviews initiatives for identifying and developing company leaders and candidates for senior leadership positions.
•Oversees certain other BD benefit plans.

In September 2021, the Board changed the name of the Compensation Committee to the "Compensation and Human Capital Committee" to better reflect the oversight of BD's human capital policies and strategies by the Compensation Committee.
The Board has determined that each member of the Compensation Committee meets the independence requirements of the NYSE for compensation committee members. Each member also qualifies as a “non-employee director” under Section 16 of the Securities Exchange Act of 1934, as amended.
Procedure for determining executive compensation
The Compensation Committee oversees the compensation program for the executive officers named in the Summary Compensation Table on page 66 and for BD’s other executive officers. The Compensation Committee recommends compensation actions regarding the CEO to the other independent directors of the Board and has the authority to take compensation actions with respect to BD’s other executive officers, as discussed below. The Compensation Committee may not delegate these responsibilities to another Committee or members of management.
Role of management
The Compensation Committee’s meetings are typically attended by BD’s CEO, its Chief Human Resources Officer and other BD associates who support the Compensation Committee in fulfilling its responsibilities. The Compensation Committee considers management’s views on compensation matters, including the performance metrics and targets for BD’s performance-based compensation. Management also provides information (which is reviewed by our Internal Audit department and the Audit Committee) to assist the Compensation Committee in determining the extent to which performance targets have been achieved. This includes any recommended adjustments to BD’s operating results when assessing BD’s performance. The CEO and Chief Human Resources Officer also work with the Compensation Committee chair in establishing meeting agendas.
Role of the independent consultant
The Compensation Committee is also assisted in fulfilling its responsibilities by its independent consultant, Pay Governance LLC (“Pay Governance”). Pay Governance is engaged by, and reports directly to, the Compensation Committee. The Compensation Committee has not identified any conflict of interest on the part of Pay Governance or any factor that would otherwise impair the independence of Pay Governance relating to the services performed by Pay Governance for the Compensation Committee. No other consultant was used by the Compensation Committee with respect to the 2021 fiscal year compensation of BD’s executive officers.
During fiscal year 2021, Pay Governance was not engaged to perform any services for BD or BD’s management. The Compensation Committee has adopted a policy prohibiting Pay Governance from providing any services to BD or BD’s management without the Compensation Committee’s prior approval, and has expressed its intention that such approval will be given only in exceptional cases.

2022 Notice of Annual Meeting and Proxy Statement	23

Corporate governance
In its role as the Compensation Committee's independent consultant, Pay Governance:
•reviewed materials prepared for the Compensation Committee by management,
•provided market comparison data and other materials requested by the Compensation Committee,
•assisted the Compensation Committee in the design and implementation of BD’s compensation program, including the selection of the key elements of the program, setting of targeted payments for each element, and establishment of performance targets,
•made recommendations regarding the compensation of BD’s CEO,
•conducted an annual review of the compensation practices of select peer companies, and advised the Compensation Committee with respect to the competitiveness of BD’s compensation program in comparison to industry practices, and identified any trends in executive compensation, and
•attended Compensation Committee meetings.
Setting compensation
At the end of each fiscal year, the independent directors conduct a review of the CEO’s performance. The independent directors then meet in executive session to set the compensation of the CEO after considering the results of its review, market comparison data and the recommendations of the Compensation Committee. The CEO does not play a role in determining or recommending CEO compensation.
The Compensation Committee is responsible for determining the compensation of BD’s other executive officers. The CEO, in consultation with BD’s Chief Human Resources Officer, reviews the performance of the other executive officers with the Compensation Committee and makes compensation recommendations for its consideration. The Compensation Committee determines the compensation for these executives, in consultation with Pay Governance, after considering the CEO’s recommendations and market comparison data regarding compensation levels for comparable positions at peer companies.
The Board has delegated responsibility for formulating recommendations regarding non-management director compensation to the Governance Committee, as discussed on page 36.
Corporate Governance and Nominating Committee

Members Christopher Jones (Chair) Catherine M. Burzik Claire M. Fraser Marshall O. Larsen David F. Melcher Claire Pomeroy Meetings in 2021: 8
Principal Responsibilities:
•Identifies and recommends candidates for election to the Board.
•Reviews and recommends the composition, structure and function of the Board and its Committees, as well as the compensation of non-management directors.
•Monitors BD’s corporate governance and Board practices, and oversees the Board’s self-evaluation process.
•Oversees BD's process and practices relating to the management and oversight of environmental, sustainability, health and safety, inclusion and diversity, political activities, corporate responsibility and other public policy or social matters relevant to BD ("ESG matters").

The Board has determined that each member of the Governance Committee meets the independence requirements of the NYSE.

24

Corporate governance
Quality and Regulatory Committee

Members Catherine M. Burzik (Chair) Carrie L. Byington Claire M. Fraser Christopher Jones Marshall O. Larsen Claire Pomeroy Timothy M. Ring Meetings in 2021: 5
Principal Responsibilities:
•Oversees BD’s quality strategy and the systems and processes in place to monitor product quality and safety and BD’s compliance processes and procedures with relevant regulatory requirements.
•Reviews the results of any product quality and quality system assessments by BD and external regulators.
•Reviews any significant product quality, safety or regulatory trends or issues that arise.
•Reviews product quality, safety or regulatory issues identified with respect to any acquired business and the related integration plans for such business.

Science, Marketing, Innovation and Technology Committee

Members Claire M. Fraser (Chair) Catherine M. Burzik R. Andrew Eckert Claire Pomeroy Rebecca W. Rimel Timothy M. Ring Meetings in 2021: 5
Principal Responsibilities:
•Oversees BD’s key innovation activities and new product development and commercialization programs, including:
◦Progress against program objectives;
◦Organizational integration and capabilities; and
◦Potentially disruptive trends in technology, medical practice and the external environment.

Board leadership structure
The Board’s seeks to achieve the best board leadership structure for the effective oversight and management of BD’s affairs. The Board believes there is no single, generally accepted approach to providing effective board leadership, and that each leadership structure must be considered in the context of the individuals involved and the specific circumstances facing a company. Accordingly, what the Board believes is the right board leadership structure for BD may vary as circumstances warrant.
Following Vincent Forlenza's retirement from the Board as Executive Chairman in April 2021, Mr. Polen became the Chairman. At this time, the Board believes that combining the roles of CEO and Chairman is in the best interest of BD and its shareholders given the current environment, as this combined role allows one person to speak for and lead BD and the Board, creates clear lines of authority and accountability, and provides the necessary leadership to execute BD's strategy. Mr. Polen’s over 20 years of experience at BD and knowledge of our complex businesses also make him uniquely qualified to lead the Board on the most important issues facing BD.
The Governance Principles provide for the appointment of a Lead Director from among the Board’s independent directors whenever the Chairman is not independent. The Lead Director role allows the non-management directors to provide effective, independent Board leadership and oversight of management. Marshall O. Larsen has served as Lead Director since January 2015.
Under the Governance Principles, as the Lead Director, Mr. Larsen:
•presides over all meetings of the Board at which the Chairman is not present, including executive sessions of the non-management directors, and at such other times as the Board deems appropriate,
•has the authority to call meetings of the independent directors,
•approves Board meeting agendas and information provided to the Board,
•approves Board meeting schedules to ensure that there is sufficient time for discussion of all agenda items,
•coordinates the evaluation of the performance of the CEO by the non-management directors,

2022 Notice of Annual Meeting and Proxy Statement	25

Corporate governance
•serves as a liaison between the non-management members of the Board and the Chairman, and as a contact person to facilitate communications by BD’s employees, shareholders and others with the non-management directors, and
•if requested by major shareholders, ensures that he or she is available for consultation and direct communication.
The Board believes that having an independent Lead Director provides independent Board oversight of management, including risk oversight.
Director independence
Under the NYSE rules and our Governance Principles, a director is not independent if the director has a direct or indirect material relationship with BD (other than his or her relationship as a director). The Governance Committee annually reviews the independence of all directors and nominees for director and reports its findings to the full Board. To assist in this review, the Board has adopted director independence guidelines (“Independence Guidelines”) that are contained in the Governance Principles. The Independence Guidelines set forth certain categories of relationships (and related dollar thresholds) between BD and its directors, their immediate family members, or entities with which they have a relationship, which the Board has judged to be immaterial for purposes of assessing a director’s independence (referred to as the “safe harbor” provision). In the event that a director has any relationship with BD that outside of the safe harbor provision, the other independent members of the Board review the facts and circumstances to determine whether the relationship could impact the director's independence.
The Board has determined that all of our non-management directors serving on the Board (Catherine M. Burzik, Carrie L. Byington, R. Andrew Eckert, Claire M. Fraser, Jeffrey W. Henderson, Christopher Jones, Marshall O. Larsen, David F. Melcher, Claire Pomeroy, Rebecca W. Rimel, Timothy M. Ring, and Bertram L. Scott) are independent under the NYSE rules and our Independence Guidelines. Mr. Polen is an employee of BD and is not independent. Prior to his retirement from the Board in April 2021, Vincent Forlenza was an employee of BD and was not independent.
In determining that each of our non-management directors is independent, the Board reviewed any transactions or other dealings by BD with organizations with which a director has a relationship, such as service as an employee of an organization or as a member of its governing or advisory board. Based on its review, the Board determined that, in each instance, the relationship met the safe harbor provision, or that the nature of the relationship, the degree of the director’s involvement with the organization or transaction, and the amount involved was such that it would not otherwise constitute a relationship that would impair the director’s independence. The types of transactions with director-affiliated organizations considered by the Board consisted of the purchase or sale of products and/or services (in the cases of directors Burzik, Byington, Eckert, Fraser, Henderson, Jones, Melcher, Pomeroy, Ring and Scott), the licensing of intellectual property rights (in the cases of directors Byington, Fraser and Jones), an equity investment (in the case of Mr. Ring), and charitable contributions (in the cases of directors Jones and Scott).
Related person transactions
During 2021, BD did not engage in any related person transactions involving members of the Board or BD’s executive officers. The Board has established a written policy (the “Policy”) requiring approval or ratification of transactions involving more than $120,000 per year in which a director, executive officer or shareholder owning more than 5% of BD’s outstanding common stock (excluding passive investors that own less than 20%), or their immediate family members, has or will have a material interest. The Policy excludes certain specified transactions, including transactions available to BD associates generally. The Governance Committee is responsible for the review and approval or ratification of transactions subject to the Policy. The Governance Committee will approve only those transactions that it determines in its business judgment are fair and reasonable to BD and in (or not inconsistent with) the best interests of BD and its shareholders, and that do not impact the director’s independence.
Executive sessions of independent directors
The independent directors meet in executive session as a matter of course at each regular meeting of the Board. Following each meeting of the independent directors, the Lead Director discusses with the CEO, to the extent appropriate, matters addressed in or arising from the executive session.

26

Corporate governance
Board’s oversight of risk
Role of the board and committees

BOARD
The full Board reviews the risks associated with BD’s strategic plan and discusses the appropriate levels of risk in light of BD’s business objectives. This is done through an annual strategy review process, and from time-to-time throughout the year as part of the Board’s ongoing review of corporate strategy. The full Board also regularly oversees other areas of potential risk, including BD’s capital structure, significant acquisitions and divestitures, and succession planning for BD’s CEO and other members of senior management.

COMMITTEES
The Committees are responsible for monitoring and reporting to the full Board on risks associated with their respective areas of oversight. In connection with its oversight responsibilities, each Committee often meets with the members of management who are primarily responsible for the management of risk in their respective areas, including, among others, BD’s Chief Financial Officer ("CFO"), Chief Human Resources Officer, Chief Medical Officer, General Counsel, and senior regulatory, information technology, R&D and compliance officers.

Audit Committee
•Oversees BD’s enterprise risk management ("ERM") activities.
•Oversees BD’s accounting and financial reporting processes and the integrity of BD’s financial statements, cybersecurity and data privacy risk exposure, BD’s global ethics and compliance program, and its hedging activities and insurance coverages.

Corporate Governance and Nominating Committee
•Oversees risks relating to BD’s corporate governance practices, including director independence, related person transactions and conflicts of interest, as well as the process and practices relating to the management and oversight of ESG matters.

Compensation and Human Capital Committee •Oversees risks associated with BD’s compensation practices and programs and human capital management.

Quality and Regulatory Committee •Oversees matters relating to regulatory compliance and the quality and safety of BD’s products and services.	Science, Marketing, Innovation and Technology Committee •Reviews risks relating to our innovation and product development and commercialization activities.

MANAGEMENT
BD’s management engages in an ERM process to identify, assess, manage and mitigate a broad range of risks across BD’s businesses, regions and functions, and to ensure alignment of our risk assessment and mitigation efforts with BD’s corporate strategy. At least twice a year, senior management reviews the results of its ERM activities with the Audit Committee, including the process used within the organization to identify risks, management’s assessment of the significant categories of risk faced by BD (including any changes in such assessment since the last review), and management’s plans to mitigate potential exposures. The significant risks identified through BD’s ERM activities and the related mitigation plans are also reviewed with the full Board at least once a year. In addition, certain risks (such as cybersecurity) are often reviewed in-depth with both the Audit Committee and/or the full Board.

2022 Notice of Annual Meeting and Proxy Statement	27

Corporate governance
Specific risk oversight
Compensation programs
With respect to our compensation policies and practices, BD’s management has reviewed our policies and practices to determine whether they create risks that are reasonably likely to have a material adverse effect on BD. In connection with this risk assessment, management reviewed the design of BD’s compensation and benefits programs (in particular, our performance-based compensation programs) and related policies, potential risks that could be created by the programs, and features of our programs that help mitigate risk. Among the factors considered were the mix of cash and equity compensation, and of fixed and variable compensation, paid to our associates; the balance between short- and long-term objectives in our incentive compensation; the performance targets, mix of performance metrics, vesting periods, threshold performance requirements and funding formulas related to our incentive compensation; the degree to which programs are formulaic or provide discretion to determine payout amounts; caps on payouts; our clawback and share retention and ownership policies; and our general governance structure. Based on this review, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on BD.
Cyber Security
The Board provides oversight of our cybersecurity program, including the protection and resilience of our products, manufacturing and IT. The Audit Committee regularly reviews cyber risks as part of its oversight of BD’s ERM process generally and through in-depth reviews with management. Management also conducts cyber crisis simulations with the full Board in order to train the Board on cybersecurity matters and provides opportunities for the directors to take third-party cybersecurity training through external service providers.
BD Information Security is part of the company’s Risk Management organization and is responsible for global strategy across the company’s enterprise IT, manufacturing systems and product offerings. BD utilizes a framework to incorporate cybersecurity into its product design and manufacturing processes, customer support and enterprise systems that is aligned to industry-leading cybersecurity standards, including those from the International Organization for Standardization (ISO) and the National Institute of Standards and Technology (NIST).
Each year a range of third parties independently assess BD products and internal cybersecurity controls. To demonstrate our commitment to product security and the protection of customer data, BD makes these industry recognized certifications and attestation reports available to customers through the BD Cybersecurity Trust Center.
Product Quality and Patient Safety
The QRC provides oversight of matters relating to regulatory compliance and the quality and safety of BD's products and services. The QRC receives in-depth updates from BD's management on the overall quality strategy and the systems in place to monitor the quality and safety of BD's products and services, the quality internal audit program and the results of product quality and quality system assessments by BD and external regulators (and BD's response to such assessments), and the processes and procedures relating to the compliance with relevant laws and regulations. Management provides updates to the QRC on significant risks and developments in the global regulatory environment and significant product quality, safety or regulatory registration or compliance issues. The QRC also reviews product quality, safety or regulatory registration or compliance risks identified in connection with acquisitions and the related integration plans for such businesses. The full Board receives periodic updates on product quality and patient safety risks.
BD's management, through its Inspire Quality program, has established tiered governance forums for improved oversight of key quality, regulatory affairs and medical matters.

28

Corporate governance
ESG oversight
At the Board level, the Governance Committee has oversight responsibility for the processes, policies and practices relating to ESG matters. The oversight of BD's 2030+ ESG Goals and other important ESG matters is allocated among the Board and the Committees. The Governance Committee oversees the 2030+ ESG Goals of Climate Change, Product Impact and Transparency; the Compensation Committee oversees the 2030+ ESG Goal of Healthy Workforce and Communities; and the Audit Committee oversees the 2030+ ESG Goal of Responsible Supply Chain. The full Board continues to receive regular reports on Climate Change, Healthy Workforce and Communities, Product Quality and Safety, Cybersecurity and Privacy and Board Composition. The independent directors also continue to oversee CEO compensation. In 2021, the Board conducted a deep-dive on ID&E and plans to conduct such review annually.
At the management level, BD has an Enterprise Risk and ESG Committee ("ERC") that provides oversight of BD's ERM program and its progress towards the 2030+ ESG Goals and other priority ESG matters. The ERC consists of a cross-functional group of management, and works with various internal operating committees that are executing on BD's ESG strategy in order to monitor and ensure accountability for progress on the 2030+ ESG Goals. The ERC is also responsible for reporting to the Board and the Committees and overseeing external and internal reporting on ESG matters.
The table below lays out Board and Committee oversight of BD's 2030+ ESG Goals and other important ESG matters. BD's 2030+ ESG Goals have been highlighted in bold.

Board's Role of Oversight of ESG

Corporate Governance and Nominating Committee	Compensation and Human Capital Committee	Audit Committee	Quality and Regulatory Committee	Full Board
•ESG Goals and Sustainability Review •Climate Change •Product Impact (Plastics/Packaging) •Transparency •Board Composition •Lobbying/Political Contributions •Social Investing	•Healthy Workforce and Communities •Human Capital, including ID&E •Executive Compensation	•Responsible Supply Chain •Cybersecurity & Privacy •Business Ethics & Compliance	•Product Quality and Safety	•Climate Change •Healthy Workforce and Communities •ID&E •Human Capital •Product Quality and Safety •Cybersecurity and Privacy •Board Composition •Executive Compensation

BD Enterprise Risk and ESG Committee

BD Operating Committees

2022 Notice of Annual Meeting and Proxy Statement	29

Corporate governance
ESG
In October 2021, BD announced a new strategy to advance ESG initiatives and a suite of goals for 2030 and beyond. BD's new ESG strategy, Together We Advance, serves as a framework through which BD addresses the most relevant ESG issues for BD and its stakeholders. The new approach builds on BD's core Purpose – advancing the world of health™ – and focuses on making meaningful impacts across four key pillars:
•Company Health: Building a strong business foundation through good governance and transparent reporting.
•Planet Health: Implementing sustainable solutions to reduce the company's environmental footprint.
•Community Health: Collaborating with communities and investing company resources to do what is right.
•Human Health: Empowering employees to innovate new products and solutions to deliver what's next in health care.
The health of our company, our planet, our communities and the people we serve are directly connected, and when BD successfully addresses the health of one, we often solve for challenges in another. Together We Advance embraces these interconnections, with the ultimate goal of driving positive collective outcomes and a healthy, resilient world for all.
2030+ Impact Areas and Goals
Under BD's Together We Advance strategy, BD has made commitments in five areas that are most important to BD and its stakeholders and where BD has identified opportunities to create meaningful, measurable change across the pillars of health over the next decade — Climate Change, Product Impact, Responsible Supply Chain, Healthy Workforce and Communities, and Transparency. These five areas connect across and advance the four pillars of the ESG strategy, each impacting the health of the company, planet, communities and people. BD has established a set of goals in each area to achieve by 2030 (and beyond) to measure its success in driving positive health outcomes across its ESG strategy and continue its commitment to help achieve UN Sustainable Development Goals (SDGs).
•Climate Change: Reducing Scope 1 and 2 greenhouse gas (GHG) emissions 46% by 2030 (from a 2019 baseline) and achieving carbon neutrality across direct operations by 2040. BD also committed to set targets to reduce Scope 3 emissions.
•Product Impact: Reducing the environmental impact of BD's product portfolio by addressing plastic and packaging material consumption and the impact of plastics throughout its value chain through considerations in product design; and reducing Scope 3 emissions from use and disposal of products in line with 1.5˚C emissions scenarios.
•Responsible Supply Chain: Working with supply chain partners to quantify and reduce Scope 3 emissions in line with 1.5˚C emissions scenarios, in addition to strengthening engagement with supply chain partners on their labor and environmental practices and performance.

30

Corporate governance
•Healthy Workforce and Communities: Empowering employees to manage their physical, mental and financial health and committing to improving ethnic and gender diversity by 1% year over year at the management and executive levels.
•Transparency: Reporting clear information around performance and progress toward BD's ESG goals through an annual sustainability report in alignment with recognized external ESG reporting frameworks, including the Taskforce for Climate Related Financial Disclosures (TCFD) and Sustainability Accounting Standards Board (SASB).
BD reports annually on ESG matters and progress against its goals in BD's Sustainability Report. As part of BD's commitment to transparent disclosure, BD's annual Sustainability Report contains standard disclosures from the Global Reporting Initiative™ (GRI) Sustainability Reporting Guidelines and SASB Medical Equipment and Supplies Sustainability Accounting Standard. While the report is not intended to meet the requirements of the GRI Sustainability Reporting Guidelines or SASB Standard, reference numbers for standard disclosures are included where full or partial information is provided. For climate reporting, BD follows the recommendations of the TCFD and reports annually to the CDP (formerly the Carbon Disclosure Project). In addition, further information about BD's climate change strategy and programs to reduce greenhouse gas emissions can be found in BD's Climate Change Management Report. These reports are available at bd.com/en-us/company/sustainability-at-bd.
Inclusion, Diversity and Equity
BD continually engages a workforce that reflects the communities it lives and works in and the customers and patients it serves, and that possesses a broad range of thought and experiences that have helped BD achieve its leadership position in the medical technology industry and the global marketplace. A key component of BD's journey to continually build a better BD is its commitment to global ID&E. BD believes this commitment allows it to better understand patient and customer needs and develop technologies to meet those needs. BD's ID&E efforts have garnered recognitions, including Best Places to Work for Disability and LGBTQ Inclusion, Bloomberg’s Gender Equality Index, and Diversity Inc.’s Noteworthy Companies.
While BD continues to demonstrate progress in the diverse representation of its workforce, BD seeks to continuously improve in this area. Each year, BD establishes annual corporate ID&E goals to improve hiring, development, advancement, and retention of diverse talent, and to advance BD's culture of inclusion. In addition, BD's executive leaders serve as sponsors of its nine associate-led resource groups who are empowered to set strategic goals that drive belonging, allyship, community service and professional development.
In 2021, we published our inaugural Global Inclusion, Diversity, and Equity Report, which summarizes BD's ID&E accomplishments over the past year and is available at investors.bd.com/esg/inclusion-diversity-inclusion.
Pay Equity
BD is committed to compensating its associates fairly and equitably. We take a proactive approach to gender and ethnic pay equity and continually monitor our compensation program to ensure fairness. Annually, we work with an independent third-party to conduct a comprehensive pay equity review based on gender and ethnicity in the United States. Our review assesses pay on a statistical basis and considers several factors that are relevant and known to impact compensation, including but not limited to, tenure, role, career level and geographic differentials. Where necessary and appropriate, we take action and make pay adjustments to address any inconsistencies.
We believe that pay equity is critical to our success in supporting a global, diverse, and inclusive workforce. We have a history of conducting targeted annual pay assessments and have committed to expand our assessment to BD associates globally on a biennial basis. In 2021, we conducted a global pay equity assessment for associates in 57 countries, representing approximately 70% of BD’s global salaried associate population. The results showed that BD associates are paid fairly and equitably, and that, on average, both women and men are paid within a range that would be expected after controlling for legitimate differentiating factors. We also found that our female associates in 2021 earned an average of 99 cents for every $1 earned by male associates in the U.S., and 98 cents globally. We consider these results as a baseline for our commitment to achieving 100% pay equity, and we will remain focused on managing our compensation processes with the goal of identifying and remedying any practices that may contribute to pay gaps now or over time.

2022 Notice of Annual Meeting and Proxy Statement	31

Corporate governance
EEO-1 Report
As part of BD's continued commitment to transparency and progress on our ID&E commitments and based on feedback from internal and external stakeholders, in 2021, we published our most recently filed U.S. Federal Employment Information Report (EEO-1). The data in the consolidated EEO-1 report is based on BD’s population in the U.S. in December 2020 and reflects BD’s U.S. workforce as of that time. BD's consolidated EEO-1 report is available at investors.bd.com/esg/inclusion-diversity-inclusion. The EEO-1 report requires that BD categorize employees into ten broad EEO-1 Component 1 Data Collection Job Categories. These categories do not necessarily match the job levels in which BD organizes its workforce and evaluates its diversity and inclusion data. Thus, meaningful comparisons between EEO-1 Report data and other descriptions of BD’s diversity statistics and disclosures may not be possible.
Note About Website and ESG Reports
The reports mentioned above, or any other information from the BD website, are not part of, or incorporated by reference into this proxy statement. Some of the statements and reports contain cautionary statements regarding forward-looking information that should be carefully considered. Our statements and reports about our objectives may include statistics or metrics that are estimates, make assumptions based on developing standards that may change, and provide aspirational goals that are not intended to be promises or guarantees. The statements and reports may also change at any time and we undertake no obligation to update them, except as required by law.
Code of conduct
BD maintains a Code of Conduct that is applicable to all directors, officers and associates of BD, including our CEO, CFO, principal accounting officer and other senior financial officers. It sets forth BD’s policies and expectations on several topics, including conflicts of interest, confidentiality, compliance with laws (including insider trading laws), preservation and use of BD’s assets, and business ethics. The Code of Conduct also sets forth procedures for addressing any potential conflict of interest (or the appearance of a conflict of interest) involving directors or executive officers, and for the confidential communication and handling of issues regarding accounting, internal control and auditing matters. The Code of Conduct is available in English and over 30 other languages. Every BD associate is required to complete annual training on the Code of Conduct.
BD also maintains an Ethics Helpline telephone number for BD associates as a means of raising concerns or seeking advice. The Ethics Helpline is available to all associates worldwide. Associates using the Ethics Helpline may choose to remain anonymous and all inquiries are kept confidential to the extent practicable in connection with the investigation of an inquiry. All Ethics Helpline inquiries are forwarded to BD’s ethics and compliance department for investigation. The Audit Committee is informed of any reported matters, whether through the Ethics Helpline or otherwise, that could potentially be significant to BD, including accounting, internal control or auditing matters, or any fraud involving management or persons who have a significant role in BD’s internal controls.
Any waivers from any provisions of the Code of Conduct for executive officers and directors will be promptly disclosed to shareholders. In addition, certain amendments to the Code of Conduct, as well as any waivers from certain provisions of the Code of Conduct given to BD’s CEO, CFO or principal accounting officer, will be posted at the website address set forth below.
The Code of Conduct is available on BD’s website at investors.bd.com/corporate-governance. Printed copies of the Code of Conduct may be obtained, without charge, by contacting the Corporate Secretary, Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880; telephone 201-847-6800.
Enterprise ethics and compliance
Under the oversight of the Audit Committee, BD’s global ethics and compliance function seeks to ensure that BD has a comprehensive compliance program that is designed to prevent and detect wrongdoing and continuously encourages lawful and ethical conduct. BD’s Chief Ethics & Compliance Officer leads the global ethics and compliance function and, along with the BD Ethics & Compliance Committee, which is comprised of members of BD’s executive leadership team, oversees these activities to ensure effective operation and enforcement of BD’s global ethics and compliance program. The ethics and compliance program is integrated into our global business operations. We evaluate the effectiveness of our program and adapt it periodically to ensure it is appropriately tailored to address the risks inherent in our global business.

32

Corporate governance
In addition to our Code of Conduct, BD has a set of global policies and standards, including our Global Standards for Interactions with Health Care Providers, Health Care Organizations and Government Officials, which are designed to ensure associates have clear guidance on how to do what is right in the context of their work for BD. BD associates must comply with these Global Standards, the BD Code of Conduct, BD policies and procedures, applicable laws and regulations, and relevant industry codes (including AdvaMed, APACMed, MedTech Europe, Mecomed, and ABIMED).
BD associates receive information and training about the Code of Conduct, Global Standards and other policies in several ways, including periodic communications and trainings. Associates can access detailed information on our expectations through our intranet and on our ethics and compliance mobile app.
Except as prohibited by applicable law, BD associates are obligated to report any suspected violations of laws, industry codes, the BD Code of Conduct or BD policies in accordance with BD’s Global Speaking Up Policy. BD takes all reports of violations of laws, BD policies, and ethical standards seriously and will promptly, fairly, and thoroughly investigate all such reports. BD does not tolerate any form of retaliation against any person who in good faith reports an actual or suspected violation.
Board practices, policies and processes
Governance best practices
BD’s commitment to good corporate governance is embodied in our Governance Principles. The Governance Principles set forth the Board’s views and practices regarding a number of governance topics, and the Governance Committee assesses the Governance Principles on an ongoing basis in light of current practices.
The following is a summary of our significant corporate governance practices.

Corporate Governance Practices

•Annual election of directors
•Majority voting standard for election of directors
•11 out of 12 director nominees are independent
•Robust lead director structure
•Rigorous annual board self-evaluation and director re-nomination process
•Shareholder right to call special meetings
•Proxy access bylaw
•Shareholder right to act by written consent
•Restrictions on corporate political contributions
•Annual report of charitable contributions
•Director share ownership requirements
•Overboarding policy

Board, Committee and annual meeting attendance
The Board and its Committees held the following number of meetings during fiscal year 2021:

Board	7
The Executive Committee did not meet during fiscal year 2021. BD’s non-management directors, all of whom are independent, met in executive session at each of the Board meetings held during fiscal year 2021. The Lead Director presided at these executive sessions.

Audit Committee	12
Compensation Committee	5
Governance Committee	8
QRC	5
SMIT Committee	5

2022 Notice of Annual Meeting and Proxy Statement	33

Corporate governance
During fiscal year 2021, all directors attended at least 75% of the total number of meetings of the Board and the Committees on which he or she served. The Board has adopted a policy pursuant to which directors are expected to attend our annual shareholders' meetings in the absence of a scheduling conflict or other valid reason. All of the then sitting directors attended BD’s 2021 Annual Meeting of Shareholders (the "2021 Annual Meeting").
Board self-evaluation
The Board believes a rigorous self-evaluation process is important to the ongoing effectiveness of the Board. To that end, each year the Board conducts a self-evaluation of its performance that allows directors to provide individual feedback on the Board’s composition, culture, committee structure, relationship with management, meeting agendas, oversight of strategy and risk, and other Board-related topics. The results of the self-evaluation are presented by the chair of the Governance Committee to the full Board. As part of the evaluation, the Board assesses the progress in the areas targeted for improvement from the prior evaluation, and develops actions to be taken to enhance the Board’s effectiveness over the next year. Each Committee conducts an annual self-evaluation of its performance through a similar process.
The Board believes it is important to periodically obtain an outside perspective on the Board’s overall functioning and effectiveness, and seeks to have its annual self-evaluation facilitated by an independent outside consultant experienced in board and governance practices at least once every three years. In 2021, the Board engaged a third-party firm to conduct the Board’s annual self-evaluation, with a particular focus on board composition and diversity. The third-party evaluation firm conducted confidential interviews with each director and members of management that included discussions regarding, among other things, the overall effectiveness of the Board and its standing committees, the skill sets required on the Board to support BD’s strategy, and the leadership structure of the Board. The firm then facilitated a discussion of its findings with the full Board. As a result of this year’s evaluation, enhancements have been made to our board practices, including improvements to our annual director re-nomination process, planned rotations of committee chairs and committee composition, and improvements in the conduct of Board meetings. The review of the Board’s composition also led to the Board’s recent decision to elect Dr. Carrie L. Byington as an independent director.
Director continuing education and new director orientation
To enhance and expand the Board's knowledge of the healthcare industry and topics relevant to its oversight responsibilities, we provide our directors with continuing education presentations developed by both internal and external expert speakers. Additionally, we encourage our directors to participate in external continuing director education programs. New directors also participate in orientation sessions that provide them with a thorough understanding of their fiduciary duties as well as an overview of BD’s business and strategies.
Other significant governance practices
Described below are some of the other significant corporate governance practices at BD.
Annual election of directors
BD’s directors are elected annually. The Board believes that annual elections of directors reflect a corporate governance best practice, as it provides shareholders the opportunity to express their views on director performance each year.
Majority voting standard for election of directors
Under our By-Laws, in uncontested elections (that is, where the number of nominees does not exceed the number of directors to be elected), nominees for director must receive the affirmative vote of a majority of the votes cast in order to be elected to the Board. Any incumbent director who receives a greater number of votes “against” the director’s election than votes “for” is required to offer to submit his or her resignation to the Board following the shareholder vote. The Governance Committee will consider and recommend to the Board whether to accept the resignation offer. The Board will act on such recommendation and publicly disclose its decision within 90 days following the shareholder vote. This process allows the Board the opportunity to identify and assess the reasons for the vote, including whether the vote is attributable to dissatisfaction with a director’s overall performance or is the result of shareholder views on a particular issue.

34

Corporate governance
Political Contributions
The Company prohibits the use of corporate funds and assets to support U.S. federal or state candidates, political parties, ballot measures or referendum campaigns. Exceptions to this policy require approval by the CEO, General Counsel and a designated member of the Governance Committee. To date, no exceptions have been sought or approved.
In all cases, BD policy prohibits directors and employees from using company resources to promote their personal political views, causes or candidates, and specifies that the company will not directly or indirectly reimburse any personal political contributions or expenses.
As permitted under U.S. law, the Company operates a political action committee. The BD PAC is a mechanism to enable eligible U.S. associates to voluntarily support candidates for elected office who share BD’s perspectives and approaches to public policy issues. BD has not authorized the establishment of any political action committees operating on the state or local level. Contributions to BD PAC are entirely voluntary and are governed by the BD PAC By-Laws. BD provides administrative support to the PAC, as permitted under federal law.
BD is a member of numerous trade associations through which we seek to advance collaborative and constructive approaches to industry engagement with policymakers and other stakeholders. BD also participates in a variety of issue advocacy coalitions and alliances that seek to advance policy proposals focused on key priorities for our company. We have informed our major U.S. trade associations and relevant 501(c)(4) organizations that they are prohibited from applying any BD funds to support contributions to any U.S. federal or state candidate, political party, ballot measure or referendum campaign.
Annual report of charitable contributions
In furtherance of BD’s commitment to good governance and transparent disclosure practices, BD charitable contributions or pledges in an aggregate amount of $50,000 or more in any fiscal year (excluding contributions under BD’s Matching Gift Program) to entities with which BD’s directors and executive officers, or their families, are affiliated must be approved by the Governance Committee. In addition, BD posts on its website, at investors.bd.com/corporate-governance, an Annual Report of Charitable Contributions (the “Contributions Report”) listing all contributions and pledges made by BD during the preceding fiscal year in an amount of $10,000 or more to such affiliated organizations. The Contributions Report includes a discussion of BD’s contributions philosophy.
Communication with directors
Our relationship with our shareholders and their views about BD are important to us, and the Board recognizes the value of director engagement with BD’s shareholders. Shareholders or other interested parties wishing to communicate with the Board, the independent directors as a group, the independent Lead Director or any individual director (including complaints or concerns regarding accounting, internal accounting controls or audit matters) may do so:
•by mail, addressed to BD Lead Director, P.O. Box 264, Franklin Lakes, New Jersey 07417-0264;
•by calling the BD Ethics Helpline, an independent toll-free service, at 1-800-821-5452 (callers from outside North America should use “AT&T Direct” to reach AT&T in the U.S. and then dial the above toll-free number); or
•by email to ethics_office@bd.com.
All communications will be kept confidential and promptly forwarded to the Lead Director, who shall, in turn, forward them promptly to the appropriate director(s). Such items that are unrelated to a director’s duties and responsibilities as a Board member may be excluded by our corporate security department, including, without limitation, solicitations and advertisements, junk mail, product-related communications, job referral materials and resumes, surveys, and material that is determined to be illegal or otherwise inappropriate.
The Board has established a process by which shareholders can request direct engagement with our independent directors regarding executive compensation, corporate governance, board and CEO succession, risk management oversight and other matters within the purview of the Board. This process can be found on our website at investors.bd.com/corporate-governance/board-directors. The Board may also initiate direct communications with BD shareholders at any time, in its discretion.

2022 Notice of Annual Meeting and Proxy Statement	35

Corporate governance
Non-management director compensation
The Board believes that providing competitive compensation is necessary to attract and retain qualified non-management directors. The key elements of BD’s non-management director compensation are a cash retainer, equity compensation, Committee chair fees and Lead Director fees. Of the base compensation paid to non-management directors (cash retainer and equity), approximately two-thirds is equity-based compensation. See “Equity ownership by directors” as noted below. Management directors do not receive compensation for their service as director.

The Governance Committee reviews the compensation of BD’s non-management directors and makes recommendations to the Board. The Governance Committee may not delegate these responsibilities to another Committee or members of management. For fiscal year 2021, the Governance Committee retained Pay Governance as an independent consultant for this purpose. Pay Governance’s responsibilities include providing market comparison data on director compensation at peer companies, tracking trends in director compensation practices, and advising the Governance Committee regarding the components and levels of director compensation. The Governance Committee has not identified any conflict of interest on the part of Pay Governance or any other factor that would impair Pay Governance’s independence. BD management does not play any role in either recommending or determining non-management director compensation.

Cash retainer
Each non-management director currently receives an annual cash retainer of $107,000 for services as a director, which is paid quarterly. Directors do not receive meeting attendance fees.
Equity award
Each non-management director elected at an annual shareholders' meeting is granted restricted stock units then valued at $209,000 (using the same methodology used to value awards made to our executive officers). The restricted stock units vest and are distributable at the following annual shareholders' meeting, unless deferred at the election of the director.
Committee chair/lead director fees
The chair of each Committee receives an annual fee of $25,000. In addition, our Lead Director receives an annual fee of $40,000.
Equity ownership by directors
The Board believes that directors should hold meaningful equity ownership positions in BD. To that end, a significant portion of non-management director compensation is in the form of equity award to further align the interests of the non-management directors with our shareholders. Under the Board’s share ownership guidelines, each non-management director is required to own shares of BD common stock (which includes restricted stock units) valued at five times the annual cash retainer and must comply with the guidelines within five years of joining the Board. All of our non-management directors have achieved the required share ownership or are on track to meet their ownership target.

36

Corporate governance
Other arrangements
BD reimburses non-management directors for travel and other business expenses incurred in the performance of their services for BD. Directors may travel on BD aircraft in connection with such activities, and, on limited occasions, spouses of directors have joined them on such flights. Per SEC rules, no compensation is attributed to the directors for these flights in the table below, since the aggregate incremental costs to BD of spousal travel were negligible. Directors are also reimbursed for attending director education courses and are eligible to participate in BD’s Matching Gift Program, pursuant to which BD matches charitable contributions made to qualifying nonprofit organizations, subject to an aggregate limit per participant of $5,000 per calendar year.
The following table sets forth the compensation earned or received by BD’s non-management directors during fiscal year 2021.

Name	Fees earned or paid in cash ($)(1)	Stock awards ($)(2)	All other compensation ($)(3)	Total ($)
Catherine M. Burzik	132,000	214,172	5,000	351,172
R. Andrew Eckert	107,000	214,172	0	321,172
Claire M. Fraser	132,000	214,172	0	346,172
Jeffrey W. Henderson	107,000	214,172	5,000	326,172
Christopher Jones	132,000	214,172	5,000	351,172
Marshall O. Larsen	172,000	214,172	0	386,172
David F. Melcher	107,000	214,172	3,500	324,672
Claire Pomeroy	107,000	214,172	5,000	326,172
Rebecca W. Rimel	107,000	214,172	0	321,172
Timothy M. Ring	107,000	214,172	5,000	326,172
Bertram L. Scott	132,000	214,172	0	346,172
(1)Reflects cash retainer and Committee chair fees, and, for Mr. Larsen, the Lead Director fee.
(2)Amounts reflect the grant date fair value under FASB ASC Topic 718 of restricted stock units awarded to non-management directors elected at the 2021 Annual Meeting. Since the average BD closing stock price for the 30 trading days prior to grant is used to value the award and determine the number of units granted, rather than the grant date stock price, the amounts reflected for the grants are higher than the $209,000 target award value. For a discussion of the assumptions made in arriving at the grant date fair value of these awards, see Note 8 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2021.
Listed below are the aggregate outstanding restricted stock unit awards held by the persons listed above at the end of fiscal year 2021. The amounts shown include restricted stock units granted prior to January 2015 that are not distributable until the director leaves the Board.

Name	Stock Awards Outstanding at September 30, 2021 (#)
Catherine M. Burzik	4,946
R. Andrew Eckert	838
Claire M. Fraser	16,478
Jeffrey W. Henderson	838
Christopher Jones	10,978
Marshall O. Larsen	16,476
David F. Melcher	3,102
Claire Pomeroy	2,290
Rebecca W. Rimel	6,255
Timothy M. Ring	838
Bertram L. Scott	24,001
(3)Amounts shown represent matching gifts under BD’s Matching Gift Program.
Directors’ deferral plan
Directors may defer receipt of all or part of their annual cash retainer and other cash fees under the 1996 Directors’ Deferral Plan (the "Directors' Deferral Plan"). Directors may also defer receipt of shares issuable to them under their restricted stock unit awards. A general description of the Directors’ Deferral Plan appears on page 83.

2022 Notice of Annual Meeting and Proxy Statement	37

Proposal 2: Ratification of selection of independent registered public accounting firm
E&Y has been selected by the Audit Committee as BD’s independent auditors for fiscal year 2022. The Audit Committee is solely responsible for the appointment, compensation, retention and oversight of BD’s independent auditors. Shareholders are being asked to ratify the Audit Committee’s selection of E&Y. If ratification is withheld, the Audit Committee will reconsider its selection.
A representative of E&Y is expected to attend the 2022 Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement.
Listed below are the fees billed to BD by E&Y for services rendered during fiscal years 2021 and 2020.

	2021(1)	2020
Audit Fees	$24,028,500	$17,343,000	“Audit Fees” include fees associated with the annual audit of BD’s consolidated financial statements, reviews of BD’s quarterly reports on Form 10-Q, registration statements filed with the SEC and statutory audits required internationally.
Audit Related Fees	$752,000	$485,000	“Audit Related Fees” consist of assurance and related services that are reasonably related to the performance of the audit or interim financial statement review and are not reported under Audit Fees. These services include benefit plan audits and other audit services requested by management, which are in addition to the scope of the financial statement audit.
Tax Fees	$1,247,000	$972,000	“Tax Fees” includes tax compliance, assistance with tax audits, tax advice and tax planning.
All Other Fees	$35,000	$12,000	“All Other Fees” includes various miscellaneous services.
Total	$26,062,500	$18,812,000
(1)The 2021 amount reflects fees incurred in conjunction with the Diabetes Care Spin-off.

38

Proposal 2: Ratification of selection of independent registered public accounting firm
Pre-approval of audit and non-audit services
The Audit Committee is responsible for appointing BD’s independent auditors and approving the terms of the independent auditors’ services. The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent auditors, as described below. All of the services listed in the previous table were approved pursuant to this policy.
Audit Services. Under the policy, the Audit Committee will appoint BD’s independent auditors each fiscal year and pre-approve the engagement of the independent auditors for the audit services to be provided.
Non-Audit Services. In accordance with the policy, the Audit Committee has established detailed pre-approved categories of non-audit services that may be performed by the independent auditors during the fiscal year, subject to certain dollar limits. The Audit Committee has also delegated to the chair of the Audit Committee, subject to certain dollar limits, the authority to approve additional non-audit services by the independent auditors that either are not covered by the pre-approved categories or exceed the pre-approved limits, provided that the full Audit Committee is informed of each service. All other non-audit services are required to be pre-approved by the entire Audit Committee.
The Audit Committee believes that the provision of the non-audit services described above by E&Y is consistent with maintaining the independence of E&Y. The Audit Committee periodically considers the rotation of the independent auditors. The Audit Committee believes that the continued retention of E&Y to serve as BD’s independent auditors is in the best interests of BD and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

2022 Notice of Annual Meeting and Proxy Statement	39

Report of the audit committee
The Audit Committee reviews BD’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of BD’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee monitors these processes.
In this context, the Audit Committee met and held discussions with management and the independent auditors. Management represented to the Audit Committee that BD’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by the applicable auditing standards.
In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from BD and its management, and the independent auditors provided to the Audit Committee the written disclosures and the letter pursuant to the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence. The Audit Committee discussed with BD’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of BD’s internal controls, and the overall quality of BD’s financial reporting. Management has also reviewed with the Audit Committee its report on the effectiveness of BD’s internal control over financial reporting. The Audit Committee also received the report from the independent auditors on BD’s internal control over financial reporting.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in BD’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021, for filing with the Securities and Exchange Commission.
AUDIT COMMITTEE

Bertram L. Scott (Chair) Carrie L. Byington	R. Andrew Eckert Jeffrey W. Henderson	David F. Melcher Rebecca W. Rimel

40

Proposal 3. Advisory vote to approve named executive officer compensation
The Compensation Discussion and Analysis beginning on page 43 of this proxy statement describes BD’s executive compensation program and the compensation decisions made with respect to our CEO and the other named executive officers reflected in the Summary Compensation Table on page 66. Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, the Board is asking shareholders to cast a non-binding advisory vote on the following resolution:
“RESOLVED, that the shareholders of Becton, Dickinson and Company (“BD”) approve the compensation of the BD executive officers named in the Summary Compensation Table, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables).”
As we describe in the Compensation Discussion and Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports BD’s business strategy and aligns the interests of our executives with those of our shareholders. At the same time, we believe our program does not encourage excessive risk-taking by management. We believe that the compensation actions discussed in the Compensation Discussion and Analysis appropriately reflected the performance of our named executive officers and BD during the year.
For these reasons, the Board is asking shareholders to support this Proposal. While the advisory vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our shareholders and will take into account the outcome of the vote when considering our compensation program and future compensation decisions for our executive officers. The Board has adopted a policy of holding advisory votes to approve named executive officer compensation on an annual basis, and the next advisory vote will be held at our 2023 Annual Meeting of Shareholders (the “2023 Annual Meeting”).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

2022 Notice of Annual Meeting and Proxy Statement	41

Report of the compensation and human capital committee
The primary objective of the BD compensation program is to fully support the strategic business goal of delivering superior long-term shareholder returns through sustained revenue growth, earnings per share growth, and return on capital. As such, we intend to ensure a high degree of alignment between pay and the long-term value and financial soundness of BD. The Compensation Committee has established the following compensation principles to meet this objective.
Aligning the interests of executives and shareholders
•Through equity compensation and equity retention guidelines for executives, we seek to align the interests of executives with those of BD’s shareholders. Equity compensation represents the largest portion of our compensation structure in terms of target value.
Linking rewards to performance
•We maintain a pay-for-performance philosophy based on actual performance against clear, measurable company performance targets, particularly those metrics that support the creation of long-term shareholder value.
Delivering superior business and financial results
•Performance targets are set to reward executives for achieving short- and long-term results in line with our objective of enhancing long-term shareholder value. In setting short-term goals and in rewarding performance, we will take care to ensure that we do not create incentives to take inappropriate risks.
Offering a competitive compensation structure
•We have established and intend to maintain a competitive structure that supports the recruitment and retention of high-performing executives essential to driving the business results required to execute our strategy and create long-term value for shareholders. This structure is determined, in part, by evaluating peer group data provided and analyzed by the Compensation Committee’s independent consultant, Pay Governance.
Maintaining a transparent compensation structure
•The Compensation Committee strives to provide absolute transparency to executives, employees and shareholders of all aspects of BD’s compensation and benefits structure. This includes disclosure of performance targets, payout formulas, details of other earned benefits and the Compensation Committee’s use of discretion in determining award payouts.
Maintaining Compensation Committee independence
•The Compensation Committee is made up exclusively of independent directors and utilizes an independent compensation consultant, Pay Governance, which, by Compensation Committee policy, is prohibited from performing any services for BD or its management without the Compensation Committee’s prior approval.
Retaining prerogative to adjust programs
•The Compensation Committee retains the prerogative to change or modify BD’s compensation and benefit programs to reflect prevailing economic, market or company financial conditions.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in BD’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021 and in this proxy statement.
COMPENSATION AND HUMAN CAPITAL COMMITTEE

Marshall O. Larsen (Chair) Jeffrey W. Henderson	Christopher Jones David F. Melcher	Bertram L. Scott

42

Compensation Discussion and Analysis
Executive Summary
This section provides an overview of our executive compensation philosophy and executive compensation program, and the compensation actions taken with respect to the persons named in the Summary Compensation Table on page 66 (who we refer to as the “named executive officers” or “NEOs”). The named executive officers for 2021 were:
•Thomas E. Polen, Chairman, Chief Executive Officer and President
•Christopher J. DelOrefice, Executive Vice President and Chief Financial Officer
•Christopher R. Reidy, Executive Vice President and Chief Administrative Officer
•Simon D. Campion, Executive Vice President and President, Interventional Segment
•Samrat S. Khichi, Executive Vice President, Corporate Development, Public Policy, Regulatory Affairs & General Counsel
•Alberto Mas, Executive Vice President and President, Medical Segment
Mr. DelOrefice succeeded Mr. Reidy as BD’s CFO on September 6, 2021, following which, Mr. Reidy continued in his role as Executive Vice President and Chief Administrative Officer ("CAO"). Additional information on the compensation actions taken in connection with our CFO transition is on page 61.
All references in this section to years are references to our fiscal year, which ends on September 30, unless otherwise noted. In this section, when discussing our financial performance and awards under our Performance Incentive Plan (the “PIP”) and our Performance Unit awards, we refer to certain financial measures that do not conform to generally accepted accounting principles (“GAAP”). Appendix A to this proxy statement contains reconciliations of these non-GAAP measures to the comparable GAAP financial measures.
Our compensation objectives and practices
The objectives of our executive compensation program include:
•Aligning the interests of our executives with our shareholders through equity compensation and share retention guidelines.
•Driving superior business and financial results by setting clear, measurable short- and long-term performance targets that support our business strategy and the creation of long-term shareholder value, while at the same time taking care to ensure that our executives are not incentivized to take inappropriate risks.
•Offering competitive compensation that helps attract and retain high-performing executives who are essential to executing our strategy and creating long-term value for our shareholders.
•Maintaining a pay-for-performance philosophy by tying a significant portion of pay to performance against performance targets.
In administering the program, the Compensation Committee seeks to provide transparency to BD executives and associates and to our shareholders of all aspects of BD’s compensation and benefits structure. This includes disclosure of performance targets and payout formulas, benefits provided under the program, and the Compensation Committee’s use of discretion in determining award payouts.

2022 Notice of Annual Meeting and Proxy Statement	43

Compensation Discussion and Analysis
The following is a summary of important aspects of our executive compensation program discussed later in this section.

	What We Do	What We Don’t Do
Competitive Compensation Program
 Use balanced mix of cash and equity compensation.
 Reinforce and reward behaviors that support our business objectives.
 Have an independent advisor engaged by our Compensation Committee to assist in designing our compensation program and making compensation decisions.
No employment agreements with our executive officers.

Pay for Performance
 Align executive compensation with the execution of our business strategy and the creation of long-term shareholder value.
 Use balanced set of performance metrics in our performance-based compensation so that undue weight is not given to any one metric.
 Incorporate product quality and inclusion and diversity metrics as a modifier of our annual incentive plan performance factor.
While we emphasize “at risk” pay tied to performance, our program does not encourage excessive risk-taking by management. No guaranteed incentive awards for executive officers.

Strong Compensation Policies
 Robust share retention and ownership guidelines.
 “Double-trigger” change in control agreements with our named executive officers. Our unvested equity compensation awards also have a double-trigger accelerated vesting provision.
 Clawback policy tied to financial restatements or breaches of restrictive covenants.
 Limited executive perquisites.

  No discounting, reloading or repricing of equity awards without shareholder approval.
  Prohibition on executives pledging BD shares or hedging against the economic risk of ownership.
  No excise tax "gross-ups" in our change in control agreements.

44

Compensation Discussion and Analysis
2021 financial performance

$20.2B Total Revenues	$6.85 Reported EPS $13.08 Adjusted EPS	$4.6B Operating Cash Flow

Our base business recovery and BD2025 strategy execution is driving performance
•Total 2021 revenues increased 18.3% reported and 15.6% currency-neutral.
•Momentum in our base business (which excludes COVID-19 only diagnostic testing) continued with base business revenues up 10.5% reported, 8.1% currency-neutral.
•Achieved 2021 reported EPS of $6.85.
◦2021 adjusted EPS was $13.08, an increase of 28.2%, or 28.6% currency-neutral.
•Full-year revenues and adjusted EPS exceeded our original expectations for the year.

We advanced our capital allocation strategy
Operating cash flows increased 31% to $4.6 billion on a year-over-year basis, allowing us to:
•Retire approximately $243 million of debt, reducing our leverage ratio at year-end pursuant to our commitment to reduce outstanding long-term debt.
•Complete 7 "tuck-in" acquisitions that we expect to strengthen our growth profile.
•Increase our R&D spending by nearly 22% to $1.2 billion and execute well on our innovation pipeline to deliver long-term growth.
•Return approximately $2.8 billion to shareholders during the year through $1.0 billion in dividends and $1.75 billion in share repurchases.

We continued our focus on shareholder value creation	•Announced intended Diabetes Care Spin-off to our shareholders, which we anticipate will occur in the second quarter of calendar year 2022.
Considerations regarding CEO pay
The Committee’s decisions regarding 2021 pay for Mr. Polen were also reflective of the following:
•BD's overall performance, which exceeded our expectations for the year.
•The benefit our shareholders receive from Mr. Polen’s knowledge of our industry and, with over 20 years of tenure, his extensive knowledge of BD and its capabilities, technologies and culture.
•Mr. Polen's ability to engage talent and resources across our various businesses and functions, which enabled rapid innovation and a robust response to the COVID-19 pandemic, enabling BD to deliver on our customers’ needs despite unprecedented challenges.
•How under his leadership, BD has strengthened its balance sheet and improved the overall financial position, has meaningfully expanded our R&D pipeline, and has executed a record level of M&A activity, with over 13 transactions in 18 months, positioning BD well to achieve our enhanced growth strategy.
•Tying a significant amount of Mr. Polen’s pay to performance, with a clear link to our performance driven metrics.
•Mr. Polen’s pay has been positioned modestly against his peer group, with reasonable increases considered as his tenure in the CEO role increases.

2022 Notice of Annual Meeting and Proxy Statement	45

Compensation Discussion and Analysis
2021 executive compensation decisions
Below is a summary of compensation actions taken in 2021.
Salary. Following fiscal 2020 in which executive officers received no annual salary increases and took a temporary 90-day salary reduction in response to the COVID-19 pandemic, the Compensation Committee approved salary increases effective in fiscal 2021 for the named executives consistent with the 3% increase budget applicable to BD associates generally. Increases for Messrs. Khichi and Campion also reflected a market adjustment to align each executive’s salary closer to the market median. Mr. Polen's salary increased to $1,250,000 to recognize his strong performance and move his salary closer to the median of peer companies.
Annual incentive compensation. BD's strong performance for the year resulted in funding for PIP awards at 152% of target under the PIP formula. Based on management's recommendation, the Compensation Committee used negative discretion to reduce the funding factor to 126%. Management believed a reduction was fair given that BD's performance benefited in part from a strong recovery from the pandemic during the year. Management also believed the reduction would benefit shareholders by making additional funds available to invest in the businesses. All of the named executive officers received PIP awards consistent with this reduced funding factor, except for Mr. Mas, who received an award at 139% of target (110% of the PIP factor) to reflect his individual contribution to the strong performance of the Medical segment during the year. For a full discussion of the 2021 PIP awards made to the named executive officers, see “PIP Awards” beginning on page 57.
Equity compensation.
Fiscal 2021 grants. Consistent with our goal of aligning incentive compensation to the interests of our shareholders, equity compensation represented a significant component of total compensation in 2021. In November 2020, the Compensation Committee determined the equity compensation grant values for each named executive officer after taking into account market data, recommendations from the Compensation Committee’s independent consultant, and individual performance and potential. The increase in the total value of Mr. Polen’s award over the prior year was made to move his equity compensation closer to the median of CEOs at peer group companies.
Vesting of PSU awards. During 2021, Performance Units covering the fiscal 2018-2020 performance period vested. The performance metrics for these awards were average return on invested capital and relative total shareholder return. The Compensation Committee determined a payout of these awards at 45% of target, reflecting, in part, the impact of the COVID-19 pandemic on our operations during 2020.
Supplemental SAR grant. As we discussed in our proxy statement for our 2021 Annual Meeting, the global COVID-19 pandemic caused significant disruption to BD’s operations during fiscal 2020, which in turn, materially impacted our performance-based incentive plans. This included the impact on the value of in-flight Performance Unit awards. In the early part of fiscal 2021, as the Compensation Committee reviewed BD’s performance for fiscal 2020 under the PIP and BD’s annual equity compensation grant, the Compensation Committee considered the impact of the pandemic on in-flight Performance Unit awards granted in 2018 and 2019. The 2018 award had vested at 45% of target, as noted above, and the payout of the in-flight 2019 grant was forecasted to pay out even lower (and, in fact, eventually paid out at 42%).
Recognizing the unexpected impact of the pandemic on this key component of long-term compensation and the potential significant lessening of the retentive value of these awards, the Compensation Committee worked with its independent consultant to consider various alternatives to address this impact. These included providing supplemental equity awards, adjusting the payouts or modifying the performance targets of the outstanding awards, and granting substitute awards. Throughout its deliberations, the Compensation Committee was focused on ensuring that any action it took would align the interests of management with the long-term interests of our shareholders.

46

Compensation Discussion and Analysis
After considering these alternatives, the Compensation Committee decided to make a broad-based, special one-time supplemental grant of stock appreciation rights (referred to as "SARs") to associates who had received the 2018 or 2019 Performance Unit grants, which included certain named executive officers. The Compensation Committee chose to make the supplemental award in SARs because it favored using a vehicle that aligned the interests of our key leaders with the long-term interests of our shareholders, and only through long-term stock price appreciation would the SARs grant have any intrinsic value. It is important to note that the grant value of this one-time award was less than 50% of the decline in value of the 2018 and 2019 Performance Unit grants. The Compensation Committee limited the grant value of the supplemental grant because it believed fully protecting associates from the pandemic was not an appropriate action to take.
Even though Mr. Polen received the 2018 and 2019 Performance Unit grants, the Committee agreed with his recommendation to forego receipt of this additional one-time award. In addition, the Compensation Committee’s supplemental grant was broad-based, covering 233 associates, and the aggregate value of the grants to our then-NEOs was less than $1 million.
The Compensation Committee took this action in the broader context of executive compensation during 2020 and the significant steps BD took to support our associates throughout the organization during the pandemic. During 2020, our executive officers did not receive salary raises for the year, took a temporary pay cut during the year as part of our response to the pandemic, had their matching contributions under our 401(k) plan suspended and received below target bonuses for the year. BD also took a number of steps to support our broader population of associates during the pandemic. A full list of the actions we took is on page 60, but a few examples include paying the benefits premiums of furloughed workers, establishing an employee assistance fund, and providing mental health resources.
For a full discussion of the supplemental SARs awards and the actions we took to support our associates during the COVID-19 pandemic, see “Supplemental SAR Grant” beginning on page 59.

2022 Notice of Annual Meeting and Proxy Statement	47

Compensation Discussion and Analysis
Our compensation objectives and practices
Our goal is to provide an executive compensation program that best serves the long-term interests of our shareholders. We believe that attracting and retaining superior talent and rewarding performance is key to delivering long-term shareholder returns, and that a competitive compensation program is critical to that end. Therefore, we strive to provide a competitive compensation package to our executives that ties a significant portion of pay to performance and uses components that align the interests of our executives with those of BD’s shareholders. The following is a summary of important aspects of our executive compensation program.
•Balanced mix of pay components and incentives. We target a balanced mix of cash and equity compensation, and of annual and long-term incentives. The key elements of our program are salary, annual cash incentives under the PIP and long-term equity compensation.
•Significant performance-based compensation tied to business strategy. We emphasize pay-for-performance to align executive compensation with the execution of our business strategy and the creation of long-term shareholder value.
•A significant portion, 91%, of Mr. Polen’s target compensation in 2021 was performance-based.
•We use performance metrics that are aligned with and support BD’s business strategy, as described on page 50.
•While we emphasize “at risk” pay tied to performance, we believe our program does not encourage excessive risk-taking by management.
•Share retention guidelines and policy against pledging/hedging. Our executives are subject to robust share retention and ownership guidelines and are prohibited from pledging BD shares or hedging against the economic risk of their ownership.
•Limited perquisites and no employment agreements. We offer our named executive officers limited perquisites, and none of them have employment agreements.
•Clawback policy. We have a compensation recovery policy that gives the Board the authority to recover incentive compensation paid to senior management in the event of a restatement of our financial statements resulting from misconduct, and to recover equity compensation awarded to a member of management if such executive breaches certain restrictive covenants.
•Change in control arrangements. We have “double-trigger” change in control agreements with our named executive officers to provide continuity of management in the event of an actual or potential change in control of BD. Our change in control agreements do not contain any excise tax “gross-ups” provisions. Our unvested equity compensation awards also have a double-trigger accelerated vesting provision.
•Use of independent consultant. The Compensation Committee uses an independent consultant to assist it in designing our compensation program and making compensation decisions. The independent consultant did not provide any services to BD or BD management in 2021, per the policy of the Compensation Committee.

48

Compensation Discussion and Analysis
2021 say-on-pay results and shareholder outreach
At our 2021 Annual Meeting, approximately 67% of the shares voted were cast in support of BD’s advisory vote on named executive officer compensation (known as "say-on-pay") paid in fiscal 2020. While this represented majority support for our say-on-pay proposal, the results were well below the level of shareholder support we had received in prior years.
Scope of outreach
In response to the shareholder concerns evidenced by our fiscal 2020 say-on-pay results, we engaged in an extensive shareholder outreach program to obtain feedback on our executive compensation program and other matters relating to BD. We reached out to our top 75 shareholders, representing approximately 65% of our outstanding shares. Members of our senior management met with shareholders representing approximately 40% of BD’s outstanding shares. The chair and other members of the Compensation Committee participated in a number of these meetings.
Feedback we received
Our engagement with investors evidenced general support for the overall design of our executive compensation program, including our program structure and the incentive compensation vehicles we use. Based on the feedback from shareholders, we concluded that our fiscal 2020 say-on-pay vote result was largely the result of the one-time supplemental SAR awards granted to BD associates, including certain executive officers, in early fiscal 2021, which are discussed more fully below. While these grants were made in fiscal 2021, we disclosed the grants in last year's proxy statement to be fully transparent with shareholders regarding the compensation actions taken by the Compensation Committee in response to the pandemic. Throughout our engagement, shareholders expressed the view that while they understood the rationale for the grant and supported the overall design of our program, they do not support adjusting or providing supplemental compensation with respect to in-flight long-term incentive compensation awards.
Shareholders also inquired how BD’s COVID-19 testing revenues would be factored into our 2021 PIP performance factors. While shareholders were supportive of the adjustments made to the PIP performance factor for 2020 in light of the adverse impact of the pandemic on BD’s operations, some shareholders expressed concerns about a potential windfall to executives from revenues relating to our BD Veritor™ test in 2021. As described below, to account for this possibility, the Compensation Committee separated the PIP revenue performance measure for 2021 into two separate performance targets, one for our base business and one for our BD Veritor revenues.
Another area of feedback from shareholders was the extent to which ESG metrics were being incorporated into executive compensation. As ESG matters have taken on heightened importance among our shareholder base, our conversations with shareholders evidenced a desire of shareholders to have compensation based in part on how management is managing ESG matters of importance to BD. As is discussed more below, for 2021, the Compensation Committee introduced a Strategic Scorecard element to the PIP, which sets aggressive goals for the year that support our longer-term priorities under the BD2025 strategy, including product quality and inclusion and diversity, and provides management the opportunity earn up to a 10% increase in the PIP factor based on its ability to achieve these goals. A further discussion of the Strategic Scorecard begins on page 52.

2022 Notice of Annual Meeting and Proxy Statement	49

Compensation Discussion and Analysis
Design and structure of 2021 executive compensation
The compensation of our named executive officers is weighted towards performance-based compensation, where the amount received by an executive varies based on company and individual performance. As shown in the chart below, approximately 91% of Mr. Polen’s and 83% of the other named executive officers' 2021 total compensation (excluding Mr. DelOrefice) was variable performance-based pay.
2021 total compensation*

CEO	Other Named Executive Officers

●  Base Salary ●  PIP ●  Long-Term Equity Compensation
–  Fixed –  Performance-Based
*Actual amounts received (and the percentage of total compensation coming from performance-based compensation) may differ from target amounts based on performance and BD’s stock price.
“Performance-based” compensation includes PIP awards, Performance Units, Performance Time Vested Units ("PTVUs") and SARs, while “Fixed” compensation includes salary. We consider SARs performance-based compensation because they require stock price appreciation to deliver value to an executive.
How our performance metrics support BD’s business strategy
BD remains focused on delivering sustainable growth and shareholder value and making appropriate investments for the future. BD management operates the business consistent with the following core strategies:

Grow
•Developing and maintaining a strong portfolio of leading products and solutions that address significant unmet clinical needs, improve outcomes, and reduce costs;
•Focusing on our core products, services and solutions that deliver greater benefits to patients, healthcare workers and researchers;
•Investing in research and development that will result in category innovation and a robust product pipeline;
•Leveraging our global scale to expand our reach in providing access to affordable medical technologies around the world, including emerging markets;
•Supplementing our internal growth through strategic acquisitions in faster growing market segments; and
•Driving an efficient capital structure and strong shareholder returns.

50

Compensation Discussion and Analysis

Simplify
•Driving operating effectiveness and margin expansion by placing controls on sourcing and transportation costs, as well as by increasing labor productivity and asset efficiencies;
•Focusing on cash management in order to improve balance sheet productivity;
•Working across our supply chain to minimize environmental impacts;
•Creating more resilient operations based on an enterprise-wide renewable energy strategy;
•Reducing complexity across our manufacturing network and rationalizing our product portfolio to optimize architecture, portfolio and business processes;
•Enhancing our quality and risk management systems; and
•Simplifying our internal business processes.

Empower
•Fostering a purpose-driven culture with a focus on positive impact to all stakeholders–customers, patients, employees and communities;
•Improving our ability to serve customers and enhance customer experiences through the digitalization of internal processes and go-to-market approaches; and
•Cultivating an inclusive work environment that welcomes and celebrates diverse talent and perspectives.
The Compensation Committee believes it is important that our compensation program reinforces and rewards behaviors that support these business objectives. In addition, the Compensation Committee believes executive compensation should be based in part on how BD’s performance compares to peer companies facing the same market conditions as BD. These considerations inform the Compensation Committee’s selection of the performance measures for BD’s performance-based compensation.

2022 Notice of Annual Meeting and Proxy Statement	51

Compensation Discussion and Analysis
Performance Period and Metrics for Performance-based Compensation in 2021

1 Year (PIP awards)	3 years (Performance Units/PTVUs)	10 years (SARs)
Adjusted EPS	ROIC	Stock price appreciation
Revenues	Revenue growth
Free cash flow as a percentage of sales	Adjusted EPS growth
Relative TSR (modifier)
Description of Metrics for Performance-based Compensation in 2021

Adjusted EPS	“Adjusted EPS” is our GAAP diluted earnings per share less acquisition-related purchase accounting adjustments and finance, integration, restructuring and transaction costs. We use Adjusted EPS because it is one of the primary bases on which BD sets performance expectations each year and earnings is a widely used measure of overall company performance. The use of Adjusted EPS is consistent with how we report our operating results to the financial community.
Revenues	Revenues measure BD’s ability to innovate and compete in the global marketplace. This measure reinforces the importance of sustaining strong “top-line” growth under our business strategy.
Free cash flow as a percentage of sales	This metric recognizes the importance of the efficient use of cash to our ability to fund ongoing investments in our business, including product development, innovation and geographic expansion. “Free cash flow” means net cash from operations, less capital expenditures and capitalized software.
Return on invested capital (“ROIC”)
ROIC measures profitability and how effectively company assets are being used. This metric requires our executives to effectively manage a number of different aspects of the business, including new product introductions, productivity improvements and geographic expansion.

Relative TSR	We use relative total shareholder return (referred to as "TSR") as a potential modifier of Performance Unit payouts. Relative TSR measures BD’s stock performance (assuming reinvestment of dividends) during the performance period against that of a group of healthcare equipment and life sciences companies included in the S&P 500 Healthcare Index (the “TSR Group”). Performance Unit payouts are modified based on the relative rank of BD’s TSR compared to the TSR Group during the performance period. The use of relative TSR as a modifier allows Performance Unit payouts to reflect BD’s performance, as shown in our stock price over time, compared to peer companies facing similar business conditions.
The Compensation Committee believes that, together, these measures provide a balanced set of performance targets that focus on growth, profitability and operating efficiency.
When measuring actual performance against financial targets, adjustments are made to account for the impact of foreign currency exchange rates in effect during the year, whether favorable or unfavorable to BD, compared to the rates we budgeted when the targets were set. We eliminate this impact of unbudgeted foreign currency translation so that only BD’s underlying performance is measured.
Strategic Scorecard
Beginning in 2021, a Strategic Scorecard modifier was added to the PIP. The Strategic Scorecard sets aggressive goals for the year that support our longer-term priorities under the BD2025 strategy, and provides management the opportunity earn up to a 10% increase in the PIP factor based on its ability to achieve these goals. The scorecard sets a rigorous performance threshold and is intended to only reward performance that meets this high standard.

52

Compensation Discussion and Analysis
For the 2021 PIP, the Strategic Scorecard had the following four goals:

Grow	•Execute on organic and inorganic growth initiatives to accelerate growth in fiscal 2022 and beyond.
Simplify
•Deliver on all of BD’s 483 letter observations, specimen management warning letter and registration remediation commitments, and execute on all Inspire Quality goals and timelines.
•Execute all planned 2021 Project Recode actions and milestones to progress towards goal of achieving $300 million in savings through fiscal 2024.

Empower
•Demonstrate meaningful progress (80% or better) against the business, regional and corporate team Inclusion Plans and measurable improvement on inclusion and diversity goals (including diverse representation goals).

Achievement of the scorecard factors are scored either at 0%, 50% or 100% achievement, resulting in a 0%, 1.25% or 2.5% modifier, respectively, for each of the four scorecard goals.
How performance goals are set
The Compensation Committee considers BD’s business plan and the environment in which BD is operating when setting performance targets for the PIP and Performance Units. The Compensation Committee seeks to reward what it deems to be superior performance by management in light of current industry conditions and growth trends. The Compensation Committee sets what it believes are challenging performance targets in light of the BD operating plans reviewed by the Board, and structures payouts so that they are aligned with BD’s performance against those targets.
Our risk analysis of performance-based compensation
While a significant portion of our executive compensation is performance-based, we do not believe that our program encourages excessive or unnecessary risk-taking. While risk-taking is a necessary part of operating and growing a business, the Compensation Committee focuses on aligning BD’s compensation practices with BD’s long-term strategy and attempts to avoid short-term rewards for management decisions that could pose long-term risks to BD. This includes:
•Limits on PIP awards. We do not overweight short-term incentives as a proportion of total pay. PIP awards are also capped at 200% of an executive’s target award to protect against disproportionately large short-term incentives, and the Compensation Committee has the discretion to set PIP award amounts based on any factors it deems appropriate, including whether management has taken unnecessary or excessive risk.
•Use of long-term equity compensation. The largest portion of the compensation paid to our named executive officers is long-term equity compensation that vests over a period of years, which encourages our executives to focus on sustaining BD’s long-term performance.
•Use of Performance Units. A significant portion of executive equity compensation consists of Performance Units that have a three-year performance cycle. This focuses management on sustainable long-term performance. We also cap the payout of these awards at 200% of target.
•Balanced set of multiple performance metrics. We use a number of different performance metrics in our performance-based compensation so that undue weight is not given to any one metric.
•Share retention and ownership guidelines. Our share retention and ownership guidelines ensure that our executives have a significant amount of their personal assets tied to the long-term success of BD, and we have a policy prohibiting the pledging of BD shares or hedging against the economic risk of their ownership.

2022 Notice of Annual Meeting and Proxy Statement	53

Compensation Discussion and Analysis
The key elements of our compensation program
The key elements of our executive compensation program in 2021 are summarized below.

	Fixed	Variable

	Base Salary	PIP	Long-Term Incentives

			SARs	Performance Units	PTVUs

What?	Cash	Cash	Equity	Equity	Equity

When?	Annual	Annual	10-year term	3-year performance period	3-year performance period

Description	Fixed cash compensation based on performance, scope of responsibilities, experience and competitive pay practices.	Annual variable cash payment tied to performance during the fiscal year.	Exercisable for shares based on difference between exercise price and BD stock price.	Performance-based restricted stock units, with payout tied to BD’s performance over three-year performance period.	Restricted stock units that vest three years from grant, subject to BD meeting the pre-set performance target.

Purpose	Provide a fixed, baseline level of compensation.	•Drive business performance towards achievement of annual goals. •Reward individual contributions to BD’s performance.	•Increase executive ownership to align interests with shareholders. •Drive long-term, sustained business performance. •Reward creation of shareholder value. •Promote executive retention.

Base salary
Base salary is the fixed component of the compensation paid to our executive officers, and is determined based on the relative importance of the position, the person's experience, competitive marketplace practices, and the individual’s performance. Base salaries are reviewed annually, with any increase going into effect the following January 1.
PIP awards
The PIP provides our executives an opportunity to receive an annual cash award based on BD’s performance for the fiscal year and their contribution to that performance, as part of our pay-for-performance philosophy.
Change to the PIP for fiscal year 2021
For 2021, the Compensation Committee set two separate revenue targets, one for revenues from our BD Veritor COVID-19 test and the other for our base business. This was done to account for the potential variability in revenues from our BD Veritor test during the year, which would be largely dependent on the course of the pandemic, and to protect against any unintended windfall our executives might receive from BD Veritor™ revenues. Because of the potential variability of BD Veritor revenues, the threshold performance for BD Veritor revenues was set lower than for the base business target, but the threshold to meet maximum performance was set higher.
As previously mentioned, a Strategic Scorecard modifier has been added to the PIP that measures management’s performance against financial and non-financial strategic goals that are aligned with our Grow, Simplify and Empower strategy.

54

Compensation Discussion and Analysis
Setting awards
Target PIP awards for the named executive officers are expressed as a percentage of base salary. The factors considered when setting actual PIP awards include BD’s overall performance against the performance targets and the resulting available funding, the executive’s target award and the executive’s individual performance. Our CEO’s performance is measured against the individual goals for the year established by the independent directors. For our other named executive officers, performance is measured against the performance objectives set for the businesses or functions they oversee. In each case, the performance objectives for a named executive officer involve a combination of quantitative and qualitative goals. However, no specific formula or weighting of individual performance objectives is used to determine a named executive officer’s PIP award, nor is the achievement of any individual performance objective a condition to receiving an award. Instead, the Compensation Committee (and the independent directors in the case of our CEO) use their business judgment to determine what it believes is an appropriate PIP award to recognize BD’s performance and the executive’s contribution to that performance.
Funding for awards based on BD’s performance
The available funding pool for PIP awards is determined by a formula. For each performance measure, BD’s performance is compared to the target goal set by the Compensation Committee to arrive at a performance factor for that measure.
The graphs below shows the funding levels for threshold, target and maximum performance for the performance metrics under the PIP for 2021. Performance below threshold for a performance metric results in no funding with respect to that metric.

Base Business Revenue	BD Veritor Revenue	Adjusted EPS	Free Cash Flow as Percentage of Sales

•The performance factors for the measures are weighted to arrive at an overall funding factor, although actual awards, as a percentage of a named executive officer’s target, may be more or less than the funding factor.
•To determine the funding factor, the Revenues and Adjusted EPS metrics are each weighted 40%, and the Free Cash Flow metric is weighted 20%. The funding formula for the Revenues targets have a steeper incremental funding curve than for the other two measures. This is intended to better align the incentives under the PIP with our business strategy by increasing management focus on revenue growth and rewarding higher levels of revenue performance.

As previously discussed, the funding factor determined by the above formula may be modified based on management’s performance against the performance targets set under the Strategic Scorecard.
The final funding factor is subject to the approval of the Compensation Committee, and the Compensation Committee has the discretion to reduce or increase the funding factor derived from the PIP formula. Actual awards given to our named executive officers are in the discretion of the Compensation Committee and their awards, as a percentage of their target, may be more or less than the final funding factor.
When comparing BD’s operating results to the performance targets, the Compensation Committee also has the discretion to make adjustments to BD’s results for unbudgeted items that are not considered part of our ordinary operations and other events that significantly impacted BD’s performance. This encourages management to make business decisions based on what management believes is in the best interests of BD, rather than their possible effects on compensation. It also ensures that our executives are not unfairly rewarded for or penalized by these types of events.

2022 Notice of Annual Meeting and Proxy Statement	55

Compensation Discussion and Analysis
Equity compensation awards
We use a mix of equity compensation vehicles to promote the objectives of our program. SARs reward executives for the creation of shareholder value over the term of the award, and Performance Units and PTVUs measure BD’s performance over a three-year period and reward sustained long-term financial performance. Because they are equity-based and subject to long-term vesting periods, these awards also serve to align the interests of our executives with those of our shareholders and promote executive retention.
Award values
The Compensation Committee determines the total grant date dollar value of the equity compensation to be paid to a named executive officer. SAR, Performance Unit and PTVU awards are then made to the executive based on their estimated grant date values, with SARs and Performance Units each making up approximately 40% of the total award value, and PTVUs the remaining 20%. The values given to equity compensation awards are only estimates and actual amounts realized from these awards may differ from these estimated values.
Performance Unit metrics and payout formula
The performance measures used for the Performance Units granted in 2021 are average annual Revenue growth and average annual ROIC. Both average annual ROIC and average Revenue growth are weighted 50%. A payout factor for each measure is calculated to determine a final share payout, which can range anywhere from zero to 200% of target. The payout factor for each performance measure is determined by a scale that establishes a threshold performance level (resulting in a 50% payout factor for that measure), and a maximum performance level (resulting in a 200% payout factor). Performance below the threshold level results in a zero payout factor for that measure.
The payout factor for the Performance Units is subject to modification based on BD’s relative TSR compared to the TSR Group for the performance period. The modifier can range from 120% of payout (for relative TSR in the top 15th percentile) to 80% (for relative TSR in the lowest quartile). In the event BD has a negative TSR for the performance period, the modifier will not be used to increase the payout amount, regardless of BD’s relative rank within the TSR Group.
Similar to the PIP, the Compensation Committee has the discretion to adjust BD’s average ROIC and Revenue performance for unbudgeted items and other significant events not considered part of our ordinary operations.
2021 compensation actions
Below is a discussion of compensation actions taken in 2021 with respect to the named executive officers.
Considerations regarding CEO pay
In making compensation decisions with respect to Mr. Polen, the Compensation Committee considered a number of factors, including:
•BD's overall performance, which exceeded the expectations set for the year.
•The benefit our shareholders receive from Mr. Polen’s knowledge of our industry and, with over 20 years of tenure, his extensive knowledge of BD and its capabilities, technologies and culture.
•Mr. Polen's ability to engage talent and resources across our various businesses and functions, which enabled rapid innovation and a robust response to the COVID-19 pandemic, enabling BD to deliver on our customers’ needs despite unprecedented challenges.
•How under his leadership, BD has strengthened its balance sheet and improved its overall financial position, has meaningfully expanded its R&D pipeline, and has executed a record level of M&A activity, with over 13 transactions in 18 months, positioning BD well to achieve our enhanced growth strategy.
•Tying a significant amount of Mr. Polen's pay to performance, with a clear link to our performance driven metrics.

56

Compensation Discussion and Analysis
In addition, when Mr. Polen became CEO in 2020, his compensation was purposely set by the Compensation Committee towards the lower quartile of BD’s peer companies, with the intent of increasing his total target compensation over time, assuming appropriate company and individual performance. As a result, Mr. Polen’s pay is positioned modestly against his peer group. The Compensation Committee's decisions regarding Mr. Polen’s salary and equity compensation reflect the intent of the Compensation Committee to adjust his compensation over time towards the median of peer group companies. See page 63 for information on the companies the Compensation Committee uses to benchmark executive compensation.
Salary adjustments
Following 2020, during which executive officers received no annual salary increases and took a temporary 90-day salary reduction in response to the COVID-19 pandemic, the Compensation Committee approved salary increases for the named executives consistent with the 3% increase budget applicable to associates generally. The salary increases for Messrs. Khichi and Campion also reflected a market adjustment to align each executive’s salary closer to the market median. Mr. Polen received a salary increase during the year from $1,150,000 to $1,250,000 to recognize his strong performance and move his salary closer to the median of peer companies.
PIP awards
Performance against the plan targets
The threshold performance, target performance and maximum performance for each metric under the PIP for 2021, along with BD’s adjusted performance during the year, are set forth on the following table.

	Range of Performance			Reported Performance	Adjusted Performance*	Funding Factor (rounded)
Performance Metric	Threshold	Target	Maximum
Adjusted EPS (40%)				$6.85	$13.08	46%
Revenues (40%) (in billions)	Base business			$18.85	$18.61	74%
	BD Veritor			$1.40	$1.35
Free cash flow as % of sales (20%)				16.0%	19.3%	25%
Total						145%
*For information on how Adjusted Performance is calculated, see Appendix A.
As it has historically done, the Compensation Committee made adjustments to the company’s performance for unbudgeted items, including acquisitions and divestitures, and certain other matters that occurred during the year. The Compensation Committee made these adjustments to eliminate items that are not considered part of BD’s ordinary operations, so that only the underlying operating performance of our business was measured. These adjustments are consistent with how we reported our operating results to the financial community. The reconciliations on Appendix A provide additional detail on the adjustments made by the Compensation Committee.

2022 Notice of Annual Meeting and Proxy Statement	57

Compensation Discussion and Analysis
Application of Strategic Scorecard

Grow	•Execute on organic and inorganic growth initiatives to accelerate growth in fiscal 2022 and beyond.
Simplify
•Deliver on all of BD’s 483 letter observations, specimen management warning letter and registration remediation commitments, and execute on all Inspire Quality goals and timelines.
•Execute all planned 2021 Project Recode actions and milestones to progress towards goal of achieving $300 million in savings through fiscal 2024.

Empower
•Demonstrate meaningful progress (80% or better) against the business, regional and corporate team Inclusion Plans and measurable improvement on inclusion and diversity goals (including diverse representation goals).

Strategic Modifier: 5%
The Strategic Scorecard sets aggressive internal targets that support BD's longer-term strategic priorities, and is intended to only reward performance that meets the rigorous standards set under the scorecard. While BD management scored well on the Grow factor, BD's performance fell slightly short of the goals set for Simplify and Empower. As a result, the Compensation Committee set the modifier under the Strategic Scorecard score at 5%, which increased the preliminary PIP funding factor from 145% to 152%.
Compensation Committee's exercise of negative discretion
As part of its review of PIP awards for the NEOs, management recommended to the Compensation Committee that it exercise its discretion to reduce the PIP funding factor from 152% to 126%. Management believed a reduction was fair given that BD's performance benefited in part from a strong recovery from the pandemic during the year. Management also believed that reducing the PIP funding for BD executives was a prudent use of company assets that would benefit our shareholders by making additional funds available to invest in BD's businesses. Following its review, the Compensation Committee accepted management's recommendation and set the final PIP funding factor at 126% of target.
Awards made to named executive officers
The following table shows the PIP awards that were granted to the named executive officers for 2021. These awards are also set forth in the Summary Compensation Table on page 66 under the heading “Non-Equity Incentive Plan Compensation.”

Name	Target Incentive Award ($)	Actual Incentive Award ($)
Thomas E. Polen	1,875,000	2,362,500
Christopher J. DelOrefice*	N/A	N/A
Christopher R. Reidy	795,346	1,005,556
Simon D. Campion	531,250	671,659
Samrat S. Khichi	572,760	724,141
Alberto Mas	610,224	848,656
*Mr. DelOrefice was not eligible for a PIP award for 2021.
All of the named executive officers received PIP awards consistent with the reduced PIP funding factor of 126% of target, except for Mr. Mas. Mr. Mas received an award of 139% of target (110% of the funding factor), reflecting his individual contribution to the strong performance of the Medical segment, which achieved financial results that were well above budget despite significant raw material, supply and other operational challenges, made significant progress under Project Recode, and also completed four acquisitions during the year.

58

Compensation Discussion and Analysis
Equity compensation awards
2021 awards
The Compensation Committee made the equity compensation awards to the named executive officers shown in the Summary Compensation Table on page 66 during fiscal 2021. The increase in the total value of Mr. Polen’s award over the prior year was made to recognize Mr. Polen’s performance and to move his equity compensation closer to the median of CEOs in the Comparison Group. Mr. DelOrefice's award reflects a portion of the sign-on grant he received upon joining BD, as discussed below. The awards granted to the other named executive officers reflect award values granted by the Compensation Committee after considering individual performance and compensation market data, and the supplemental grant discussed below.
The Performance Units included in these awards cover the fiscal 2021-2023 performance period, and have the following performance targets:

Performance Metric	Minimum	Target	Maximum
Average Revenue Growth	3.0%	5.0%	7.0%
Average ROIC	6.8%	11.8%	16.8%
The payout factor for the performance Units will be modified based on the company’s relative TSR performance during the three-year performance period, as discussed earlier.
The PTVUs included in the awards have a target of average 3% growth in Adjusted EPS over the performance period.
Payout of PSUs
During 2021, Performance Units covering the fiscal 2018-2020 performance period vested. The performance metrics for these awards were average ROIC and relative total shareholder return. Our performance against the performance targets for these awards was impacted in part by the adverse effect of the COVID-19 pandemic, and the awards paid out at 45% of target.
Supplemental SAR grant
As we disclosed in our proxy statement for the 2021 Annual Meeting, the global pandemic caused significant disruption to BD’s operations during fiscal 2020. Government efforts throughout the world to slow and control the spread of COVID-19 led to a sudden and steep decline in global economic activity that had a significant impact on BD. Our business experienced weakened demand resulting from a significant decline in medical procedures due to government restrictions and a shift in healthcare priorities. We experienced a decline in procedure volumes across both acute and non-acute settings, the deferral of elective procedures, such as hernia repairs, and delays in instrument placements. We were also impacted by decreases in demand for routine diagnostic testing and specimen collections (although this was partially offset by higher demand for our COVID-19 testing), and by declines in research activity due to laboratory closures and reduced clinical testing.
The impact of the pandemic on BD’s financial results materially impacted the actual and projected value our performance-based incentive plans. This included a significant impact on the value of our in-flight Performance Unit awards, an important component of our broad-based long-term incentive compensation for our key leaders. As mentioned above, the awards granted in 2018 ultimately vested in November 2020 at 45% of target, and the payout of the in-flight 2019 grant was forecasted to pay out even lower (and, in fact, eventually paid out at 42%).
In the early part of fiscal 2021, as the Compensation Committee reviewed BD’s performance for fiscal 2020 under the PIP and BD’s annual equity compensation grant, it considered the impact to BD executives of the lower payout value of these awards. Recognizing the unexpected loss in value caused by the pandemic and the potential significant weakening on the retentive value of these awards for key executives throughout the organization, the Compensation Committee, in consultation with its independent compensation consultant over a series of meetings, considered a range of possible approaches to address this impact. These included providing supplemental equity awards, adjusting the payouts or modifying the performance targets of the outstanding awards, and granting substitute awards. Throughout its deliberations, the Compensation Committee was focused on ensuring that any action taken to address the impact of the pandemic would align the interests of management with the long-term interests of our shareholders.

2022 Notice of Annual Meeting and Proxy Statement	59

Compensation Discussion and Analysis
After a careful review of these alternatives, the Compensation Committee decided to address the lost value of the 2018 and 2019 Performance Units through a special, one-time grant of SARs in fiscal 2021 to BD associates who received these awards, which included certain named executive officers. The Compensation Committee considered granting time-vested units for the supplemental award, but decided against this because they are not performance-based and would provide guaranteed value to the executives if held until vesting. Instead, the Compensation Committee chose SARS because they only have value if the BD stock price appreciates, aligning the awards with the interests of our shareholders. The Compensation Committee decided against modifying the payout or performance targets of the Performance Unit awards or granting substitute awards as it believed these alternatives were not consistent with BD’s compensation philosophy or be in the shareholders’ best interests.
As we stated earlier, based on feedback we received from shareholders, we believe this supplemental grant was the primary reason for our lower than usual shareholder support on BD’s say-on-pay proposal at the 2021 Annual Meeting.
SAR award in context of fiscal 2020 compensation
We believe the supplemental SAR grant should be viewed in the broader context of executive compensation during fiscal 2020. Our executive officers did not receive salary raises during 2020, took a temporary pay cut during the year as part of our response to the pandemic, had their matching contributions under our 401(k) plan suspended and received below target PIP bonuses for the year. The lost value of the in-flight Performance Unit awards also significantly lessened the retentive value of the grants held by key leaders throughout the organization who are important to the implementation of our BD2025 strategy.
In addition, it is important to note that:
•This was a broad-based action in which 233 BD associates participated in the supplemental SAR grant.
•The aggregate grant date value of the supplemental SAR grant to our then-NEOs was less than $1 million. Although he was eligible, our CEO, Mr. Polen, voluntarily declined the award.
•Because the Compensation Committee recognized that the lower value of these awards was not solely related to COVID-19 and because it believed fully protecting associates from the impact of the pandemic was not appropriate, the value of the one-time grant was less than 50% of the lost value of the Performance Units.
•No changes were made to the performance targets of any in-flight awards.
•The grant was made in SARs with long-term vesting provisions because the Compensation Committee favored using a mechanism that would align the interests of our key leaders with long-term value creation. Only through long-term stock price appreciation and continued service will a BD associate receiving the one-time supplemental SARs be able to earn a portion of the lost Performance Unit value. Without stock price appreciation, these one-time supplemental SARs have no intrinsic value.
Actions taken to support BD associates during pandemic
It is also important to view the supplemental award in the context of the other significant steps that BD took to support associates throughout the organization during the pandemic. Specifically, we:
•Increased wages temporarily for manufacturing associates in Mexico and provided special bonuses to those in the U.S. and Puerto Rico. The aggregate amount of these measures was approximately $9 million.
•Paid the medical, dental and vision premiums for associate furloughed in the U.S. and Puerto Rico during the furloughs.
•Timed the furloughs so that associates could participate in the CARES Act supplemental unemployment during their furlough periods. In many cases, associates were actually kept whole or potentially earned more through the supplemental unemployment insurance and not having to incur their usual cost share for medical, dental and vision benefits while on furlough.
•Established an employee assistance fund to which BD contributed in excess of $500,000 that provided $500 grants to help cover expenses while waiting for benefits to begin.
•Maintained sales associates at 99% of pay, notwithstanding the impact of the pandemic on their ability to hit sales incentive plans.

60

Compensation Discussion and Analysis
•While business necessities brought on by the pandemic required us to suspend the employer match under our 401(k) and Global Share Investment Program ("GSIP), our efforts to stabilize the business allowed us to restart the matching contributions a full quarter earlier than we had planned and communicated to associates. This amounted to an approximate $27 million benefit to associates.
•Provided BD associates with two “days of thanks” (paid days offs) to thank them for their service during the pandemic.
•Promoted mental health awareness and ensured that associates had access to resources, recognizing the great strain that this pandemic has placed on individuals and families around the world. This included a global campaign with leadership pledges, seminar sessions and access to enhanced resources.
•Offered enhanced telehealth services and free COVID-19 testing, waived copays for child and elder care back-up care, suspended 401(k) loan repayments and allowed mid-year flexible spending account adjustments.
The Compensation Committee believes that the supplemental SAR grant was a prudent action to take, given the other impacts to executive compensation during 2020, the need to address the potential retention issues for key leaders due to the lost retentive value of the Performance Unit awards, and the steps taken to support other BD associates throughout the organization under the very difficult circumstances caused by the pandemic. The Compensation Committee, though, takes seriously the views expressed by BD shareholders during our shareholder engagement regarding taking actions to address in-flight long-term incentive awards.
Compensation actions relating to Mr. DelOrefice
Mr. DelOrefice joined BD as its Executive Vice President and CFO on September 6, 2021. Upon joining BD, Mr. DelOrefice’s base salary was set at $720,000, and he was given an annual equity compensation award target value of $3,100,000 beginning in fiscal 2022. To compensate Mr. DelOrefice for certain benefits and equity compensation awards that he forfeited with his former employer by joining BD, he received a sign-on payment of $680,000 and a sign-on equity compensation award of time-vested units valued at $1,720,000, each of which will be made in two installments.
Compensation of Mr. Reidy during CFO transition
Following Mr. DelOrefice joining BD, Mr. Reidy continued to serve as BD’s Executive Vice President and CAO and will continue to serve in that role until December 31, 2021. While serving as CAO, Mr. Reidy is overseeing BD’s information technologies and global shared services functions, providing significant executive leadership for the Diabetes Care Spin-off and supporting BD as part of the CFO transition. Beginning in 2022, Mr. Reidy will solely focus on the execution of the Diabetes Care Spin-off until the earlier of the effective date of the Diabetes Care Spin-off or March 31, 2022, at which time he will retire from BD.
In consideration of the important services that Mr. Reidy is providing during this period with respect to the CFO transition and the Diabetes Care Spin-off, his base salary and PIP award target will be maintained through December 31, 2021 at the same rate as when he was serving as CFO. For the period from January 1, 2022 until his retirement, Mr. Reidy’s base salary will be reduced by half to $441,859 and his bonus target for that period will be reduced from 90% to 70% of his salary. Mr. Reidy also received an award as part of BD’s annual equity-based compensation grant in November 2021, but the target value of the award he received was reduced to $700,000.
As part of our shareholder outreach efforts described earlier, we conferred with several of our largest shareholders to get their views on Mr. Reidy’s compensation arrangements as these arrangements were being finalized and they were supportive of our approach.

2022 Notice of Annual Meeting and Proxy Statement	61

Compensation Discussion and Analysis
Other benefits under our executive compensation program
Deferred compensation
Our Deferred Compensation and Retirement Benefit Restoration Plan (the “Restoration Plan”) is an unfunded, nonqualified plan that allows eligible associates to defer receipt of cash compensation and shares issuable under certain equity compensation awards on a pre-tax basis in addition to what is allowed under our tax-qualified 401(k) Plan. The Restoration Plan is offered as part of a competitive compensation program. We do not provide any guaranteed earnings on amounts deferred under the Restoration Plan, and earnings on these accounts are based on individual investment elections. BD provides matching contributions on cash amounts deferred under the Restoration Plan, subject to certain limits. Additional information regarding the deferred compensation provisions of the Restoration Plan is on page 74.
Pension benefits
We offer pension benefits to our eligible U.S. associates. Because the Internal Revenue Code limits the maximum annual benefit that may be paid to an individual under our qualified Retirement Plan, we provide additional retirement benefits through our Restoration Plan. We do not include the value of equity compensation in calculating pension benefits. A more complete description of these pension benefits begins on page 71.
Company transportation
Mr. Polen is encouraged to use BD aircraft for both personal and business travel to make more efficient use of his travel time, for personal security and to reduce business continuity risk. Mr. Polen has entered into a time-share agreement under which he makes payments to BD for his personal use of BD aircraft.
Beginning in fiscal 2021, the company implemented a policy under which Mr. Polen is permitted the personal use of our corporate aircraft for up to $100,000 per year in aggregate incremental cost to the company. Any costs in excess of this limit will be reimbursed to the company through his time-share agreement. This policy gives BD the flexibility to require Mr. Polen to fly the corporate plane during the pandemic, as appropriate, without his having to make time-share payments. At the same time, the limit on incremental costs protects against excessive personal use of the BD plane. Based on benchmark data, we believe BD's policy is consistent with prevailing practices among our peer companies.
Mr. Polen is responsible for the payment of any tax on any income imputed to him from his personal use of corporate aircraft. BD does not provide any gross-up payments with respect to such taxes.
Additional information on the time-share agreement is set forth in the notes to the Summary Compensation Table on page 66.
Change in control agreements
We have entered into agreements with the named executive officers relating to their employment following a change in control of BD. These agreements provide the executives with continued employment for a period of two years following a change in control, and provide certain benefits to the executives in the event their employment is terminated without “cause” or they leave their employment for “good reason” (also known as a constructive termination) during such period. Generally, these benefits include a severance payment equal to a multiple of the executive’s salary and PIP award, and certain other benefits. A more complete description of the terms and potential payouts of our change in control agreements begins on page 75.
General purpose
Our change in control agreements are intended to retain the executives and provide continuity of management in the event of an actual or potential change in control of BD. These change in control benefits are reviewed from time-to-time by the Compensation Committee to ensure that they are consistent with our compensation objectives and market practices. The Compensation Committee believes the benefits provided under these agreements are appropriate and consistent with our objective of attracting and retaining highly-qualified executives.

62

Compensation Discussion and Analysis
Triggering events
Our agreements contain a “double-trigger”—that is, there must be both a change in control of BD and a termination of the executive’s employment (either without cause by BD or for good reason by the executive) in order for any payments to be made. We opted for a double trigger, rather than a “single-trigger” that provides for severance payments solely on the basis of a change in control, since a double trigger is consistent with the purpose of encouraging the continued employment of the executive following a change in control.
No gross-up provisions
None of the change in control agreements with BD’s executive officers contain any tax reimbursement provisions with respect to any excise tax that may be payable to the executives under their agreements.
Other change in control provisions
All of our unvested equity grants include a double-trigger vesting provision upon a change in control. Under this provision, the awards will not automatically vest upon a change in control if the awards are either continued or replaced with similar awards. In those instances, the awards will automatically vest only if the executive is terminated without “cause” or terminates employment for “good reason” (as such terms are defined in the plan) within two years of the change in control.
How we set executive compensation
The role of the Compensation Committee, its consultant and management
The Compensation Committee oversees the compensation program for our executive officers, including the program design and performance targets. The Compensation Committee recommends compensation actions regarding the CEO for approval by the independent members of the Board and sets the compensation of the other named executive officers. The Compensation Committee is assisted in fulfilling its responsibilities by its independent consultant, Pay Governance, and BD’s senior management. Additional information about our process for setting executive compensation, including the roles of Pay Governance and management, is found beginning on page 23.
To maintain the independence of its outside consultant, the Compensation Committee has established a policy that prohibits its consultant from performing any services for BD or BD’s management without the Compensation Committee’s prior approval. In accordance with this policy, Pay Governance did not perform any services for BD or BD management in 2021.
The use of market comparison data
The Compensation Committee considers several factors in structuring our program, determining pay components and making compensation decisions. This includes the compensation practices of select peer companies in the healthcare industry, which we refer to as the “Comparison Group.” These companies are chosen by the Compensation Committee after considering the recommendations of Pay Governance and management. It is the Compensation Committee’s intent to select companies that have significant lines of business that are similar to BD’s, are of comparable size in revenue and market capitalization, and compete with BD for executive talent. The companies in the Comparison Group for 2021 are below.

Comparison group
Abbott Laboratories Agilent Technologies, Inc. Baxter International Inc.	Boston Scientific Corporation Danaher Corporation Medtronic plc	Stryker Corporation Thermo Fisher Scientific Inc. Zimmer Biomet Holdings, Inc.

If the sample size from the Comparison Group is not large enough for a particular named executive officer, data from a secondary peer group or, more broadly, general industry may be used. Companies in the secondary peer group vary each year, depending on survey participation, and are selected based on similarities of industry and company size. The Comparison Group data was used for each named executive officer in 2021, except that for Messrs. Campion and Mas, data from a secondary peer group and general industry data was also used due to insufficient Comparison Group benchmark data.

2022 Notice of Annual Meeting and Proxy Statement	63

Compensation Discussion and Analysis
Comparison Group Data

Revenue for the twelve months ended September 30, 2021 (in millions) ($)	Market capitalization September 30, 2021 (in millions) ($)

The Compensation Committee attempts to set the salary, annual cash incentive and equity compensation of the named executive officers at levels that are competitive with that paid to persons holding the same or similar positions at the Comparison Group or secondary peer group companies, as applicable, using available market comparison data regarding these companies as a guide. The Compensation Committee (and the independent directors, in the case of our CEO) uses the 50th and 75th percentile of the Comparison Group or secondary peer group as reference points and generally seeks to set the compensation of our named executive officers within a competitive range of those companies, assuming payout of performance-based compensation at target. The use of market comparison data, however, is just one of the tools used to determine executive compensation, and the Compensation Committee and the independent directors retain the flexibility to set target compensation at levels deemed appropriate for an individual or for a specific element of compensation.
Because each compensation element is reviewed individually, compensation decisions made with respect to one element of compensation generally do not affect decisions made with respect to other elements. It is also for this reason that no specific formula is used to determine the allocation between cash and equity compensation, although it is the Compensation Committee’s intent that equity compensation represent the largest portion of total target compensation. In addition, because an executive’s compensation target is set by reference to persons with similar duties at other companies, we do not establish any fixed relationship between the amount of compensation paid to our CEO and that paid to the other named executive officers.
The use of tally sheets
Annually, the Compensation Committee is provided with a “tally sheet” report prepared by management regarding the named executive officers. The tally sheet includes, among other things, total annual compensation, the value of unexercised or unvested equity compensation awards, and amounts payable upon termination of employment under various scenarios, including retirement or following a change in control. The Compensation Committee uses these tally sheets to gain additional perspective on the value the executives have accumulated from prior equity awards and plan accruals and their retentive value.
Significant policies and other information regarding executive compensation
Clawback policy
We have a policy that gives the Board the discretion to require senior leaders at BD, including the named executive officers, to reimburse BD for any PIP award or Performance Unit payout that was based on financial results that were subsequently restated as a result of that person’s misconduct. The Board also has the discretion to cancel any equity compensation awards (or recover payouts under such awards) that were granted to such person with respect to the restated period, and to require the person to reimburse BD for any profits realized on any sale of BD stock occurring after the public issuance of the financial statements that were subsequently restated. The policy also gives the Board the authority to require executive officers and other senior leaders who were not involved in the misconduct to reimburse BD for the amount by which their PIP award or Performance Unit payouts exceeded the amount they would have received based on the restated results.

64

Compensation Discussion and Analysis
Under the policy, BD may also cancel outstanding equity awards and recover any shares received upon the exercise or vesting of such awards (or any gain realized on the sale of such shares) to the extent the individual breaches any restrictive covenant agreement with BD, such as non-compete and non-solicitation covenants.
Share retention and ownership guidelines
To increase executive share ownership and promote a long-term perspective when managing our business, our named executive officers and certain other senior executives are required to retain 50% of the net after-tax shares received from any equity compensation awards granted to them after they become subject to the guidelines. They are subject to this requirement until they achieve and maintain the required ownership level set forth below. All of the named executive officers have either met or are on track to meet their ownership target.

Position	Multiple
CEO	5 times salary
Other Executive Officers	3 times salary
Certain Other Senior Executives	1 times salary

What counts as ownership •Shares held directly •Shares held through 401(k) Plan, Restoration Plan and GSIP •PTVUs granted prior to October 1, 2021 and TVUs	What does not count as ownership •Unexercised SARs •Unvested Performance Units

We had previously counted PTVUs towards share ownership under the guidelines, but after benchmarking prevailing practices in this area, the guidelines were revised to exclude any PTVUs granted after October 1, 2021.
Pledging and hedging policy
We have a policy that prohibits all of our associates (including the named executive officers) and members of our Board from pledging any BD shares or other BD securities, or from engaging in options (including exchange-traded options), puts, calls, forward contracts or any other derivative transactions that are intended to hedge against the risk of any decrease in the market value of BD shares or other BD securities granted to them as part of their compensation from BD or that are held directly or indirectly by them.
Equity award policy
The Compensation Committee has adopted a policy that prohibits the backdating of any equity compensation award and requires our annual equity compensation awards and any “off-cycle” awards approved by our CEO to be made on fixed dates. The policy also prohibits manipulating the timing of either the public release of information or the grant of an award to increase the value of an award. Under the policy, the exercise price of any stock option or SAR award will be the closing price of BD stock on the grant date.
Tax considerations
While the Compensation Committee has generally attempted to maximize the tax deductibility of executive compensation, the Compensation Committee believes that the primary purpose of our compensation program is to support BD’s business strategy and the long-term interests of our shareholders. Therefore, the Compensation Committee has maintained the flexibility to award compensation that may not be tax-deductible if doing so furthers the objectives of our executive compensation program.
This Compensation Discussion and Analysis section includes a discussion of performance targets in the limited context of our executive compensation program. These targets are not statements of management’s expectations of our future results or other guidance. Investors should not use or evaluate these targets in any other context or for any other purpose.

2022 Notice of Annual Meeting and Proxy Statement	65

Compensation of Named Executive Officers
Fiscal year 2021 summary compensation table
The following table shows the compensation provided by BD to each of the named executive officers in fiscal year 2021.

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)		Stock Awards ($)(2)	SAR Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Thomas E. Polen Chairman of the Board, Chief Executive Officer and President	2021	1,225,000	0		6,231,944	4,096,185	2,362,500	170,152	103,552	14,189,333
	2020	951,667	0		5,636,380	3,749,864	1,092,572	173,103	65,840	11,669,426
	2019	900,000	0		2,350,893	1,551,444	990,000	200,284	37,350	6,029,971
Christopher J. DelOrefice Executive Vice President and Chief Financial Officer	2021	60,000	450,000	(6)(6)	1,095,112	0	0	0	1,648	1,606,760

Christopher R. Reidy Executive Vice President and Chief Administrative Officer	2021	878,330	0		2,019,808	1,751,598	1,005,556	131,104	21,167	5,807,563
	2020	775,948	0		2,038,555	1,356,122	581,961	126,766	39,017	4,918,369
	2019	853,874	0		1,732,237	1,143,150	850,000	124,919	38,530	4,742,710
Simon D. Campion Executive Vice President and President, Interventional Segment	2021	612,500	0		1,082,094	848,773	671,659	186,066	21,167	3,422,259

Samrat S. Khichi Executive Vice President, Corporate Development, Public Policy, Regulatory Affairs & General Counsel	2021	700,833	0		1,011,960	883,284	724,141	171,264	39,676	3,531,158
	2020	627,000	1,051,343	(7)	926,683	616,450	455,400	201,582	59,538	3,937,996
	2019	631,000	1,051,343	(7)	835,304	551,168	607,200	215,330	60,601	3,951,946
Alberto Mas Executive Vice President and President, Medical Segment	2021	713,533	0		1,464,799	1,220,009	848,656	73,026	19,096	4,339,119
	2020	665,380	0		1,420,930	945,204	446,505	198,325	40,739	3,717,083
	2019	695,300	0		1,422,672	939,029	588,336	561,836	35,536	4,242,709
(1)Compensation for fiscal years 2019 and 2020 are not shown for Messrs. DelOrefice and Campion because they were not named executive officers of BD for those years.
(2)Stock Awards and SAR Awards. The amounts shown in the “Stock Awards” column and “SAR Awards” column reflect the grant date fair value of the awards under FASB ASC Topic 718 (disregarding estimated forfeitures). For a description of the methodology and assumptions used to determine the amounts reflected in these columns, see Note 8 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2021.

66

Compensation of Named Executive Officers
The amounts shown in the “Stock Awards” column for fiscal year 2021 include Performance Unit and PTVU awards and reflect the grant date fair values of these awards (i) at target payout of the Performance Units and (ii) assuming satisfaction of the performance target of the PTVUs, which we believe are the most probable outcomes based on the applicable performance conditions. Below are the grant date fair values of the Performance Unit awards, assuming a maximum payout of 200% of target:

Name	Fair value at target payout ($)	Fair value at maximum payout ($)
Thomas E. Polen	4,147,510	8,295,020
Christopher J. DelOrefice	0	0
Christopher R. Reidy	1,344,222	2,688,444
Simon D. Campion	720,142	1,440,284
Samrat S. Khichi	673,514	1,347,028
Alberto Mas	974,869	1,949,738
(3)Non-Equity Incentive Plan Compensation. Includes amounts earned under BD’s PIP. These amounts are paid in January following the fiscal year in which they are earned, unless deferred at the election of the named executive officer.
(4)Change in Pension Value and Nonqualified Deferred Compensation Earnings.
Pension—Amounts shown are the aggregate changes in the actuarial present value of accumulated benefits under defined benefit pension plans (including our nonqualified Restoration Plan). These amounts represent the difference between the present value of accumulated pension benefits (determined as of the first date on which the executive is eligible to retire and commence unreduced benefit payments) at the beginning and end of the fiscal years shown. Additional information regarding the pension benefits of our named executive officers begins on page 71.
Deferred Compensation—Earnings on nonqualified deferred compensation are not included in this column because no named executive officer earned above-market or preferential earnings (as defined in the rules of the SEC) on nonqualified deferred compensation during the fiscal years shown. Information on the named executive officers’ nonqualified deferred compensation accounts is on page 74.
(5)All Other Compensation. Amounts shown for fiscal year 2021 include the following:

	Thomas E. Polen	Christopher J. DelOrefice	Christopher R. Reidy	Simon D. Campion	Samrat S. Khichi	Alberto Mas
Matching contributions under plans	$21,167	0	$21,167	$21,167	$39,676	$19,096
Matching charitable gifts	1,000	0	0	0	0	0
Corporate aircraft	81,385	0	0	0	0	0
Relocation assistance	0	$1,648	0	0	0	0
Total	$103,552	$1,648	$21,167	$21,167	$39,676	$19,096
The following is a description of these benefits:
•Matching contributions under plans—The amounts shown reflect BD matching contributions credited pursuant to defined contribution plans.
•Matching charitable gifts—The amounts shown are matching contributions made (or committed to be made) through BD's Matching Gift Program under which BD matches charitable contributions made to qualifying non-profit organizations, subject to a $5,000 per calendar year limit.
•Corporate aircraft. Pursuant to a policy adopted by the Board of Directors, Mr. Polen is encouraged to use BD aircraft for personal travel. The value of his personal use of BD aircraft is measured by the incremental variable costs incurred by BD in connection with his personal flights that are not reimbursed by Mr. Polen. These variable costs include fuel, trip-related maintenance, crew travel expenses, on-board catering, and landing and parking fees. If the aircraft flies empty before picking up or after dropping off Mr. Polen at a destination on a personal flight, the cost of the empty flight is included in the incremental cost. Since BD aircraft are used predominantly for business purposes, we do not include fixed costs that do not change in amount based on usage, such as depreciation and pilot salaries.
Mr. Polen has entered into a time-share arrangement under which he makes payments to BD for his personal use of BD aircraft to the extent the incremental costs of his personal flights exceed $100,000 per year. The payments may not exceed the maximum amount permitted by Federal Aviation Administration regulations without subjecting BD to regulation as a charter carrier. The amount shown in the Summary Compensation Table reflects the incremental variable costs related to personal flights that were not covered by reimbursements under the time-share arrangement. BD does not provide any gross-up payments to Mr. Polen with respect to any taxes he owes on any imputed income resulting from his personal use of corporate aircraft.
•Relocation assistance—BD provided Mr. DelOrefice with relocation assistance in connection with his hire.
(6)Represents amounts paid to Mr. DelOrefice pursuant to his sign-on arrangements.
(7)Represents amounts paid to Mr. Khichi pursuant to his sign-on arrangements.

2022 Notice of Annual Meeting and Proxy Statement	67

Compensation of Named Executive Officers
Grants of plan-based awards in fiscal year 2021
Set forth below is information regarding awards granted to the named executive officers in fiscal year 2021. The non-equity incentive plan awards were made under the PIP. The equity compensation awards were made under our 2004 Employee and Director Equity-Based Compensation Plan (referred to herein as the "2004 Plan").

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other SAR Awards: Number of Securities Underlying SARs (#)	Exercise or Base Price of SAR Awards ($/Sh)(4)	Grant Date Fair Value of Stock and SAR Awards ($)(5)
Name	Award Type(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas E. Polen	PIP	N/A	937,500	1,875,000	3,750,000
	PU	11/26/20				8,166	19,213	38,426			4,147,510
	PTVU	11/26/20				N/A	9,577	N/A			2,084,434
	SAR	11/26/20							92,298	227.47	4,096,185
Christopher J. DelOrefice	TVU	9/7/21	N/A	N/A	N/A	N/A	4,359	N/A			1,095,112
Christopher R. Reidy	PIP	N/A	397,673	795,346	1,590,692
	PU	11/26/20				2,646	6,227	12,454			1,344,222
	PTVU	11/26/20				N/A	3,104	N/A			675,586
	SAR	11/26/20							39,628	227.47	1,751,598
Simon D. Campion	PIP	N/A	265,625	531,250	1,062,500
	PU	11/26/20				1,418	3,336	6,672			720,142
	PTVU	11/26/20				N/A	1,663	N/A			361,952
	SAR	11/26/20							19,177	227.47	848,773
Samrat S. Khichi	PIP	N/A	286,380	572,760	1,145,521
	PU	11/26/20				1,326	3,120	6,240			673,514
	PTVU	11/26/20				N/A	1,555	N/A			338,446
	SAR	11/26/20							19,985	227.47	883,284
Alberto Mas	PIP	N/A	305,112	610,224	1,220,447
	PU	11/26/20				1,919	4,516	9,032			974,869
	PTVU	11/26/20				N/A	2,251	N/A			489,930
	SAR	11/26/20							27,587	227.47	1,220,009
(1)Award Type:
PIP = Performance Incentive Plan
PU = Performance Unit
PTVU = Performance Time-Vested Unit
TVU = Time-Vested Unit
SAR = Stock Appreciation Right
(2)The amounts shown represent the range of possible payouts that the named executive officer could have earned under the PIP for fiscal year 2021, based on certain assumptions. Actual payments to the named executive officers under the PIP are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 66. The amount in the “Threshold” column assumes BD achieved the minimum threshold performance levels for each performance measure, resulting in available funding for awards at 50% of target, and that the named executive officer received a payment equal to 50% of his award target.
(3)The amounts shown represent (i) the range of potential share payouts under Performance Unit awards and (ii) the potential share payout under PTVU awards. The amount in the “Threshold” column shows the number of shares that will be paid out assuming BD achieves the minimum performance level for each performance measure under the Performance Unit awards. There is no threshold or maximum payout for the PTVUs.
(4)The exercise price is the closing price of BD common stock on the date of grant, as reported on the NYSE.
(5)The amounts shown reflect the grant date fair value of the awards under FASB ASC Topic 718 used by BD for financial statement reporting purposes (disregarding estimated forfeitures). For a discussion of the assumptions made to determine the grant date fair value of these awards, see Note 8 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2021.

68

Compensation of Named Executive Officers
Description of awards
Below is a description of the plan-based awards listed in the table above.
PIP
The PIP provides an opportunity for eligible associates to receive annual cash incentive payments based on BD and individual performance. A more detailed discussion of the PIP and the performance targets established under the PIP for fiscal year 2021 appears in the Compensation Discussion and Analysis section of this proxy statement.
Equity compensation awards
Performance Units. Performance Units are performance-based restricted stock units that vest three years after grant. The potential payouts under these awards range from zero to 200% of target. The actual payout will be based on BD’s performance against the performance targets set for these awards over the three-year performance period covering fiscal years 2021-2023 and BD's stock performance relative to the TSR Group. A more detailed discussion of the performance measures used for these awards appears in the Compensation Discussion and Analysis section of this proxy statement. Performance Units are not transferable, and holders may not vote any shares underlying the award until the shares have been distributed. Dividends do not accrue on these awards.
PTVUs. PTVUs are restricted stock units that represent the right to receive shares of BD common stock upon vesting. PTVU awards vest three years from the grant date, subject to meeting the EPS performance target of the awards. PTVUs are not transferable, and holders may not vote any shares underlying the award until the shares have been distributed. Dividends do not accrue on these awards.
SARs. A SAR represents the right to receive, upon exercise, shares of BD common stock equal in value to the difference between the BD common stock price at the time of exercise and the exercise price of the award. SARs are not transferable. SARs have a ten-year term and become exercisable in four equal annual installments, beginning one year from the grant date, except that the supplemental SAR grant discussed earlier made to Messrs. Reidy, Campion, Khichi and Mas vests ratably over three years.
TVUs. TVUs are restricted stock units that represent the right to receive shares of BD common stock upon vesting. TVU awards vest in three annual installments, beginning one year from the grant date. TVUs are not transferable, and holders may not vote any shares underlying the award until the shares have been distributed. Dividends do not accrue on these awards.
Change in control. The Performance Units, PTVUs, TVUs and SARs listed in the above table fully vest, under certain circumstances, following a change in control or in the event of a termination of employment following a change in control. See “Accelerated vesting of equity compensation awards upon a change in control” on page 77.

2022 Notice of Annual Meeting and Proxy Statement	69

Compensation of Named Executive Officers
Outstanding equity awards at 2021 fiscal year-end
The following table sets forth the outstanding equity awards held by the named executive officers at the end of fiscal year 2021.

Name	Grant Date	Number of Securities Underlying Unexercised SARs (#) Exercisable(1)	Number of Securities Underlying Unexercised SARs (#) Unexercisable(1)	SAR Exercise Price ($)	SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Thomas E. Polen	11/26/2015	3,763	0	150.12	11/26/2025
	11/26/2016	29,692	0	170.69	11/26/2026
	11/26/2017	23,988	7,998	226.28	11/26/2027
	11/26/2018	14,958	14,958	242.10	11/26/2028
	11/26/2019	19,202	57,608	255.22	11/26/2029
	11/26/2020	0	92,298	227.47	11/26/2030
	Various					3,882	954,273	34,607	8,507,093
Christopher J. DelOrefice	9/7/2021					4,359	1,071,529
Christopher R. Reidy	11/26/2013	42,261	0	108.89	11/26/2023
	11/25/2014	36,459	0	134.73	11/25/2024
	11/26/2015	44,059	0	150.12	11/26/2025
	11/26/2016	32,661	0	170.69	11/26/2026
	11/26/2017	21,417	7,142	226.28	11/26/2027
	11/26/2018	11,020	11,023	242.10	11/26/2028
	11/26/2019	6,944	20,834	255.22	11/26/2029
	11/26/2020	0	39,628	227.47	11/26/2030
	Various					2,861	703,291	11,795	2,899,447
Simon D. Campion	12/14/2016	963	0	143.07	12/14/2026
	01/02/2018	3,339	1,116	217.84	01/02/2028
	11/26/2018	5,510	5,512	242.10	11/26/2028
	11/26/2019	3,240	9,723	255.22	11/26/2029
	11/26/2020	0	19,177	227.47	11/26/2030
	Various					2,682	659,289	5,934	1,458,696
Samrat S. Khichi	07/16/2014	14,093	0	95.03	07/16/2024
	12/10/2014	12,286	0	110.04	12/10/2024
	12/09/2015	14,822	0	121.49	12/09/2025
	12/14/2016	12,505	0	143.07	12/14/2026
	01/02/2018	11,691	3,900	217.84	01/02/2028
	11/26/2018	5,314	5,314	242.10	11/26/2028
	11/26/2019	3,156	9,471	255.22	11/26/2029
	11/26/2020	0	19,985	227.47	11/26/2030
	Various					1,380	339,232	5,651	1,389,129
Alberto Mas	11/26/2015	14,312	0	150.12	11/26/2025
	11/26/2016	10,096	0	170.69	11/26/2026
	11/26/2017	8,568	2,856	226.28	11/26/2027
	11/26/2018	9,052	9,055	242.10	11/26/2027
	11/26/2019	4,840	14,521	255.22	11/26/2029
	11/26/2020	0	27,587	227.47	11/26/2030
	Various					2,349	577,431	8,397	2,064,151
(1)SARs become exercisable in four equal annual installments, beginning one year following the date of grant, except that the supplemental SAR grant made to Messrs. Reidy, Campion, Khichi and Mas in fiscal 2021 becomes exercisable in three annual installments.
Set forth below is the value of the exercisable SARs held by named executive officers at the end of fiscal year 2021. The value represents the difference between $245.82, the closing price of BD common stock on September 30, 2021, and the exercise price of each exercisable SAR held by the named executive officer. These values may not reflect the value actually realized by the named executive officers upon exercise.

70

Compensation of Named Executive Officers

Name	Value of vested SARs ($)
Thomas E. Polen	3,115,248
Christopher J. DelOrefice	0
Christopher R. Reidy	16,966,779
Simon D. Campion	212,871
Samrat S. Khichi	7,267,867
Alberto Mas	2,329,263
(2)The amounts shown include grants of restricted stock unit awards that are not performance-based. These include TVUs granted to the NEOs (other than Mr. DelOrefice) on November 26, 2018, and to Mr. DelOrefice on September 6, 2021. The TVUs vest in three annual installments beginning one year after grant. Also included in this column for Messrs. Polen, Reidy, Campion, Khichi and Mas are shares payable under Performance Units granted on November 26, 2018, which cover the fiscal year 2019-2021 performance period and vested on November 26, 2021 (fiscal 2022).
(3)Market value has been calculated by multiplying the number of unvested units by $245.82, the closing price of BD common stock on September 30, 2021.
(4)The amounts shown include PTVUs granted on November 26, 2019 and November 26, 2020 that vest three years from grant. The amounts also include Performance Unit awards at target payout granted on November 26, 2019 and November 26, 2020 that vest three years from grant.
SAR exercises and stock vested in fiscal year 2021
The following table contains information relating the vesting of TVUs and Performance Units during fiscal year 2021. None of the NEOs exercised any SARs during the fiscal year.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Thomas E. Polen	4,866	1,106,869
Christopher J. DelOrefice	0	0
Christopher R. Reidy	4,172	949,005
Simon D. Campion	4,590	1,152,391
Samrat S. Khichi	6,281	1,589,538
Alberto Mas	2,010	457,215
(1)Shows the shares acquired under TVUs, and under Performance Units covering the fiscal year 2018-2020 performance period that vested in fiscal year 2021.
(2)Based on the closing price of BD stock on the vesting date.
Retirement benefits
General
BD’s U.S. Retirement Plan is a non-contributory defined benefit plan. The Internal Revenue Code limits the maximum annual benefit that may be paid to an individual under the Retirement Plan and the amount of compensation that may be recognized in calculating these benefits. BD makes supplemental payments to its nonqualified Restoration Plan to offset any reductions in benefits that result from these limitations.
The Retirement Plan and the Restoration Plan generally provide retirement benefits on a “cash balance” basis. Under the cash balance provisions, an associate has an account that is increased by pay credits based on compensation, age and service, and by interest credits based on a prescribed rate.
Prior to January 1, 2013, benefits were based on a “final average pay” formula for associates who were hired before April 1, 2007 and who did not elect to be covered under the cash balance formula. Effective January 1, 2013, all final average pay participants were converted to the cash balance formula, with an opening cash balance equal to the actuarial present value of the accrued final average pay benefit, based on service and pay through December 31, 2012. Upon retirement, the value of this opening cash balance (with interest credits) is compared to the value of the December 31, 2012 benefit accrued under the final average pay formula and the greater of the two is payable to the participant. Benefits accrued after December 31, 2012 are determined under the cash balance formula only.

2022 Notice of Annual Meeting and Proxy Statement	71

Compensation of Named Executive Officers
Prior to January 1, 2018, the Retirement Plan was generally available to all active full-time and part-time U.S. BD associates. Effective January 1, 2018, the Retirement Plan was frozen, and persons hired or rehired by BD on or after that date do not accrue pension benefits under the plan. Messrs. DelOrefice, Campion and Khichi do not participate in the Retirement Plan.
As employees of C. R. Bard, Inc. ("Bard"), Messrs. Campion and Khichi participated in the Bard Supplemental Insurance/Retirement Plan (the “SIRP”), which provided a supplemental retirement benefit in the form of an accumulated balance from annual credits based on the participant’s compensation and age and with credited interest. Upon the completion of BD's acquisition of Bard in 2017, Mr. Khichi’s accumulated balance, with additional credits based on the change of control provisions, became fully vested and future annual credits were discontinued, but he continues to earn interest on his accumulated balance. Mr. Khichi’s accumulated balance under the SIRP will be paid to him following his termination of employment with BD for any reason. With respect to Mr. Campion, annual credits under the SIRP were discontinued after January 31, 2020, but he continues to earn interest on his accumulated balance. Mr. Campion’s accumulated balance under the SIRP will be paid to him following his retirement from BD.
Mr. Campion also participated in the Bard retirement plan and Supplemental Executive Retirement Plan ("SERP"). Mr. Campion's pension benefits under the Bard retirement plan and SERP are based on a “career average pay” formula. Each plan year, the annual accrued benefit is increased by 0.75% of eligible annual earnings up to $6,600 plus 1.50% of eligible annual earnings in excess of $6,600. Upon retirement, the accumulated accrued benefit is payable in the form of an annuity for the life of the participant or in an optional annuity form (or for the Bard retirement plan, in the form of a lump sum) determined to be actuarially equivalent to the life annuity. The benefit is available to commence unreduced as early as age 62, and the amount is reduced to reflect early retirement if age at commencement precedes age 62. Effective January 1, 2022, Mr. Campion’s Bard formula accrued benefits will be frozen and his pension accruals for all service after 2021 will be determined under the BD cash balance formula.
Estimated benefits
The following table shows the actuarial present value on September 30, 2021 (assuming payment as a lump sum) of accumulated retirement benefits payable under the listed plans as of the first date on which each NEO is eligible to retire and commence unreduced benefit payments. For a description of the other assumptions used in calculating the present value of the benefits under the Retirement Plan and Restoration Plan, see Note 9 to the consolidated financial statements contained in our Annual Report on Form 10-K for the year ended September 30, 2021. Amounts shown are not subject to any further deduction for Social Security benefits or other offsets.
The table show for Messrs. Campion and Khichi the value of their benefits under the SIRP. For Mr. Khichi, about 90% of this benefit is payable immediately as a single sum upon his termination of employment and the other 10% is payable in installments over a 15-year period commencing on the later of his termination of employment or his attainment of age 55. For Campion, this benefit is payable in installments over a 15-year period commencing on his retirement (at or after age 55). For purposes of the SIRP benefit payable over 15 years, the future payments are discounted at a rate of 2.15% per annum, consistent with the rate used to measure the SIRP obligation for consolidated financial statement reporting purposes.

72

Compensation of Named Executive Officers
Pension Benefits at 2021 Fiscal Year-End

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Thomas E. Polen	Retirement Plan	21	430,368
	Restoration Plan	21	723,837
Christopher R. Reidy	Retirement Plan	9	172,393
	Restoration Plan	9	662,385
Simon D. Campion	Bard Retirement Plan	N/A	536,841
	Bard SERP	N/A	747,754
	Bard SIRP	N/A	320,857
Samrat S. Khichi	Bard SIRP	N/A	4,580,939
Alberto Mas	Retirement Plan	29	914,414
	Restoration Plan	29	2,776,633
Calculation of benefits under BD plans
Final average pay provisions. The monthly pension benefit payable in cases of retirement at normal retirement age under the final average pay provisions is calculated using the following formula: (1% of average final covered compensation, plus 1.5% of average final excess compensation) multiplied by years and months of credited service.
For purposes of the formula, “average final covered compensation” is generally the portion of an associate’s covered compensation subject to Social Security tax, and “average final excess compensation” is the portion that is not subject to such tax. “Covered compensation” included salary and other forms of regular compensation, including commissions and PIP awards. As noted above, effective January 1, 2013, all final average pay participants were converted to the cash balance formula, with an opening cash balance equal to the actuarial present value of the final average pay benefit accrued based on service and pay through December 31, 2012.
Cash balance provisions. Each month, an associate’s cash balance account is credited with an amount equal to a percentage of the associate’s total compensation for the month (generally, salary and other forms of regular compensation, including commissions and PIP awards). Such percentage is calculated as follows:

Age plus years of credited service as of the upcoming December 31	Credit percentage
Less than 40	3%
40-49	4%
50-59	5%
60-69	6%
70 or more	7%
In addition, each month the associate’s account is credited with interest. The rate used during the calendar year is determined based on the 30-year U.S. Treasury rates in effect during the prior September, subject to a minimum rate.
Early retirement. An associate is eligible to retire early and commence benefit payments if the associate is at least age 55 and has at least 10 years of credited service. Participants may commence payment of benefits under the cash balance formula prior to early retirement eligibility at any age if the participant terminates with at least three years of service.
Under the cash balance provisions, the amount of the associate’s benefit will be the associate’s vested account balance on the early retirement date. The associate may elect to begin payment of the account balance on the early retirement date or delay payment until the normal retirement date (age 65).
For participants who formerly participated in the final average pay formula and were converted to cash balance, the portion of the cash balance account attributable to the converted final average pay benefit is compared to the final average pay benefit accrued through the date of conversion under the final average formula. The result that produces the higher benefit is payable.

2022 Notice of Annual Meeting and Proxy Statement	73

Compensation of Named Executive Officers
Form of benefit. Participants may elect to receive their benefits in various forms. Participants may select a single life annuity, in which pension payments will be payable only during the associate’s lifetime, or, if married, a joint and survivor annuity. Associates may also elect to receive their benefits in a single lump sum payment. Under the final average pay provisions, this lump sum is actuarially equivalent to the benefit payable under the single life annuity option. Under the cash balance provisions, the lump sum is equal to the associate’s account balance.
Deferred compensation
Cash deferrals. The Restoration Plan also allows an eligible BD associate to defer receipt of up to 75% of salary and/or up to 100% of a PIP award until the date or dates elected by the associate. The amounts deferred are invested in a BD common stock account or in cash accounts that mirror the gains and/or losses of several different publicly available investment funds, based on the investment selections of the participants. The investment risk is borne solely by the participant. Participants are entitled to change their investment elections at any time with respect to prior deferrals, future deferrals or both. The investment options available to participants may be changed by BD at any time.
Deferral of equity awards. The Restoration Plan also allows eligible associates to defer receipt of up to 100% of the shares issuable under their Performance Units, PTVUs and TVUs. These deferred shares are allocated to the participant’s BD stock account and must stay in such account until they are distributed.
Withdrawals and distributions. Participants may elect to receive deferred amounts either during their employment or following termination of employment, and to receive distributions in installments or in a lump sum. Except in an unforeseen financial emergency, participants may not withdraw deferred amounts prior to their scheduled distribution date.
Matching contributions. BD provides matching contributions on cash amounts deferred under the Restoration Plan. These contributions are made in the first calendar quarter following the calendar year in which the compensation was deferred. BD matches 75% of the first 6% of salary and PIP award deferred by a participant under the Restoration Plan, subject to certain limits.
Unfunded liability. BD is not required to make any contributions to the Restoration Plan with respect to its obligations to pay deferred compensation. BD has unrestricted use of any cash amounts deferred by participants. Participants have an unsecured contractual commitment from BD to pay deferred amounts due under the Restoration Plan. When such payments are due, cash and/or stock will be distributed from BD’s general assets. BD has purchased corporate-owned life insurance that mirrors the returns on cash amounts deferred under the plan to substantially offset this liability.
The following table sets forth information regarding activity during fiscal year 2021 in the deferred compensation accounts of the named executive officers.
Nonqualified Deferred Compensation in Fiscal Year 2021

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year- End ($)
Thomas E. Polen	138,939	7,892	10,592	929,252
Christopher J. DelOrefice	0	0	0	0
Christopher R. Reidy	87,593	7,892	259,765	1,410,154
Simon D. Campion	146,715	7,892	51,453	408,203
Samrat S. Khichi	455,400	18,076	215,849	1,475,246
Alberto Mas	401,551	7,892	634,924	3,001,146
(1)The following amounts are reported as compensation in the fiscal year 2021 “Salary” column of the Summary Compensation Table appearing on page 66: Mr. Polen - $73,385; Mr. Reidy - $52,675; Mr. Campion - $91,731; and Mr. Mas - $178,299. The remaining executive contributions relate to the deferral of fiscal year 2020 PIP awards that were payable in fiscal year 2021.
(2)Amounts in this column are included in the “All Other Compensation” column of the Summary Compensation Table and reflect matching credits relating to participant deferrals in fiscal year 2021. These amounts are not credited to participant accounts until fiscal year 2022.

74

Compensation of Named Executive Officers
Payments upon termination of employment or change in control
Payments upon termination of employment
The following table shows the estimated payments and benefits that would be paid by BD to each of the named executive officers as a result of a termination of employment under various scenarios. The amounts shown assume termination of employment on September 30, 2021. However, the actual amounts that would be paid to these named executive officers under each scenario can only be determined at the time of actual termination.

Name	Termination Without “Cause” or for “Good Reason” Following a Change in Control ($)(1)	Termination Due to Retirement ($)(2)	Termination Without Cause ($)(3)	Termination Due to Disability ($)(4)	Termination Due to Death ($)(5)
Thomas E. Polen	29,083,105	0	6,483,970	11,557,961	12,557,961
Christopher J. DelOrefice	2,643,529	0	1,184,923	1,071,529	1,791,529
Christopher R. Reidy(6)	11,910,771	0	3,334,930	4,939,920	5,823,920
Simon D. Campion	8,170,590	0	3,589,745	4,444,649	5,069,649
Samrat S. Khichi	11,175,772	0	6,713,635	7,001,815	7,751,815
Alberto Mas	11,922,204	6,756,021	7,950,732	7,296,579	8,014,579
(1)Includes amounts payable under change in control employment agreements and the accelerated vesting of equity compensation awards, each of which is discussed below. Also includes: for Mr. Mas, amounts distributable under BD’s pension plans, assuming payout as a lump sum; and for Mr. Khichi, amounts payable under the SIRP.
(2)Includes for Mr. Mas amounts distributable under BD’s pension plans, assuming payout as a lump sum, and the accelerated vesting of equity compensation awards upon retirement. The other NEOs were not eligible for retirement as of September 30, 2021.
(3)Includes the accelerated vesting of equity compensation awards, outplacement services (with an assumed maximum cost of $100,000), health and welfare benefits and severance benefits (assuming 18 months’ severance, as BD does not have a specific severance policy for its executive officers). Also includes: for Mr. Mas, amounts distributable under BD’s pension plans, assuming payout as a lump sum; for Mr. Campion, amounts payable under the SERP and SIRP; and for Mr. Khichi, amounts payable under the SIRP.
(4)Includes the accelerated vesting of equity compensation awards, and also includes: for Mr. Mas, amounts distributable under BD’s pension plans, assuming payout as a lump sum; for Mr. Campion, amounts payable under the SERP and SIRP; and for Mr. Khichi, amounts payable under the SIRP.
(5)Includes the accelerated vesting of equity compensation awards and life insurance benefits. Also includes: for Mr. Mas, amounts distributable under BD’s pension plans, assuming payout as a lump sum; for Mr. Campion, amounts payable under the SERP and SIRP; and for Mr. Khichi, amounts payable under the SIRP.
(6)Mr. Reidy previously announced his decision to retire from BD, effective upon the earlier of the effective date of the Diabetes Care Spin-off or March 31, 2022. For more information, see page 61.
The amounts shown in the above table do not include deferred compensation distributable upon termination, which is shown on page 74, or the value of vested SARs held by the named executive officers as of September 30, 2021, which is shown on page 71.
Payments upon termination under change in control agreements
BD has entered into an agreement with each of the named executive officers that provides for the continued employment of the executive for a period of two years following a change in control of BD. The agreement is designed to retain the executive and provide continuity of management in the event of an actual or potential change in control of BD. The following is a summary of the key terms of the agreement.

2022 Notice of Annual Meeting and Proxy Statement	75

Compensation of Named Executive Officers
Employment following a change in control
The agreement provides that BD will continue to employ the executive for two years following a change in control, and that, during this period, the executive’s position and responsibilities at BD will be materially the same as those prior to the change in control. The agreement also provides for minimum salary, PIP award and other benefits during this two-year period. “Change in control” is defined under the agreement generally as:
•the acquisition by any person or group of 25% or more of the outstanding BD common stock;
•the incumbent members of the Board ceasing to constitute at least a majority of the Board;
•certain business combinations; or
•shareholder approval of the liquidation or dissolution of BD.
Payments upon termination following a change in control
The agreement provides that, in the event the executive is terminated without “cause” or the executive terminates his employment for “good reason” during the two years following a change in control, the executive would receive:
•a pro rata PIP award for the year of termination based on the greater of (i) the executive’s average PIP award for the last three fiscal years prior to termination, and (ii) the executive’s target PIP award for the year of termination (the greater of the two being referred to herein as the “Incentive Payment”);
•a lump sum severance payment equal to three times, in the case of Mr. Polen, and two times for the other named executive officers, the sum of the executive’s annual salary and his Incentive Payment;
•In the case of Mr. Reidy, a lump sum payment equal to the present value of the increased pension benefits he would have received had he remained employed for an additional two years (the other named executive officers do not have this provision in their agreements);
•continuation of the executive’s health and welfare benefits (reduced to the extent provided by any subsequent employer) for a period of three years in the case of Mr. Polen, and two years for the other named executive officers; and
•outplacement services, subject to a limit on the cost to BD of $100,000.
“Cause” is generally defined as the willful and continued failure of the executive to substantially perform his duties, or illegal conduct or gross misconduct that is materially injurious to BD. “Good reason” is generally defined to include (i) any significant change in the executive’s position or responsibilities, (ii) the failure of BD to pay any compensation called for by the agreement, or (iii) certain relocations of the executive.
The following table sets forth the estimated benefits the named executive officers would receive under their agreement in the event the executive was terminated without “cause” or terminated his employment for “good reason” following a change in control. The table assumes a termination date of September 30, 2021. These estimates are based on salary rates in effect as of September 30, 2021, and use fiscal year 2021 target PIP awards as the Incentive Payment.

Name	Incentive Payment($)	Severance Payment($)	Additional Retirement Benefits($)	Health and Welfare Benefits($)	Outplacement Services($)	Total($)
Thomas E. Polen	1,875,000	9,375,000	0	48,000	100,000	11,398,000
Christopher J. DelOrefice	0	1,440,000	0	32,000	100,000	1,572,000
Christopher R. Reidy	795,346	3,358,128	235,069	32,000	100,000	4,520,544
Simon D. Campion	531,250	2,312,500	0	28,000	100,000	2,971,750
Samrat S. Khichi	572,760	2,645,521	0	28,000	100,000	3,346,281
Alberto Mas	610,224	2,656,267	0	32,000	100,000	3,398,491

76

Compensation of Named Executive Officers
Accelerated vesting of equity compensation awards upon a change in control
All of our unvested equity grants include a double-trigger vesting provision upon a change in control. Under this provision, the awards will not automatically vest upon a change in control if the awards are either continued or replaced with similar awards. In those instances, the awards will automatically vest only if the executive is terminated without “cause” or terminates employment for “good reason” (as such terms are defined in the 2004 Plan) within two years of the change in control.
Equity compensation upon termination of employment
Upon a named executive officer’s termination due to retirement, the named executive officer’s:
•unvested SARs become fully exercisable for their remaining term;
•unvested PTVUs and TVUs vest in full; and
•unvested Performance Units vest pro rata based on the amount of the vesting period that had elapsed. The payments would be made after the end of the applicable vesting periods and would be based on BD’s actual performance for the applicable performance periods, rather than award targets.
Upon a named executive officer’s termination due to involuntary termination without cause, the named executive officer’s:
•unvested SARS are forfeited and the named executive officer is entitled to exercise any then-vested SARs for three months following termination;
•unvested PTVUs are forfeited, and unvested TVUs vest pro rata based on the amount of the vesting period that had elapsed; and
•unvested Performance Units vest pro rata based on the amount of the vesting period that had elapsed. The payments would be made after the end of the applicable vesting periods and would be based on BD’s actual performance for the applicable performance periods, rather than award targets.
Upon a named executive officer’s termination due to death or disability, the named executive officer’s:
•unvested SARs become fully exercisable for their remaining term;
•unvested PTVUs and TVUs fully vest; and
•unvested Performance Units vest pro rata based on the amount of the vesting period that had elapsed. The payments would be based on award targets.

2022 Notice of Annual Meeting and Proxy Statement	77

CEO pay ratio
Under the rules of the SEC, we are required to disclose the ratio of our CEO’s annual total compensation to the median of the annual total compensation of all our other employees. For fiscal year 2021, the median annual total compensation of all our employees (other than Mr. Polen) was $38,690 and Mr. Polen’s annual total compensation (as reported in the Summary Compensation Table on page 66) was $14,189,333. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the median annual total compensation of all our other worldwide employees was 367 to 1.
In accordance with SEC rules, we identified the median employee as of August 1, 2021 by (i) aggregating for each applicable employee (A) annual base salary for salaried employees (or hourly rate multiplied by expected annual work schedule, for permanent hourly employees), and (B) target incentive compensation (including bonus or commission), and (ii) ranking this compensation measure for our employees from lowest to highest. This calculation was performed for all employees, excluding Mr. Polen, whether employed on a full-time, part-time, or seasonal basis. For seasonal and non-permanent employees, we applied a reasonable estimate of hourly rate multiplied by their actual work schedule for the year. We then calculated the annual compensation of the median employee using the same methodology used to calculate Mr. Polen’s compensation for the Summary Compensation Table.
BD believes that the pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, BD’s ratio may not be comparable to the ratios disclosed by other companies based on a number of factors, including differences in employee populations, different geographic distributions of employees, and the nature of the companies’ businesses.

78

Proposal 4: Shareholder proposal regarding special shareholder meetings
Kenneth Steiner, 14 Stoner Avenue, 2M, Great Neck, NY, owner of not less than 500 shares of BD common stock, has given notice that he intends to present for action at the 2022 Annual Meeting the following shareholder proposal:
Proposal 4 - Special Shareholder Meeting Improvement
Shareowners ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 15% of our outstanding common stock the power to call a special shareowner meeting. A bare majority of the Board of Directors would continue to have its existing power to a call special meeting.
BDX currently has one of the highest stock ownership thresholds to call a special meeting – 25% of shares. This 25% of shares translates into more than 30% of the BDX shares that normally vote at our annual meeting. It would be hopeless to expect that shareholders, who do not even vote, would go out of their way to take the special procedural steps to ask for a special shareholder meeting. Meanwhile just over 50% of our directors can call a special shareholder meeting.
The current right of 10% of shares to try to convince a New Jersey judge that a special meeting is necessary is probably useless.
Imagine the cost of attorneys that would need to be paid for directly from shareholder pockets to go up against the attorneys funded by the deep pockets of a $70 Billion company. Management previously failed to produce evidence of the shareholders of any large cap company ever convincing a New Jersey judge of the need for a special shareholder meeting.
Special meetings allow shareholders to vote on important matters, such as electing new directors with special expertise or independence that may be lacking in our current directors as was the case with the 3 new Exxon directors supported by Engine No. 1 hedge fund in 2021. This is more important at Becton Dickinson because BDX does not have an independent board chairman and can thus be more susceptible to ignoring emerging opportunities or be blindsided by emerging problems.
Our management is best served by providing the means for 15% of shareholders, who have special expertise, to bring emerging opportunities or solutions to problems to the attend of management and all shareholders.
This proposal topic won 45%-support at the 2020 Becton Dickinson annual meeting. This 45% support likely equaled majority support from the shares that have access to independent proxy voting advice. Management resistance to this reasonable proposal got a free ride on the back of small shareholders who are forced to rely on the biased views of management.
Please vote yes:
Special Shareholder Meeting Improvement – Proposal 4

2022 Notice of Annual Meeting and Proxy Statement	79

Proposal 4: Shareholder proposal regarding special shareholder meetings
Board of director’s response
The Board of Directors believes that the proposal is unnecessary given the current right of our shareholders to call a special meeting and is not in the best interests of our shareholders. Accordingly, the Board recommends that shareholders vote “AGAINST” the proposal.
We believe that it is important for our shareholders to have the ability to call special shareholder meetings to address matters that require attention prior to the next annual shareholders meeting. However, the Board continues to believe that the 25% ownership threshold currently provided in BD’s By-Laws strikes an appropriate balance of shareholder rights. This was also the view expressed by BD shareholders at our 2021 Annual Meeting, where 54% of the votes cast we voted against a similar proposal. The Board recognizes, though, that while the proposal did not pass at our 2021 Annual Meeting, the proposal did receive substantial support, and the Board has carefully considered the proposal in light of this shareholder vote. The Board continues to believe, though, that the 25% ownership threshold currently provided in BD’s By-Laws is an appropriate standard for balancing shareholder rights. In reviewing this issue, the Board considered the strong governance practices followed at BD, including annual election of directors, majority voting for directors, proxy access provisions and the ability of shareholders to act by written consent. The Board’s position is also supported by data showing that more than half of S&P 500 companies that provide shareholders the right to call special meetings set their ownership threshold at 25% or higher. The Board believes that lowering this threshold to 15% increases the risk that a relatively small group of shareholders with narrow or short-term interests could call special meetings to advance their own particular, short-term focused agendas that are not aligned with the long-term interests of BD and our other shareholders. Special shareholder meetings also subject BD to considerable expense and can distract management and the Board from important business initiatives and objectives. Such shareholders could also call special meetings solely to seek concessions from BD that serve only their interests in exchange for avoiding a special meeting. Preserving our current 25% ownership threshold ensures that a special meeting will be called only when there is significant support for the meeting among our shareholders.
We also note that if the holders of less than 25% of BD’s common stock believe a special meeting should be called, New Jersey law provides that holders of 10% or more of BD’s common stock have the right to have a court call a special shareholders meeting upon a showing of good cause.
For these reasons, we believe this proposal is unnecessary and not in the best interests of our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 4.

80

Ownership of BD common stock
Securities owned by certain beneficial owners
The following table sets forth as of September 30, 2021, information concerning those persons known to BD to be the beneficial owner of more than 5% of BD’s outstanding common stock, the only class of BD capital stock with voting rights. This information is based on filings made by such persons with the SEC. In general, “beneficial ownership” includes those shares that a person has the sole or shared power to vote or dispose of, including shares that the person has the right to acquire within 60 days.

Name and address of beneficial owner	Title of Security	Amount and nature of beneficial ownership		Percent of class

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	Common Stock	24,157,949	(1)	8.5%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	Common Stock	19,865,890	(2)	7.0%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	Common Stock	15,440,261	(3)	5.4%
Wellington Management Group LLP 280 Congress Street Boston, MA 02210	Common Stock	14,489,749	(4)	5.1%

(1)The beneficial owner has sole dispositive power with respect to 22,961,424 shares and shared dispositive power with respect to 1,196,525 shares, and has shared voting power with respect to 496,841 shares.
(2)The beneficial owner has sole dispositive power with respect to these shares and sole voting power with respect to 17,042,958 shares.
(3)The beneficial owner has sole dispositive power with respect to these shares and sole voting power with respect to 6,382,892 shares.
(4)The beneficial owner has shared dispositive power with respect to these shares and shared voting power with respect to 13,586,371 shares.

2022 Notice of Annual Meeting and Proxy Statement	81

Ownership of BD common stock
Securities owned by directors and management
The following table sets forth as of December 1, 2021 information concerning the beneficial ownership of BD common stock by (i) each director and nominee, (ii) the named executive officers, and (iii) all BD directors and executive officers as a group. Each person has the sole power to vote and dispose of the shares he or she beneficially owns. None of BD’s directors or executive officers has pledged or hedged against any of the shares listed.
BD Common Stock

Name and address of beneficial owner	Amount and nature of beneficial ownership(1)	Percent of class
Catherine M. Burzik	10,690	*
Carrie L. Byington	221	*
Simon Campion	32,780	*
Christopher J. DelOrefice	0	*
R. Andrew Eckert	5,209	*
Claire M. Fraser	21,502	*
Jeffrey W. Henderson	2,954	*
Christopher Jones	25,911	*
Samrat S. Khichi	93,381	*
Marshall O. Larsen	73,794	*
Alberto Mas	129,216	*
David F. Melcher	7,614	*
Thomas E. Polen	167,651	*
Claire Pomeroy	9,129	*
Christopher R. Reidy	302,067	*
Rebecca W. Rimel	13,004	*
Timothy M. Ring	79,848	*
Bertram L. Scott	47,232	*
Directors and executive officers as a group (24 persons)	1,425,951	*
*Represents less than 1% of the outstanding BD common stock.
(1)Includes (a) shares held directly, (b) with respect to executive officers, indirect interests in BD common stock held under BD plans, and (c) with respect to the non-management directors, indirect interests in BD common stock held under the Directors’ Deferral Plan. Additional information on certain of these plans appears on page 83. Includes shares that executive officers may acquire within 60 days of December 1, 2021 under outstanding equity compensation awards, including: Mr. Campion, 25,219 shares; Mr. Khichi, 88,992 shares; Mr. Mas, 116,008 shares; Mr. Polen, 149,356 shares; and Mr. Reidy, 273,448 shares. Also includes, with respect to each non-management director, shares issuable within 60 days of December 1, 2021 under certain outstanding equity awards as follows: Ms. Burzik, 4,946 shares; Dr. Byington, 221 shares; Mr. Eckert, 838 shares; Dr. Fraser, 18,478 shares; Mr. Henderson, 838 shares; Mr. Jones, 10,978 shares; Mr. Larsen, 64,027 shares; Mr. Melcher, 3,102 shares; Dr. Pomeroy, 2,290 shares; Ms. Rimel, 6,255 shares; Mr. Ring, 838 shares; and Mr. Scott, 24,089 shares.
Delinquent Section 16(a) reports
Section 16(a) of the Securities Exchange Act of 1934 requires BD’s directors and executive officers to file initial reports of their ownership of BD’s equity securities and reports of changes in such ownership with the SEC and the NYSE. Directors and executive officers are required by SEC regulations to furnish BD with copies of all Section 16(a) forms they file with respect to BD securities. Based solely on a review of copies of such forms and written representations from BD’s directors and executive officers, BD believes that during fiscal year 2021, all of its directors and executive officers were in compliance with the reporting requirements of Section 16(a), except for the inadvertent late filing of a Form 4 for each of Antoine Ezell and Thomas Spoerel, regarding the grant of an off-cycle equity compensation award.

82

Ownership of BD common stock
Equity compensation plan information
The following table provides certain information as of September 30, 2021 regarding BD’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights(1) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	8,827,080	(2)	$179.61	8,170,548	(3)
Equity compensation plans not approved by security holders	1,453,950	(4)	N/A	0	(5)
Total	10,281,030		$179.61	8,170,548
(1)Shares issuable pursuant to outstanding performance-based restricted stock units and time-vested restricted stock units under BD's 2004 Plan and BD’s Stock Award Plan, as well as shares issuable under the Directors’ Deferral Plan, the Restoration Plan and the GSIP, are not included in the calculation of weighted-average exercise price, as there is no exercise price for these shares.
(2)Shares issuable includes (i) 1,864 stock options and 6,295,428 SARs granted under the 2004 Plan, (ii) 956,735 performance-based restricted stock units (assuming maximum payout) and 1,556,209 time-vested units granted under the 2004 Plan, and (iii) 16,844 shares issuable under restricted stock unit awards granted under the Stock Award Plan.
(3)Represents shares available for issuance under the 2004 Plan and includes 3,915,609 shares available for full-value awards, assuming maximum payout of outstanding Performance Units.
(4)Includes 93,263 shares issuable under the Directors’ Deferral Plan, 258,571 shares issuable under the Restoration Plan, and 1,102,116 shares issuable under the GSIP.
(5)Not shown are shares issuable under the Directors’ Deferral Plan, the Restoration Plan or the GSIP. There are no limits on the number of shares issuable under these plans, and the number of shares that may become issuable will depend on future elections made by plan participants.
Directors’ Deferral Plan
The Directors’ Deferral Plan allows non-management directors to defer receipt, in an unfunded cash account or a BD common stock account, of all or part of their annual retainer and other cash fees. Directors may also defer receipt of the shares underlying their restricted stock unit awards. The number of shares credited to the BD common stock accounts of participants is adjusted periodically to reflect the payment and reinvestment of dividends on the BD common stock. Participants may also elect to have amounts held in a cash account converted into a BD common stock account. Amounts credited to the BD stock fund are paid out in BD shares at the time of distribution. The Directors’ Deferral Plan is not qualified, and participants have an unsecured contractual commitment of BD to pay the amounts due under the Directors’ Deferral Plan.
Restoration Plan
Information regarding the deferral features of the Restoration Plan can be found on page 74 of this proxy statement. The number of shares credited to the BD common stock accounts of participants is adjusted periodically to reflect the payment and reinvestment of dividends on the BD common stock. Amounts credited to the BD common stock accounts of the Restoration Plan are paid out in BD shares at the time of distribution. The Restoration Plan is not qualified, and participants have an unsecured contractual commitment of BD to pay the amounts due under the plan.
GSIP
BD maintains the GSIP for its non-U.S. associates in certain jurisdictions outside of the United States. The purpose of the GSIP is to provide non-U.S. associates with a way to save on a regular and long-term basis and acquire a beneficial interest in BD common stock. Participants may contribute a portion of their base pay, through payroll deductions, to the GSIP for their account. BD provides matching funds of up to 3% of a participant’s base pay through contributions to the participant’s plan account. A participant may withdraw the vested portion of the participant’s account, although such withdrawals must be in the form of a cash payment if the participant is employed by BD at the time of withdrawal. Following termination of service, withdrawals will be paid in either cash or shares, at the election of the participant.

2022 Notice of Annual Meeting and Proxy Statement	83

General information
Proxy solicitation
These proxy materials are being mailed or otherwise sent to shareholders of BD on or about December 16, 2021 in connection with the solicitation of proxies by the Board for BD’s 2022 Annual Meeting of Shareholders to be held at 1:00 p.m. EST on Tuesday, January 25, 2022 at The Biltmore Hotel Miami Coral Gables, 1200 Anastasia Avenue, Coral Gables, Florida. BD’s directors and its officers and other BD associates also may solicit proxies by telephone or otherwise. Brokers, banks and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. BD has retained MacKenzie Partners, Inc. to assist in soliciting proxies for a fee not to exceed $25,000 plus expenses. The cost of soliciting proxies will be borne by BD.
Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Meeting of Shareholders to be held on January 25, 2022. This proxy statement and BD’s 2021 Annual Report to Shareholders are also available at www.edocumentview.com/BDX.
Shareholders entitled to vote
The record date for determining shareholders entitled to notice of, and to vote at, the 2022 Annual Meeting (or any adjournment or postponement thereof) was December 6, 2021. As of such date, there were 285,043,370 shares of BD common stock outstanding, each entitled to one vote.
Attendance at the 2022 Annual Meeting
To attend the 2022 Annual Meeting, you must be a shareholder as of the record date.
Shareholders of record who hold their shares directly with our transfer agent, Computershare, will be admitted after providing a form of government identification (i.e., driver's license).
If your shares are held in the name of a bank, broker or other nominee (also known as shares held in "street name") and you wish to attend the meeting, you must present proof of ownership as of the record date, such as a bank or brokerage account statement, to be admitted. BD will request appropriate government identification for any person seeking to attend the meeting as a condition of admission.
BD may require attendees at the 2022 Annual Meeting to comply with any protocols relating to the COVID-19 pandemic that the Board or management may deem appropriate or required under local laws as a consequence of COVID-19.
How to vote at the meeting or by proxy
Shareholders of record may cast their votes at the meeting. In addition, shareholders of record may cast their votes by proxy, and participants in the BD plans described below may submit their voting instructions, by:
•using the Internet and voting at the website listed on the enclosed proxy/voting instruction card (the "proxy card");
•using the telephone number listed on their proxy card; or
•signing, completing and returning the proxy card in the postage-paid envelope provided.
Votes and voting instructions provided through the Internet and by telephone are authenticated by use of your control number. This procedure allows shareholders to appoint a proxy, and the various plan participants to provide voting instructions, and to confirm that their actions have been properly recorded. If you vote through the Internet or by telephone, you do not need to return your proxy card. In order to be timely processed, voting instructions submitted by participants in the GSIP must be received by 12:00 a.m. EST on January 19, 2022, and voting instructions submitted by participants in all other BD plans must be received by 11:59 p.m. EST on January 20, 2022. All proxies submitted by record holders through the Internet or by telephone must be received by 1:00 a.m. EST on January 25, 2022 in order to be timely processed.

84

General information
If you are the beneficial owner of shares held in street name, you can direct your bank, broker or other nominee on how to vote your shares by following the instructions provided to you by your nominee. In the alternative, you may vote in person at the meeting if you obtain a legal proxy from your bank, broker or other nominee and present it at the meeting.
Shares represented by properly executed proxies will be voted in accordance with the instructions specified therein. Shares represented by properly executed proxies that do not specify voting instructions will be voted in accordance with the recommendations of the Board set forth in this proxy statement. If you hold your shares in street name and do not provide timely voting instructions to your bank, broker or other nominee, your nominee will not be permitted to vote your shares in its discretion on the election of directors (Proposal 1), the advisory vote to approve executive compensation (Proposal 3), or the shareholder proposal regarding special meetings (Proposal 4), but may still be permitted to vote your shares in their discretion on the ratification of the independent registered public accounting firm (Proposal 2).
Participants in BD plans
Participants in the BD 401(k) Plan or the 401(k) plans of any BD subsidiary may instruct the plan trustee how to vote the shares of BD common stock allocated to their plan accounts. Shares for which no voting instructions are received by the plan trustee will be voted in the same proportion as those shares for which timely instructions are received.
Participants in the Restoration Plan, the Directors’ Deferral Plan, and the GSIP (if so provided under the terms of the local country GSIP plan) may provide voting instructions for the shares of BD common stock allocated to their plan accounts. Plan shares for which no voting instructions are received by the plan trustees will be voted in the same proportion as those plan shares for which timely instructions are received.
Proxies representing shares of BD common stock held of record also will serve as proxies for shares held under the Direct Stock Purchase Plan sponsored and administered by Computershare Trust Company, N.A. and any shares of BD common stock allocated to participants’ accounts under the plans mentioned above, if the registrations are the same. Separate mailings will be made for shares not held under the same registrations.
Quorum; required vote
The holders of a majority of the shares entitled to vote at the 2022 Annual Meeting must be present in person or represented by proxy to constitute a quorum.
Directors are elected by a majority of the votes cast at the meeting (Proposal 1). If an incumbent director receives a greater number of votes “against” the director’s election than votes “for” such election, the director must offer to submit his or her resignation and the Board will decide whether to accept the offer to resign in accordance with the process described on page 34 of this proxy statement.
Approval of each of Proposals 2 through 4 requires the affirmative vote of a majority of the votes cast at the meeting. Under New Jersey law, abstentions and shares that brokers do not have the authority to vote in the absence of timely instructions from the beneficial owners will not be counted as votes cast, and, accordingly, will have no effect on the outcome of the vote on these proposals.

2022 Notice of Annual Meeting and Proxy Statement	85

General information
Revocation of proxies or change of instructions
A proxy given by a shareholder of record may be revoked or changed by:
•sending written notice of revocation to the Corporate Secretary of BD at 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880 so that it is received no later than January 24, 2022, or delivering such notice at the meeting, prior to the voting of the proxy,
•delivering a proxy (by one of the methods described above under the heading “How to vote at the meeting or by proxy”) bearing a later date, or
•voting in person by written ballot at the meeting.
Participants in the plans described above may change their voting instructions by timely delivering new voting instructions by one of the methods described above under the heading “How to vote at the meeting or by proxy.”
If you are the beneficial owner of shares held in street name, you may revoke or change your voting instructions in the manner provided by your bank, broker or other nominee, or you may vote in person at the meeting in the manner described above under the heading "How to vote at the meeting or by proxy."
Shareholder proposals or director nominations for 2023 Annual Meeting
Any proposal that a shareholder wishes to submit for inclusion in BD’s proxy materials for BD’s 2023 Annual Meeting pursuant to SEC Rule 14a-8 must be received by BD not later than August 18, 2022.
A shareholder’s notice of nomination of one or more director candidates to be included in BD’s proxy statement and proxy card pursuant to Article II. E of our By-Laws (a “proxy access director nomination”) must be received by BD not earlier than July 19, 2022 and not later than August 18, 2022.
Notice of any other business or director nomination (that is, other than a matter brought pursuant to SEC Rule 14a-8 or a proxy access director nomination) that a shareholder wishes to present for consideration at the 2023 Annual Meeting pursuant to Article II. D. of our By-Laws must be received by BD not earlier than September 27, 2022 and not later than October 27, 2022.
Any proposal or director nomination submitted by a shareholder in connection with the 2023 Annual Meeting must satisfy the applicable information and other requirements specified in BD’s By-Laws, which are available on BD’s website at investors.bd.com/corporate-governance. All proposals and nominations, and all supporting materials required by our By-Laws, must be addressed to: Corporate Secretary, Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880. BD will not consider any proposal or nomination that is not timely delivered or otherwise does not meet the By-Law and SEC requirements for submitting the proposal or nomination.
Other matters
The Board is not aware of any matters to be presented at the 2022 Annual Meeting other than those set forth in the accompanying notice. If any other matters properly come before the meeting (or any adjournment or postponement thereof), the persons named in the proxy card will vote on such matters in their discretion in accordance with their best judgment.
Note About the BD Website
Web links to the BD website throughout this document are provided for convenience only. Please note that information on or accessible through the BD website is not part of, or incorporated by reference into, this proxy statement.

86

Appendix A. Reconciliation of non-GAAP financial measures
Presented below are reconciliations of non-GAAP financial measures discussed in this proxy statement to the comparable GAAP financial measure. All figures below are rounded, and totals may not add due to rounding.
2021 Currency-Neutral Revenue Growth (in millions)

				D=(A-B)/B	E=(A-B-C)/B
	A	B	C	% Change
	2021	2020	FX Impact	Reported	FXN
Total Revenue	$20,248	$17,117	$456	18.3%	15.6%
Less: COVID-only diagnostics	1,956	562	54
Base Revenues (ex-COVID only testing)	18,292	16,555	403	10.5%	8.1%
Adjusted performance used under the PIP
1. 2021 and 2020 Adjusted Earnings Per Share

	2021	2020	Growth	Foreign Currency Translation	Foreign Currency Neutral Growth	Growth %	Foreign Currency Neutral Growth %
Reported Diluted Earnings per Share	$6.85	$2.71	$4.14	$(0.05)	$4.19	152.8%	154.6%
Purchase accounting adjustments ($1.406 billion and $1.356 billion pre-tax, respectively) (1)	4.82	4.80		0.01
Integration costs ($135 million and $214 million pre-tax, respectively) (2)	0.46	0.76		—
Restructuring costs ($50 million and $95 million pre-tax, respectively) (2)	0.17	0.33		—
Separation and related costs ($35 million pre-tax) (3)	0.12	—		—
Transaction gain/loss, product and other litigation-related matters ($272 million and $631 million pre-tax, respectively) (4)	0.93	2.24		—
European regulatory initiative-related costs ($135 million and $106 million pre-tax, respectively) (5)	0.46	0.38		—
Investment gains/losses and asset impairments ($(46) million and $100 million pre-tax, respectively) (6)	(0.16)	0.35		—
Impacts of debt extinguishment ($185 million and $8 million pre-tax, respectively)	0.63	0.03		—
Income tax benefit of special items ($(353) million and $(395) million, respectively)	(1.21)	(1.40)		—
Adjusted Diluted Earnings per Share	$13.08	$10.20	$2.88	$(0.04)	$2.92	28.2%	28.6%
1.Includes amortization and other adjustments related to the purchase accounting for acquisitions impacting identified intangible assets and valuation of fixed assets and debt.
2.Represents amounts associated with integration and restructuring activities resulting from acquisitions, as well as simplification and other cost saving initiatives.

2022 Notice of Annual Meeting and Proxy Statement	A-1

Appendix A. Reconciliation of non-GAAP financial measures
3.Represents costs recorded to Other operating expense, net which were incurred for consulting, legal, tax and other advisory services associated with the planned Diabetes Care Spin-off.
4.The 2021 amount includes gains of $158 million on sale-leaseback transactions. The amounts in 2021 and 2020 include charges to record product liability reserves, including related legal defense costs, of $361 million and $378 million, respectively. The sale-leaseback gains and product liability-related charges were recorded to Other operating expense, net. The amounts in 2021 and 2020 also include charges of $56 million and $244 million, respectively, recorded to Cost of products sold related to the estimate of future product remediation costs.
5.Represents costs required to develop processes and systems to comply with regulations such as the EUMDR and GDPR.
6.The amount in 2021 includes unrealized gains recorded within Other (expense) income, net relating to certain investments. The prior-period amount includes charges recorded in Cost of products sold and Research and development expense to write down the carrying values of certain assets.
2. 2021 Adjusted Currency-Neutral Revenues (in billions)

Reported Revenues – Based Business	$18.85
Adjustment for unbudgeted favorable foreign currency translation	0.24
Adjusted currency-neutral revenues	$18.61

Reported Revenues – BD Veritor	$1.40
Adjustment for unbudgeted favorable foreign currency translation	0.05
Adjusted currency-neutral revenues	$1.35
3. 2021 Free Cash Flow as a Percentage of Sales (in millions)

Reported net cash provided by operating activities	$4,647
Capital expenditures	(1,340)
Free cash flow (reported)	$3,307.00

Integration Costs	135
European Regulatory Initiatives	135
Battery Recall	56
Restructuring Costs, excludes non-cash items	45
Separation and Other Related Costs	35
Brazil Environmental Remediation	6
Pension Settlement	3
Income tax benefit of adjustments	(96)
Non-operating related cost (1)	396
Adjustment for unbudgeted favorable foreign currency translation	75
Additional cash flow adjustments (2)	(243)
Adjusted free cash flow	$3,854
(1)Includes litigation payments, Bard SERP contributions, and various other small adjustments.
(2)Includes capital expenditure underspend compared to budget and working capital timing.

Free cash flow as a % of sales (reported) ($3,307/$20,248)	16.0%
Adjusted currency-neutral free cash flow as a % of sales ($3,854/$19,952)	19.3%

A-2

BD, Franklin Lakes, NJ, 07417, U.S.
201.847.6800
bd.com
BD and the BD Logo are trademarks of Becton, Dickinson and Company.
All other trademarks are the property of their respective owners. © 2020 BD. All rights reserved.

BD

VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Vote Online

Go to **www.envisionreports.com/BDX** or scan the QR code — login details are located below in the shaded title bar.

Vote by Phone

- Within the USA, US territories and Canada, call toll free 1-800-652-VOTE (8683) on a touch tone telephone. There is NO CHARGE to you for the call.
- Outside the USA, US territories and Canada, call 1-781-575-2300 on a touch tone telephone. Standard rates will apply.

LOGIN DETAILS ARE LOCATED BELOW IN THE SHADED TITLE BAR.

Voting instructions submitted by GSIP participants must be received by 12:00 a.m., EST, on January 19, 2022. Voting instructions submitted by all other BD plan participants must be received by 11:59 p.m., EST, on January 20, 2022. All proxies submitted by record holders through the Internet or telephone must be received by 1:00 a.m., EST, on January 25, 2022.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy/Voting Instruction Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

+

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Catherine M. Burzik	☐	☐	☐	05 - Jeffrey W. Henderson	☐	☐	☐	09 - Thomas E. Polen	☐	☐	☐
02 - Carrie L. Byington	☐	☐	☐	06 - Christopher Jones	☐	☐	☐	10 - Claire Pomeroy	☐	☐	☐
03 - R. Andrew Eckert	☐	☐	☐	07 - Marshall O. Larsen	☐	☐	☐	11 - Timothy M. Ring	☐	☐	☐
04 - Claire M. Fraser	☐	☐	☐	08 - David F. Melcher	☐	☐	☐	12 - Bertram L. Scott	☐	☐	☐

1 U P X

+

Dear Shareholder/Plan Participant:

Becton, Dickinson and Company ("BD") encourages you to take advantage of convenient ways by which you can vote or direct the voting of your shares. You can vote your shares 24 hours a day, 7 days a week, using either a touch-tone telephone or through the Internet. Your telephone or Internet vote authorizes the proxies named on the below proxy/voting instruction card in the same manner as if you marked, signed, dated and returned the proxy/voting instruction card. If you choose to vote your shares by telephone or through the Internet, there is no need to mail back your proxy/voting instruction card. To vote your shares electronically, please have this voting form in hand and follow the instructions outlined on the reverse side.

Your vote is important. Thank you for voting.

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/BDX

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy / Voting Instruction Card — BECTON, DICKINSON AND COMPANY

+

Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting on January 25, 2022

The undersigned hereby appoints Thomas E. Polen, Samrat S. Khichi, Christopher J. DelOrefice and Gary DeFazio, and any of them, with full power of substitution, as proxies to attend the Annual Meeting of Shareholders of the Company to be held at 1:00 p.m., EST on Tuesday, January 25, 2022 at The Biltmore Hotel Miami Coral Gables, 1200 Anastasia Avenue, Coral Gables, Florida, and any adjournment or postponement thereof, and to vote all shares of the common stock of the Company which the undersigned is entitled to vote upon each of the matters referred to in this proxy and, in their discretion, upon such other matters as may properly come before the meeting. This does not apply to shares held through Company plans, which are addressed below.

Shares represented by this proxy will be voted as directed by the shareholder. Where no choice is made on the reverse side of this form, the proxies will vote FOR all Director nominees; FOR Proposals 2 and 3, and AGAINST Proposal 4.

For plan participants. This card constitutes voting instructions to the respective trustees for any shares of common stock allocated to the undersigned under the Company's 1996 Directors' Deferral Plan ("DDP"), the Company's Deferred Compensation and Retirement Benefit Restoration Plan ("Restoration Plan") and, when so provided, the Global Share Investment Program ("GSIP"), and also constitutes voting instructions to the respective trustees for a proportionate number of shares of common stock in the DDP, Restoration Plan and GSIP for which voting instructions are not received. To the extent the undersigned has shares of common stock allocated to an account under the 401(k) plan of the Company or of a subsidiary, the undersigned is considered a named fiduciary. As a named fiduciary, this card constitutes instructions to the 401(k) plan trustees as to how to vote those shares. Shares for which no voting instructions are received by the 401(k) plan trustees will be voted in the same proportion as those shares for which timely instructions have been received.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE. If you do not vote by telephone or over the Internet, please sign, date and return this card using the enclosed envelope.

(Items to be voted appear on reverse side.)

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

Meeting Attendance

Mark box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, custodian, or other representative capacity, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

+